Exhibit 10.3
     THE LIEN CREATED BY THIS AGREEMENT ON THE PROPERTY DESCRIBED HEREIN IS JUNIOR AND SUBORDINATE TO THE LIEN ON SUCH PROPERTY CREATED BY ANY SIMILAR INSTRUMENT NOW OR HEREAFTER GRANTED TO THE FIRST PRIORITY REPRESENTATIVE, AND ITS SUCCESSORS AND ASSIGNS, IN SUCH PROPERTY, IN ACCORDANCE WITH THE PROVISIONS OF THAT CERTAIN INTERCREDITOR AGREEMENT DATED AS OF AUGUST 4, 2009 AMONG BANK OF AMERICA, N.A., AS FIRST PRIORITY ADMINISTRATIVE AGENT AND FIRST PRIORITY COLLATERAL AGENT, CREDIT SUISSE, AS SECOND LIEN COLLATERAL AGENT, U.S. BANK NATIONAL ASSOCIATION, AS THIRD LIEN COLLATERAL AGENT AND THE LOAN PARTIES REFERRED TO THEREIN, AS AMENDED FROM TIME TO TIME.

COMMERCIAL VEHICLE GROUP, INC.
as Borrower
the SUBSIDIARY GUARANTORS named herein

LOAN AND SECURITY AGREEMENT
Dated as of August 4, 2009
$16,800,000

CERTAIN FINANCIAL INSTITUTIONS,
as Lenders,
and
CREDIT SUISSE,
as Agent

i

ii

Exhibit A	Note
Exhibit B	Assignment and Acceptance
Exhibit C	Form of Joinder
Exhibit D	Form of Landlord Waiver

iii

LOAN AND SECURITY AGREEMENT
     THIS LOAN AND SECURITY AGREEMENT is dated as of August 4, 2009 (this “Agreement”), among COMMERCIAL VEHICLE GROUP, INC., a Delaware corporation (the “Borrower”), the Subsidiary Guarantors listed on the signature pages hereto from time to time, the financial institutions party to this Agreement from time to time as lenders (collectively, the “Lenders”), and Credit Suisse, solely in its capacity as agent for the Lenders (in such capacity, the “Agent”).
RECITALS
     Borrower has requested that Lenders provide a term loan to Borrower, the Net Cash Proceeds of which shall be applied to pay down the amount outstanding under the Revolving Credit Facility (without permanently reducing the commitment thereunder) and to pay fees and expenses related to this Agreement and the Third Lien Notes. Lenders are willing to provide the term loan on the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:
ARTICLE 1
DEFINITIONS AND INCORPORATION BY REFERENCE
     Section 1.01 Definitions.
     “Accreted Value” means for any specified date, the amount calculated pursuant to (1), (2), or (3) for each $1,000 of principal amount of the Term Loans:
          (1) if the specified date occurs on one or more of the following dates (each such date, other than the Closing Date, a “Quarterly Accrual Date”) the Accreted Value will equal to the amount set forth below for such Quarterly Accrual Date:

Date	Accreted Value
Closing Date	$781.00
September 30, 2009	$792.23
December 31, 2009	$809.08
March 31, 2010	$825.92
June 30, 2010	$842.77
September 30, 2010	$859.62
December 31, 2010	$876.46
March 31, 2011	$893.31
June 30, 2011	$910.15
September 30, 2011	$927.00
December 31, 2011	$943.85

Date	Accreted Value
March 31, 2012	$960.69
June 30, 2012	$977.54
September 30, 2012	$994.38
Maturity Date	$1,000.00
          (2) if the specified date occurs before the first Quarterly Accrual Date, the Accreted Value will equal the sum of
               (a) the Accreted Value of such Term Loans on the Closing Date set forth above and
               (b) an amount equal to the product of (x) the Accreted Value for the first Quarterly Accrual Date less the Accreted Value on the Closing Date multiplied by (y) a fraction, the numerator of which is the number of days from the Closing Date to the specified date, using a 360-day year of twelve 30-day months, and the denominator of which is the number of days from the Closing Date to the first Quarterly Accrual Date, using a 360-day year of twelve 30-day months;
          (3) if the specified date occurs between the two Quarterly Accrual Dates, the Accreted Value will equal to the sum of
               (a) the Accreted Value for the Quarterly Accrual Date immediately preceding such specified date and
               (b) an amount equal to the product of (x) the Accreted Value for the immediately following Quarterly Accrual Date less the Accreted Value for the immediately preceding Quarterly Accrual Date multiplied by (y) a fraction, the numerator of which is the number of days from the immediately preceding Quarter Accrual Date to the specified date, using a 360-day year of twelve 30-day months, the denominator of which is 90.
     “Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition and the definition of “Affiliated Lender”, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of Sections 4.04, 4.06 and 4.07 only, “Affiliate” shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of Borrower or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.
     “Affiliated Lender” means a Lender controlling or controlled by or under direct or indirect common control with another Lender.

     “Affiliate Transaction” has the meaning set forth in Section 4.07.
     “After-Acquired Property” means (a) at any time the First Priority Lien Obligations or the commitments thereunder are outstanding, any property (other than the initial Collateral as of the Closing Date) of Borrower or any Subsidiary Guarantor that secures any First-Priority Lien Obligations and (b) at any time no First Priority Lien Obligations or any commitments thereunder are outstanding, “Collateral” as defined in the Bank of America Credit Agreement or Other Credit Agreement.
     “Agent” has the meaning set forth in the preamble to this Agreement.
     “Agent Action” has the meaning set forth in Section 7.13(b).
     “Agent Indemnitees” means Agent and the Agent-Related Persons.
     “Agent Professionals” means attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Agent.
     “Agent-Related Persons” means the Agent’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of the Agent and the Agent’s Affiliates.
     “Agreement” means this Agreement as amended, restated, supplemented or otherwise modified from time to time.
     “Applicable Law” means all laws (including common law and equitable principles), rules, regulations and governmental guidelines having the force of law and applicable to any Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, local policies, and all provisions of constitutions, treaties, statutes, rules, regulations, orders, ordinance, injunction, writ award or decrees of any Governmental Authorities, in each case having the force of law.
     “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in its ordinary course of activities, and is administered or managed by a Lender, an entity that administers or manages a Lender, or an Affiliate of either.
     “Asset Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by Borrower or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of
(1)	any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than Borrower or a Restricted Subsidiary);

(2)	all or substantially all the assets of any division or line of business of Borrower or any Restricted Subsidiary; or

(3)	any other assets of Borrower or any Restricted Subsidiary outside of the ordinary course of business of Borrower or such Restricted Subsidiary other than, in the case of clauses (1) and (2) above and this clause (3),
(A)	a disposition by a Restricted Subsidiary to Borrower or by Borrower or a Restricted Subsidiary to a Restricted Subsidiary,

(B)	for purposes of Section 4.06 only, a disposition that constitutes a Restricted Payment (or would constitute a Restricted Payment but for the exclusions from the definition thereof (including a Permitted Investment)) permitted by Section 4.04,

(C)	a disposition of assets or Capital Stock with a fair market value of less than $1.0 million,

(D)	a disposition of cash or Temporary Cash Investments,

(E)	the creation of a Lien (but not the sale or other disposition of the property subject to such Lien),

(F)	sales of accounts receivable and related assets of the type specified in the definition of Qualified Receivables Transaction to or by a Receivables Subsidiary for the fair market value thereof or the creation of a Lien on any such accounts receivable or related assets in connection with a Qualified Receivables Transaction,

(G)	any exchange of like property pursuant to Section 1031 of the Code for use in a Related Business,

(H)	any sale, transfer or other disposition of defaulted receivables for collection, and

(I)	a disposition of assets that are worn out, obsolete or damaged or no longer used in the business of Borrower or any Restricted Subsidiary, as the case may be, in the ordinary course of business.
     “Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Third Lien Notes compounded semi-annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation”.
     “Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by (2) the sum of all such payments.
     “Bank of America Credit Agreement” means the Loan and Security Agreement, dated as of January 7, 2009, by and among Borrower, certain of its Subsidiaries, the lenders referred to therein, Bank of America, N.A., as agent, as the same may be amended, supplemented, amended and restated or otherwise modified from time to time.
     “Bankruptcy Law” means Title 11, United States Code, or any similar Federal or state law for the relief of debtors.
     “Board of Directors” means the Board of Directors of Borrower or any committee thereof duly authorized to act on behalf of such Board.
     “Board of Governors” means the Board of Governors of the Federal Reserve System.
     “Borrowed Money” means with respect to any Obligor, without duplication, its (a) Indebtedness that (i) arises from the lending of money by any Person to such Obligor (other than trade payables and accrued expenses in the ordinary course of business), (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the ordinary course of business), or (iv) was issued or assumed as full or partial payment for Property; (b) Capital Lease Obligations; (c) reimbursement obligations with respect to letters of credit; and (d) guaranties of any Indebtedness of the foregoing types owing by another Person.
     “Business Day” means each day which is not a Legal Holiday.
     “Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the maturity date thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of Section 4.10, a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.
     “Capital Stock” of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.
     “CERCLA”: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).
     “Change of Control” means the occurrence of any of the following events:
(1)	any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of Borrower;

(2)	individuals who on the Closing Date constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of Borrower was approved by a vote of a majority of the directors of Borrower then still in office who were either directors on the Reference Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office;

(3)	the adoption of a plan relating to the liquidation or dissolution of Borrower;

(4)	the merger or consolidation of Borrower with or into another Person or the merger of another Person with or into Borrower, or the sale of all or substantially all the assets of Borrower (determined on a consolidated basis) to another Person other than a transaction following which (a) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of Borrower immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and substantially the same proportion as before the transaction and (b) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the Obligations and a Subsidiary of the transferor of such assets; or

(5)	a “Change of Control” under the 8% Senior Notes due 2013 or the Third Lien Notes or any similar definition or concept in any Refinancing Indebtedness thereof.
     “Claims” means all liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and expenses and Extraordinary Expenses) at any time (including after Full Payment of the Obligations, termination of this Agreement, resignation or replacement of Agent, or replacement of any Lender) imposed on, incurred by or asserted against any Indemnitee in any way relating to (a) any Term Loans, Loan Documents, or the use thereof or transactions relating thereto, (b) any action taken or omitted to be taken by any Indemnitee in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) the exercise of any rights or remedies under any Loan Documents or Applicable Law, and/or (e) the failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

     “Closing Date” means August 4, 2009.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Collateral” means all Property described hereunder and in the Security Documents as security for any Obligations; provided, that, in no event shall the term “Collateral” include any Excluded Collateral.
     “Consolidated Coverage Ratio” as of any date of determination means the ratio of:
(1)	the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters prior to the date of such determination for which financial statements are available to

(2)	Consolidated Interest Expense for such four fiscal quarters; provided, however, that
(A)	if Borrower or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness Incurred for working capital purposes under any Revolving Credit Facility outstanding on the date of such calculation will be deemed to be (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of the creation of such facility to the date of such calculation),

(B)	if Borrower or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred for working capital purposes under any Revolving Credit Facility) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if Borrower or such Restricted Subsidiary had not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness,

(C)	if since the beginning of such period Borrower or any Restricted Subsidiary shall have made any Asset Disposition (including any sale,

lease, transfer or other disposition that would constitute an Asset Disposition but for the exclusions contained in clauses (C) and (G) of the definition thereof), EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of Borrower or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to Borrower and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold and such sale is permitted under Section 4.06 and Section 4.14 hereof, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent Borrower and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale),

(D)	if since the beginning of such period Borrower or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition had occurred on the first day of such period,

(E)	if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into Borrower or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition (including any sale, lease, transfer or other disposition that would constitute an Asset Disposition but for the exclusions contained in clauses (C) and (G) of the definition thereof), any Investment or acquisition of assets that would have required an adjustment pursuant to clause (C) or (D) above if made by Borrower or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition had occurred on the first day of such period,

(F)	if since the beginning of such period any Person was designated as an Unrestricted Subsidiary or redesignated as, or otherwise became, a Restricted Subsidiary, EBITDA and Consolidated Interest Expense shall be calculated on a pro forma basis as if such event had occurred on the first day of such period, and

(G)	if, since the beginning of such period, Borrower has classified any of its businesses as discontinued operations, EBITDA and Consolidated Interest Expense shall be calculated on a pro forma basis as to exclude the impact of such discontinued operations on or after the date such operations are classified as discontinued.
     For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of Borrower (and shall include any applicable Pro Forma Cost Savings). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness is Incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation to the extent that such Indebtedness was Incurred solely for working capital purposes.
     “Consolidated Interest Expense” means, for any period, the total interest expense of Borrower and its consolidated Restricted Subsidiaries (but excluding any loss on early extinguishment of Indebtedness), plus, to the extent not included in such total interest expense, and to the extent incurred by Borrower or its Restricted Subsidiaries, without duplication,
(1)	interest expense attributable to Capital Lease Obligations;

(2)	amortization of debt discount and debt issuance cost;

(3)	capitalized interest;

(4)	non-cash interest expense;

(5)	commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(6)	net payments pursuant to Hedging Obligations relating to Interest Rate Agreements; provided, however, that any net receipts pursuant to such Hedging Obligations shall be included as a reduction of interest expense;

(7)	dividends accrued in respect of all Disqualified Stock of Borrower and all Preferred Stock of any Restricted Subsidiary, in each case held by Persons other than Borrower or a Restricted Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of Borrower); provided, however, that such dividends will be multiplied by a fraction the numerator of which is one and the denominator of which is one minus the effective combined tax rate of the issuer of such Preferred Stock (expressed as a decimal) for such period (as estimated by the chief financial officer of Borrower in good faith);

(8)	interest incurred in connection with Investments in discontinued operations;

(9)	interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) Borrower or any Restricted Subsidiary; and

(10)	the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than Borrower) in connection with Indebtedness Incurred by such plan or trust.
     “Consolidated Net Income” means, for any period, the net income of Borrower and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:
(1)	any net income of any Person (other than Borrower) if such Person is not a Restricted Subsidiary, except that, subject to the exclusion contained in clause (4) below, Borrower’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to Borrower or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below);

(2)	any net income (or loss) of any Person acquired by Borrower or a Subsidiary in a pooling of interests transaction (or any transaction accounted for in a manner similar to a pooling of interests) for any period prior to the date of such acquisition;

(3)	any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to Borrower, except that
(A)	subject to the exclusion contained in clause (4) below, Borrower’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to Borrower or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

(B)	Borrower’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;
(4)	any gain (or loss) realized upon the sale or other disposition of any assets of Borrower, its consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which are not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(5)	extraordinary gains or losses;

(6)	the cumulative effect of a change in accounting principles;

(7)	any non-cash goodwill impairment charges or other intangible asset impairment charges incurred subsequent to the date of this Agreement resulting from the application of SFAS No. 142 or any other non-cash asset impairment charges incurred subsequent to the date of this Agreement resulting from the application of SFAS No. 144;

(8)	any non-recurring costs and expenses incurred in connection with any acquisition of, or Investment in, a Person in a Related Business;

(9)	any non-cash compensation charges, including any such charges arising from stock options, restricted stock grants or other equity-incentive programs;

(10)	any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on the disposition of discontinued operations;

(11)	any inventory purchase accounting adjustments made as a result of any acquisition of a Person in a Related Business;

(12)	any unrealized gain or loss resulting from the application of SFAS No. 133 with respect to Hedging Obligations; and

(13)	any non-cash gain or loss attributable to the early extinguishment of Indebtedness, in each case, for such period.
     “Copyright Security Agreement” means that certain Copyright Security Agreement, dated as of the date hereof, among the Borrower, the Subsidiary Guarantors party thereto, and Credit Suisse, as Collateral Agent.
     “CWA”: the Clean Water Act (33 U.S.C. §§ 1251 et seq.).
     “Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values.

     “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.
     “Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.
     “Default Rate” has the meaning set forth in Section 2.06.
     “Designated Non-cash Consideration” means the fair market value of non-cash consideration received by Borrower or any Restricted Subsidiary in connection with an Asset Disposition that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, or, in the case of Designated Non-cash Consideration with a fair market value of $5.0 million or greater, pursuant to a resolution of the Board of Directors, in each case, setting forth the basis of such valuation.
     “Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:
(1)	matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(2)	is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

(3)	is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part, in each case on or prior to the 180th day after the Maturity Date of the Term Loans; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the first anniversary of the Maturity Date of the Term Loans shall not constitute Disqualified Stock if (A) the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Term Loans in Sections 4.06 and 4.09 of this Agreement and (B) any such requirement only becomes operative after compliance with such terms applicable to the Term Loans, including the prepayments of any Term Loan.
     The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to this Agreement; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person. Borrower may designate, in an Officers’ Certificate delivered to

Agent at the time of issuance, any Preferred Stock of Borrower or any Restricted Subsidiary that would not otherwise be “Disqualified Stock” to be Disqualified Stock for all purpose under this Agreement.
     “Dominion Account” means a special account established by Borrower at Bank of America or another bank acceptable to Agent (or the First Priority Representative, as applicable), over which Agent has control (as defined in the UCC) pursuant to an agreement (in form and substance reasonably satisfactory to Agent; it being understood that such agreement, as it exists as of the Closing Date, is satisfactory to Agent) from such bank establishing Agent’s control over and Lien in such account.
     “EBITDA” for any period means the sum of Consolidated Net Income, plus the following to the extent deducted in calculating such Consolidated Net Income:
(1)	all income tax expense of Borrower and its consolidated Restricted Subsidiaries;

(2)	Consolidated Interest Expense;

(3)	depreciation and amortization expense of Borrower and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid item that was paid in cash in a prior period); and

(4)	all other non-cash charges of Borrower and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period), less all non-cash items of income of Borrower and its consolidated Restricted Subsidiaries (other than accruals of revenue by Borrower and its consolidated Restricted Subsidiaries in the ordinary course of business and other than reversals (to the extent made without any payment in cash) of accruals or reserves previously excluded from EBITDA);
in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income or loss of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to Borrower by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.
     “Eligible Assignee” means a Person (other than an individual) that is (a) a Lender, U.S.-based Affiliate of a Lender or Approved Fund; (b) any other Person approved by Agent in its discretion (which consent may not be unreasonably withheld or delayed) other than competitors of the Borrower or any of its Subsidiaries and other Persons identified in writing by the Borrower to the Agent on or prior to the Closing Date.

     “Enforcement Action” means any action to enforce any Obligations or Loan Documents or to realize upon any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, or otherwise).
     “Environmental Laws”: all Applicable Laws (including all programs, local policies, permits and guidance promulgated by regulatory agencies), relating to public health (with respect to exposure to hazardous substances or wastes, but excluding occupational safety and health, to the extent regulated by OSHA) or the protection or pollution of the environment, including CERCLA, RCRA and CWA, or to the conditions of the workplace, or any emission or substance capable of causing harm to any living organism or the environment.
     “Environmental Notice” means a notice from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.
     “Environmental Release” means a release as defined in CERCLA or under any other Environmental Law.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
     “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Obligor or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) any Obligor or ERISA Affiliate fails to meet any funding obligations with respect to any Pension Plan or Multiemployer Plan, or requests a minimum funding waiver; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or ERISA Affiliate.
     “Event of Default” has the meaning set forth in Section 6.01.
     “Excess Interest” has the meaning set forth in Section 2.07.

     “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
     “Excluded Collateral” has the meaning set forth in Section 8.01.
     “Extraordinary Expenses” means all fees, costs, expenses or advances that Agent may incur during a Default or an Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) subject to Section 11.02, any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent’s Liens with respect to any Collateral), Loan Documents or Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; and (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations. Such fees, costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.
     “Fair Saleable Value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase on a going concern basis.
     “First Lien EBITDA” has the meaning of the term “EBITDA” as defined in the Bank of America Credit Agreement as in effect on the date hereof or as such term may be amended in the Bank of America Credit Agreement hereafter with the consent of the Requisite Lenders.
     “First Lien Loan Documents” means the “Loan Documents” as defined in the Bank of America Credit Agreement or any similar definition in any other agreement evidencing First-Priority Lien Obligations.
     “First Lien Intercreditor Agreement” means the Intercreditor Agreement, dated on or about the date hereof, by and among Borrower, the Subsidiary Guarantors party thereto from time to time, the First Priority Representative, Agent and the Third Lien Collateral Agent.
     “First Priority Representative” has the meaning set forth in the First Lien Intercreditor Agreement.
     “First-Priority Lien Obligations” means (i) all Indebtedness of Borrower and the Subsidiaries Incurred under Section 4.03(b)(1), (ii) all other obligations (not constituting Indebtedness) of Borrower and the Subsidiary Guarantors under an Other Credit Agreement and (iii) all other obligations of Borrower and the Subsidiary Guarantors in respect of Hedging

Obligations or obligations in respect of cash management services in connection with Indebtedness described in clause (i) or obligations described in clause (ii).
     “First-Tier Foreign Subsidiary” has the meaning set forth in Section 8.01.
     “Fiscal Month” means each fiscal month of Borrower and Subsidiaries for accounting and tax purposes.
     “Fiscal Quarter” means each period of three Fiscal Months, commencing on the first day of a Fiscal Year.
     “Fiscal Year” means the fiscal year of Borrower and Subsidiaries for accounting and tax purposes, ending on or about December 31 of each year.
     “Fixed Charge Coverage Ratio” has the meaning of the term “Fixed Charge Coverage Ratio” as defined in the Bank of America Credit Agreement as in effect on the date hereof or as such term may be amended in the Bank of America Credit Agreement hereafter with the consent of the Requisite Lenders.
     “FLSA” means the Fair Labor Standards Act of 1938.
     “Foreign Cash Investments” means any Investment rated P-1 or A-1 or better by Moody’s or Standard & Poor’s, respectively, (i) in direct obligations issued by, or guaranteed by, the government of a country that is a member of the Organization for Economic Cooperation and Development (the “OECD”) or any agency or instrumentality thereof, provided that such obligations mature within 180 days of the date of acquisition thereof, and (ii) in time deposits or negotiable certificates of deposit or money market securities issued by any commercial banking institution that is a member of an applicable central bank of a country that is a member of the OECD having surplus of at least $50.0 million in the aggregate at all times, payable on demand or maturing within 180 days of the acquisition thereof; provided, however, that such time deposits, negotiable certificates of deposit and money market securities are permitted under the Other Credit Agreement.
     “Foreign Lender” has the meaning set forth in Section 2.14(c).
     “Foreign Plan” means any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Obligor or Subsidiary.
     “Foreign Subsidiary” means any Restricted Subsidiary of Borrower that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.
     “Full Payment” means with respect to any Obligations (other than contingent obligations not then due and owing or for which no claim has been made), the full cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding).

     “GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including those set forth in
(1)	the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2)	statements and pronouncements of the Financial Accounting Standards Board;

(3)	such other statements by such other entity as approved by a significant segment of the accounting profession; and

(4)	the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC. All ratios and computations based on GAAP contained in this Agreement shall be computed in conformity with GAAP.
     “Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.
     “Governmental Authority” means any federal, state, municipal, foreign or other governmental department, agency, commission, board, bureau, court, tribunal, instrumentality, political subdivision, local authority, council, regulatory body or other entity or officer exercising executive, legislative, judicial, regulatory or administrative functions for or pertaining to any government or court, in each case whether associated with the United States, a state, district or territory thereof, the United Kingdom, or a territory thereof or a foreign entity or government.
     “Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person
(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2)	entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);
provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” shall mean any Person Guaranteeing any obligation.

     “Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.
     “Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with Section 4.03:
(1)	amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

(2)	the payment of interest in the form of additional Indebtedness of the same instrument or the payment of dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms;

(3)	the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or the making of a mandatory offer to purchase such Indebtedness; and

(4)	changes in the principal amount of any Indebtedness that is denominated in a currency other than U.S. dollars solely as a result of fluctuations in exchange rates or currency values will not be deemed to be the Incurrence of Indebtedness.
     “Indebtedness” means, with respect to any Person on any date of determination (without duplication):
(1)	the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(2)	all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

(3)	all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding any accounts payable or other liability to trade creditors arising in the ordinary course of business);

(4)	all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

(5)	the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Subsidiary of such Person, the principal amount of such Preferred Stock to be determined in accordance with this Agreement (but excluding, in each case, any accrued dividends);

(6)	all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(7)	all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the fair market value of such property or assets and the amount of the obligation so secured; and

(8)	to the extent not otherwise included in this definition, Hedging Obligations of such Person.
Notwithstanding the foregoing, in connection with the purchase by Borrower or any Restricted Subsidiary of any business, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter.
     The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.
     The amount of Indebtedness represented by a Hedging Obligation shall be equal to:
(1)	zero if such Hedging Obligation has been Incurred pursuant to Section 4.03(b)(7), or

(2)	the termination value of such Hedging Obligation if not Incurred pursuant to Section 4.03(b)(7).
     “Indemnitees” means Agent Indemnitees and Lender Indemnitees.

     “Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of Borrower.
     “Insolvency Act” means the United Kingdom Insolvency Act 1986, or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect.
     “Insolvency Proceeding” means any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Law, the Insolvency Act or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian or similar officer for such Person or any part of its Property; or (c) a general assignment or trust mortgage for the benefit of creditors.
     “Intellectual Property” means all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, design rights, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.
     “Intellectual Property Claim” means any claim or assertion (whether in writing, by suit or otherwise) that the Borrower’s or Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.
     “Intercreditor Agreements” means, collectively, the First Lien Intercreditor Agreement and the Second Lien Intercreditor Agreement.
     “Interest Payment Date” has the meaning set forth in Section 2.05.
     “Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to manage, hedge or protect against fluctuations in interest rates.
     “Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. If Borrower or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by Borrower or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time. The acquisition by Borrower or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by Borrower or such Restricted Subsidiary in such third Person at such time. Except as otherwise provided for herein, the amount of an Investment shall be its fair market value at the time the Investment is made and without giving effect to subsequent changes in value.
     For purposes of the definition of “Unrestricted Subsidiary”, the definition of “Restricted Payment” and Section 4.04,
(1)	“Investment” shall include the portion (proportionate to Borrower’s equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) Borrower’s “Investment” in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to Borrower’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.
     “Junior Financing” means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Closing Date or thereafter Incurred) that (a) is subordinate or junior in right of payment to the Term Loans or a Subsidiary Guaranty of such Person, as the case may be, pursuant to a written agreement to that effect and/or (b) constitutes Senior Indebtedness that is unsecured or secured by a Lien that is subordinate or junior to the Lien securing the Term Loans or a Subsidiary Guaranty of such Person, as the case may be, pursuant to a written agreement to that effect.
     “Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law, governmental decree or executive order to be closed.
     “Lender Group” means, individually and collectively, each of the Lenders and Agent.
     “Lender Indemnitees” means Lenders and their officers, directors, employees, Affiliates, agents and attorneys.
     “Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.
     “Licensor” means any Person from whom an Obligor obtains the right to use any Intellectual Property.
     “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

     “Lien Waiver” means an agreement, in form and substance reasonably satisfactory to Agent, by which (a) for any Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Agent, and agrees to deliver the Collateral to Agent promptly following request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Agent promptly following request; and (d) for any Collateral subject to a Licensor’s Intellectual Property rights, the Licensor grants to Agent the right, vis-à-vis such Licensor, to enforce Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.
     “Loan Documents” means this Agreement, Other Agreements and Security Documents.
     “Margin Stock” has the meaning set forth in Regulation U of the Board of Governors.
     “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
     “Material Adverse Effect” means the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or could be reasonably expected to have a material adverse effect on the business, operations, Properties or financial condition of the Obligors, taken as a whole, on the value of a material portion of the Collateral, on the enforceability of the Loan Documents, or on the validity or priority of Agent’s Liens on the Collateral; (b) materially impairs the ability of any Obligor to perform any obligations under the Loan Documents, including repayment of any Obligations; or (c) otherwise impairs the ability of Agent or any Lender to enforce or collect any Obligations or to realize upon any Collateral.
     “Material Contract” means any agreement or arrangement to which an Obligor is party (other than the Loan Documents) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect.
     “Maturity Date” means, November 1, 2012.
     “Maximum Rate” has the meaning set forth in Section 2.07.
     “Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.
     “Mortgage” means each mortgage, fixed charge, deed of trust or deed to secure debt pursuant to which an Obligor grants to Agent, for the benefit of the Lender Group, a Lien upon the Real Estate owned by such Obligor, as security for the Obligations.

     “Net Available Cash” from an Asset Disposition or casualty or condemnation means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of
(1)	all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition, casualty or condemnation;

(2)	all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, casualty or condemnation (including the prepayment of the First-Priority Lien Obligations with a permanent reduction of the commitment thereunder, but excluding the Third -Priority Lien Obligations), in each case in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition, casualty or condemnation;

(3)	all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition, casualty or condemnation;

(4)	the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition or casualty or condemnation and retained by Borrower or any Restricted Subsidiary after such Asset Disposition, casualty or condemnation; and

(5)	any portion of the purchase price from an Asset Disposition or casualty or condemnation placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition, casualty or condemnation or otherwise in connection with that Asset Disposition, casualty or condemnation; provided, however, that upon the termination of that escrow, Net Available Cash will be increased by any portion of funds in the escrow that are released to Borrower or any Restricted Subsidiary.
     “Net Cash Proceeds”, with respect to any issuance or sale of Capital Stock or Indebtedness, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.
     “Note” or “Notes” means one or more of the promissory notes of Borrower substantially in the form of Exhibit A, or any combination thereof.
     “Obligations” means all (a) principal of and premium on the Term Loans, (b) interest, expenses, fees and all other sums payable by Obligors under the Loan Documents, including the fees, expenses of Agent and Agent-Related Persons, (c) obligations of Obligors under any indemnity for Claims, (d) Extraordinary Expenses, and (e) other Indebtedness, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, whether now existing or hereafter arising, whether or not evidenced by a note or other writing, whether or not allowed in any Insolvency Proceeding, whether or not arising from an extension of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.
     “Obligor” means each of Borrower, Subsidiary Guarantor or any other Person that is liable for payment of any Obligations or that has granted a Lien in favor of Agent on its assets to secure any Obligations.
     “Officer” means the Chairman of the Board, the President, Chief Executive Officer, Chief Financial Officer, Managing Director, any Vice President, any financial officer, the Treasurer, Controller, Director of Finance, the Secretary or any Assistant Secretary of Borrower or, if the context requires, an Obligor.
     “Officers’ Certificate” means a certificate signed by an Officer.
     “Organic Documents” means with respect to any Person, as applicable, its charter, certificate or articles of incorporation, bylaws, articles of organization, articles of association, memorandum, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.
     “Original Issue Discount” has the meaning set forth in Section 2.01.
     “OSHA”: the Occupational Safety and Act of 1970.
     “Other Agreement” means each Note, Lien Waiver, Related Real Estate Document, compliance certificate, financial statement or report delivered hereunder; or other document or agreement (other than this Agreement or a Security Document), now or hereafter delivered by an Obligor or other Person (providing that an Obligor is also party to thereto) to Agent or a Lender in connection with any transactions relating hereto.
     “Other Credit Agreement” means the Bank of America Credit Agreement, together with the related documents thereto (including any term loans and revolving loans thereunder, any guarantees and security documents), as amended, extended, renewed, replaced, restated, supplemented or otherwise modified or Refinanced (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions and whether by the same or any other lender or group of lenders) from time to time (including by adding Subsidiaries of Borrower as additional borrower or Guarantors thereunder), or a successor credit agreement or any other credit agreement or any other agreement (excluding this Agreement) (and related documents) governing any Indebtedness (including one or more debt facilities, receivables financing facilities or commercial paper facilities or indentures with banks or other lenders or a trustee providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or issuances of debt securities to institutional investors, or one or more Sale/Leaseback Transactions with counterparties thereto).
     “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.
     “Participant” has the meaning set forth in Section 10.02(a).
     “Patent Security Agreement” means that certain Patent Security Agreement, dated as of the date hereof, among the Borrower, the Subsidiary Guarantors party thereto and Credit Suisse, as Collateral Agent.
     “Payment Item” means each check, draft or other item of payment payable to an Obligor, including those constituting proceeds of any Collateral.
     “Pledge Agreement” means each pledge agreement executed by an Obligor in favor of Agent.
     “PBGC” means the Pension Benefit Guaranty Corporation.
     “Pension Plan” means any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.
     “Permitted Asset Disposition” means an Asset Disposition permitted under Section 4.06.
     “Permitted Investment” means an Investment by Borrower or any Restricted Subsidiary in
(1)	Borrower, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

(2)	another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, Borrower or a Restricted Subsidiary; provided, however, that such Person’s primary business is a Related Business;

(3)	cash and Temporary Cash Investments;

(4)	receivables owing to Borrower or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as Borrower or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)	payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)	loans or advances to employees made in the ordinary course of business consistent with past practices of Borrower or such Restricted Subsidiary and not exceeding $2.0 million in the aggregate outstanding at any one time;

(7)	stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to Borrower or any Restricted Subsidiary or in satisfaction of judgments or settlements, compromises or resolutions of litigation, arbitration or other disputes;

(8)	any Person to the extent such Investment represents the non-cash portion of the consideration received for (i) an Asset Disposition as permitted pursuant to Section 4.06 or (ii) a disposition of assets not constituting an Asset Disposition;

(9)	any Person where such Investment was acquired by Borrower or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by Borrower or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(10)	any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by Borrower or any Restricted Subsidiary;

(11)	any Person to the extent such Investments consist of Hedging Obligations otherwise permitted under Section 4.03;

(12)	any Person to the extent such Investment exists on the Closing Date, and any extension, modification or renewal of any such Investments existing on the Closing Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Closing Date);

(13)	Persons to the extent such Investments, when taken together with all other Investments made pursuant to this clause (13) and outstanding on the date such Investment is made, do not exceed $1.0 million;

(14)	Investments resulting from the acquisition of a Person that at the time of such acquisition held instruments constituting Investments that were not acquired in contemplation of the acquisition of such Person;

(15)	any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Transaction or any related Indebtedness; and

(16)	Guarantees issued in accordance with Section 4.03.
     “Permitted Liens” means, with respect to any Person,
(1)	pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2)	Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by Borrower in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by Borrower or any Restricted Subsidiary to provide collateral to the depository institution;

(3)	Liens for property taxes not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(4)	Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(5)	minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such

Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)	Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person so long as such Indebtedness is permitted to be Incurred under this Agreement; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(7)	Liens to secure Indebtedness Incurred pursuant to Section 4.03(b)(1) or Section 4.03(b)(16);

(8)	Liens (A) existing on the Closing Date (other than Liens securing obligations under the Other Credit Agreement or this Agreement) including Liens securing Third-Priority Lien Obligations and (B) granted pursuant to the terms of the Third Lien Note Documents and the Security Documents, as in effect on the Closing Date;

(9)	Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(10)	Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(11)	Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Restricted Subsidiary of such Person;

(12)	Liens securing Hedging Obligations pursuant to any Interest Rate Agreement so long as such Hedging Obligations are permitted to be Incurred under this Agreement and Liens securing Hedging Obligations pursuant to any Currency Agreement entered into with a lender under the Other Credit Agreement;

(13)	Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clause

(6), (8), (9) or (10); provided, however, that (A) such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to such property or proceeds or distributions thereof) and (B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (6), (8), (9) or (10) at the time the original Lien became a Permitted Lien and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(14)	[Reserved];

(15)	Liens on accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” Incurred in connection with a Qualified Receivables Transaction, provided that any Indebtedness of a Receivables Subsidiary secured by such Liens was incurred pursuant to Section 4.03(b)(12);

(16)	Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(17)	Liens imposed pursuant to licenses, sublicenses, leases and subleases (including landlords’ Liens) which do not materially interfere with the ordinary conduct of the business of Borrower or any of its Restricted Subsidiaries;

(18)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by Borrower and its Restricted Subsidiaries in the ordinary course of business;

(19)	Liens securing obligations owing to and held solely by Borrower or any Subsidiary Guarantor or Liens on assets of a Restricted Subsidiary that is not a Subsidiary Guarantor securing obligations owing to and held solely by another Restricted Subsidiary that is not a Subsidiary Guarantor;

(20)	judgment Liens (where the judgment does not constitute an Event of Default), so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(21)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(22)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(23)	[Reserved];

(24)	Liens Incurred to secure cash management services in the ordinary course of business; and

(25)	Liens securing the Term Loans, the Subsidiary Guaranties, amortization of debt discount in respect thereof, and all other Obligations under the Loan Documents.
Notwithstanding the foregoing, “Permitted Liens” will not include any Lien described in clause (6), (9) or (10) above to the extent such Lien applies to any Property acquired directly or indirectly from Net Available Cash pursuant to Section 2.11. For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.
     “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
     “Plan” means any employee benefit plan (as such term is defined in Section 3(3) of ERISA) established by an Obligor or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, an ERISA Affiliate.
     “Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.
     “Pro Forma Cost Savings” means cost savings that Borrower reasonably determines are probable based upon specifically identified actions to be taken within six months of the date of an acquisition (net of any reduction in EBITDA as a result of such cost savings that Borrower reasonably determines are probable); provided, however, that Borrower’s chief financial officer and chief accounting officer shall have certified in an Officers’ Certificate delivered to Agent the specific actions to be taken, the cost savings to be achieved from each such action, that such savings have been determined to be probable and the amount, if any, of any reduction in EBITDA in connection therewith. Where specifically provided by this Agreement, Borrower shall give pro forma effect to such Pro Forma Cost Savings as if they had been effected as of the beginning of the applicable period.
     “Pro Rata Share” means, with respect to a Lender’s right to receive payments of interest and principal with respect to the Term Loans, the percentage obtained by dividing (i) the outstanding principal amount of the Term Loans made by or assigned to such Lender by (ii) the total outstanding principal amount of the Term Loans, in each case as the applicable percentages may be adjusted by assignments permitted pursuant to Section 10.01. The Pro Rata Shares of each Lender as of the Closing Date are set forth on Schedule 2.01 hereto.

     “Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
     “Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by Borrower or any Restricted Subsidiary pursuant to which Borrower or any Restricted Subsidiary may sell, convey or otherwise transfer to (1) a Receivables Subsidiary (in the case of a transfer by Borrower or any Restricted Subsidiary) and (2) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of Borrower or any Restricted Subsidiary, and any assets related thereto, including all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets that are customarily transferred, or in respect of which security interest are customarily granted, in connection with asset securitization transactions involving accounts receivable.
     “RCRA”: the Resource Conservation and Recovery Act (42 U.S.C. §§  6991-6991i).
     “Real Estate” means all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.
     “Receivables Subsidiary” means any Person formed for the purpose of engaging in a Qualified Receivables Transaction with Borrower or a Restricted Subsidiary that engages in no activities other than in connection with the financing of accounts receivable and that is designated by the Board of Directors of Borrower (as provided below) as a Receivables Subsidiary and (1) has no Indebtedness or other obligations (contingent or otherwise) that (a) are guaranteed by Borrower or any Restricted Subsidiary, other than contingent liabilities pursuant to Standard Securitization Undertakings, (b) are recourse to or obligate Borrower or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings or (c) subjects any property or asset of Borrower or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings; (2) has no contract, agreement, arrangement or undertaking (except in connection with a Qualified Receivables Transaction) with Borrower or its Restricted Subsidiaries other than on terms no less favorable to Borrower or such Restricted Subsidiaries than those that might be obtained at the time from Persons that are not Affiliates of Borrower, other than fees payable in the ordinary course of business in connection with servicing accounts receivable; and (3) neither Borrower nor any Restricted Subsidiary has any obligation to maintain or preserve the Receivables Subsidiary’s financial condition or cause the Receivables Subsidiary to achieve certain levels of operating results.
     Any such designation by the Board of Directors of Borrower shall be evidenced to Agent by filing with Agent a certified copy of the resolution of the Board of Directors of Borrower giving effect to such designation and an Officers’ Certificate certifying, to the best of such officers’ knowledge and belief after consulting with counsel, that such designation complied with the foregoing conditions.
     “Reference Date” means July 6, 2005.

     “Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, purchase, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.
     “Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of Borrower or any Restricted Subsidiary existing on the Closing Date or Incurred in compliance with this Agreement, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:
(1)	(a) if the maturity date of the Indebtedness being Refinanced is earlier than the Maturity Date of the Term Loans, the Refinancing Indebtedness has a maturity date no earlier than the maturity date of the Indebtedness being Refinanced or (b) if the maturity date of the Indebtedness being Refinanced is later than the Maturity Date of the Term Loans, the Refinancing Indebtedness has a maturity date at least 91 days later than the Maturity Date of the Term Loans;

(2)	such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced;

(3)	such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; and

(4)	if the Indebtedness being Refinanced is subordinated to the Term Loans in right of payment and/or priority of Liens on the Collateral, such Refinancing Indebtedness is subordinated to the Term Loans in right of payment or priority of Liens on the Collateral at least to the same extent as the Indebtedness being Refinanced;
provided further, however, that Refinancing Indebtedness shall not include Indebtedness of a Subsidiary that Refinances Indebtedness of Borrower or Indebtedness of Borrower or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.
     “Related Business” means any business in which Borrower or any of the Restricted Subsidiaries was engaged on the Closing Date and any business related, ancillary or complementary to such business.
     “Related Real Estate Documents” means with respect to any Real Estate subject to a Mortgage, the following, in form and substance satisfactory reasonably to Agent: (a) a mortgagee title policy (or binder therefor) covering Agent’s interest under the Mortgage, in a form and amount and by an insurer acceptable to Agent, which must be fully paid on such effective date; (b) such assignments of leases, estoppel letters, attornment agreements, consents, waivers and releases as Agent may request with respect to other Persons having an interest in the Real Estate; (c) a current, as-built survey of the Real Estate, containing a metes-and-bounds property description and flood plain certification, and certified by a licensed surveyor reasonably acceptable to Agent; (d) flood insurance in an amount, with endorsements and by an insurer reasonably acceptable to Agent, if the Real Estate is within a flood plain; (e) a current appraisal of the Real Estate, prepared by an appraiser acceptable to Agent, and in form and substance satisfactory to Requisite Lenders; (f) if available, an environmental assessment, prepared by environmental engineers acceptable to Agent, and accompanied by such reports, certificates, studies or data as Agent (acting at the direction of the Requisite Lenders) may reasonably request, which shall all be in form and substance satisfactory to Requisite Lenders; and (g) an environmental agreement and such other documents, instruments or agreements as Agent (acting act the direction of the Requisite Lenders) may reasonably request with respect to any environmental risks regarding the Real Estate. In no event shall Agent have any duty, liability or obligation to review any Related Real Estate Document or to request any Related Real Estate Document (other than pursuant to a direction of the Requisite Lenders).
     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
     “Requisite Lenders” means (i) in the event that Lenders consist solely of two groups of Affiliated Lenders, Lenders holding sixty five percent (65%) or more of the aggregate outstanding principal balance of the Term Loans, (ii) otherwise Lenders holding fifty one and 1/10 percent (50.1%) or more of the aggregate outstanding principal balance of the Term Loans.
     “Restricted Payment” with respect to any Person means
(1)	the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than (A) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock), (B) dividends or distributions payable solely to Borrower or a Restricted Subsidiary and (C) pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

(2)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Capital Stock of Borrower held by any Person (other than by a Restricted Subsidiary) or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of Borrower (other than by a Restricted Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of Borrower that is not Disqualified Stock);

(3)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Junior Financing of Borrower or any Subsidiary Guarantor (other than (A) from Borrower or a Restricted Subsidiary or (B) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Junior Financing purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in the case of clause (B) due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(4)	the making of any Investment (other than a Permitted Investment) in any Person.
     “Restricted Subsidiary” means any Subsidiary of Borrower that is not an Unrestricted Subsidiary.
     “Restrictive Agreement” means an agreement (other than a Loan Document) that conditions or restricts the right of Borrower, Subsidiary or other Obligor to incur or repay Borrowed Money, to grant Liens on any assets, to declare or make Restricted Payments, to modify, extend or renew any agreement evidencing Borrowed Money, or to repay any intercompany Indebtedness.
     “Revolving Credit Facility” means any revolving credit facility contained in the Other Credit Agreement and any other facility or financing arrangement that provides for revolving Indebtedness that Refinances, in whole or in part, any such revolving credit facility.
     “Sale/Leaseback Transaction” means an arrangement relating to property owned by Borrower or a Restricted Subsidiary on the Closing Date or thereafter acquired by Borrower or a Restricted Subsidiary whereby Borrower or a Restricted Subsidiary transfers such property to a Person (other than Borrower or a Restricted Subsidiary) and Borrower or a Restricted Subsidiary leases it from such Person.
     “SEC” means the U.S. Securities and Exchange Commission.
     “Second Lien Intercreditor Agreement” the Intercreditor Agreement, dated as of the Closing Date, by and among Borrower, the Subsidiary Guarantors party thereto, Agent and the Third Lien Collateral Agent.
     “Securities Act” means the U.S. Securities Act of 1933, as amended.
     “Security Documents” means the provisions in Article 8 of this Agreement, pledge agreement, aircraft security agreements, guaranties, mortgages, copyright security agreements, patent security agreements, trademark security agreements, deposit account control agreements, and all other documents, instruments and agreements executed and delivered by an Obligor now or hereafter securing (or given with the intent to secure) any Obligations.
     “Senior Indebtedness” means with respect to any Person:
(1)	Indebtedness of such Person, whether outstanding on the Closing Date or thereafter Incurred; and

(2)	all other obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above, unless, in the case of clauses (1) and (2) above, in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such Indebtedness or other obligations are subordinate in right of payment to the Term Loans or the Subsidiary Guaranty of such Person, as the case may be; provided, however, that Senior Indebtedness of such Person shall not include:
(A)	any obligation of such Person to Borrower or any Subsidiary;

(B)	any liability for Federal, state, local or other taxes owed or owing by such Person;

(C)	any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(D)	any Indebtedness or other obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other obligation of such Person; or

(E)	that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of this Agreement.
     “Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of Borrower within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.
     “Solvent” means as to any Person, such Person (a) owns Property whose Fair Saleable Value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present Fair Saleable Value is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to generally pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates.
     “Standard & Poor’s” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.
     “Standard Securitization Undertakings” means all representations, warranties, covenants and indemnities entered into by Borrower or any Restricted Subsidiary which are customary in securitization transactions involving accounts receivable.
     “Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by (1) such Person, (2)

such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person.
     “Subsidiary Guarantor” means each Subsidiary of Borrower that executes this Agreement as a guarantor and each other Subsidiary of Borrower that thereafter guarantees the Term Loans pursuant to the terms of this Agreement.
     “Subsidiary Guaranty” means a Guarantee by a Subsidiary Guarantor of Borrower’s Obligations under the Loan Documents.
     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Temporary Cash Investments” means any of the following:
(1)	any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

(2)	investments in demand and time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(3)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

(4)	investments in commercial paper, maturing not more than 180 days after the date of acquisition, issued by a corporation (other than an Affiliate of Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to Standard and Poor’s;

(5)	investments in securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by Standard & Poor’s or “A” by Moody’s;

(6)	investments in money market funds that invest at least 90% of their assets in securities of the types described in clauses (1) through (5) above; and

(7)	in the case of a Foreign Subsidiary, Foreign Cash Investments held by it from time to time in the ordinary course of business.
     “Term Loan” means a term loan made by Lenders to Borrower pursuant to Section 2.01.
     “Term Loan Commitment” shall have the meaning set forth in Section 2.01.
     “Other Term Loan Facility” means any term loan facility contained in an Other Credit Agreement and any other facility or financing arrangement (other than those under this Agreement) that provides for term loan borrowings that Refinances in whole or in part any such term loan facility.
     “Third Lien Collateral Agent” means U.S. Bank National Association, in its capacity as trustee and collateral agent for the Third-Priority Lien Obligations.
     “Third Lien Notes Indenture” means (i) the Indenture, dated August 4, 2009, by and among Borrower, certain of its Subsidiaries and U.S. Bank National Association, as Trustee and Third Lien Collateral Agent, together with the related documents thereto (including any guarantees and security documents), as the same may be amended, supplemented or otherwise modified from time to time and (ii) any renewal, extension, refunding, restructuring, replacement, or Refinancing thereof, in each case, as permitted under this Agreement.
     “Third Lien Notes” means the 11%/13% Third Lien Senior Secured Notes due 2013, issued by Borrower on the Closing Date under the Third Lien Notes Indenture, in the aggregate principal amount of up to $42,124,000 million, which principal amount may be increased as a result of the payment of interest in kind pursuant to the terms thereunder and under the Third Lien Notes Indenture.
     “Third Lien Note Documents” means Third Lien Notes Indenture, each Third Priority Security Document and each Third Priority Guarantee.
     “Third Priority Guarantee” means any guarantee by any Obligor of any or all of the Third-Priority Lien Obligations.
     “Third Priority Security Documents” means the “Security Documents” as defined in the Third Lien Notes Indenture.
     “Third-Priority Lien Obligations” means (i) all Indebtedness of Borrower and the Subsidiary Guarantors Incurred under the Third Lien Notes Indenture and (ii) all other obligations (not constituting Indebtedness) of Borrower and the Subsidiary Guarantors under the Third Lien Notes Indenture and other Third Lien Note Documents.
     “Total Assets” as of any date of determination means the total consolidated assets as shown on the most recent balance sheet of Borrower and its Restricted Subsidiaries on a consolidated basis.

     “Trademark Security Agreement” means that certain Trademark Security Agreement, dated as of the date hereof, among the Borrower, the Subsidiary Guarantors listed on the signature pages thereto and Credit Suisse, as Collateral Agent.
     “Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Sections 412 and 430 of the Code for the applicable plan year.
     “Uniform Commercial Code” or “UCC” means the New York Uniform Commercial Code as in effect from time to time.
     “Unrestricted Subsidiary” means:
(1)	any Subsidiary of Borrower that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary.
The Board of Directors may designate any Subsidiary of Borrower (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, Borrower or any other Subsidiary of Borrower that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under Section 4.04. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) after giving effect to such designation, on a pro forma basis, the Consolidated Coverage Ratio would exceed 2.00 to 1.00, and (B) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to Agent by promptly filing with Agent a copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.
     “U.S. Dollars” and $ mean lawful money of the United States.
     “U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.
     Except as described in Section 4.03, whenever it is necessary to determine whether Borrower has complied with any covenant in this Agreement or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

     “Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.
     “Warrant and Unit Agreement” means the Warrant and Unit Agreement dated as of August 4, 2009, by and among Borrower and U.S. Bank National Association as Unit Agent and Warrant Agent.
     “Wholly Owned Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying shares) is owned by Borrower or one or more other Wholly Owned Subsidiaries.
     Section 1.02 Accounting Terms.
     Under the Loan Documents (except as otherwise specified herein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Borrower delivered to Lenders before the Closing Date, except for any change required or permitted by GAAP if Borrower’s certified public accountants concur in such change and the change is disclosed to Lenders.
     If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or the Requisite Lenders shall so request, Agent, Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Requisite Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to Lenders as reasonably requested hereunder a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. It is agreed that a change in GAAP contemplated above shall include the International Financial Reporting Standards, or certain of the standards contained therein, becoming the required methodology of financial reporting.
     Section 1.03 Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York from time to time: “Chattel Paper,” “Commercial Tort Claim,” “Deposit Account,” “Document,” “Equipment,” “General Intangibles,” “Goods,” “Instrument,” “Inventory,” “Investment Property,” “Letter-of-Credit Right” and “Supporting Obligation.”
     Section 1.04 Certain Matters of Construction(1) . The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, amendments and restatements, refinancings, replacements, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents and unless otherwise specified); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) time of day mean time of day at Agent’s notice address under Section 11.03; or (g) discretion of any Lender mean the sole and absolute discretion of such Person. All calculations of value, fundings of Term Loans and payments of Obligations shall be in U.S. Dollars. All references to thresholds or limits in U.S. Dollars or $ will also be deemed to include the U.S. Dollar Equivalent thereof. Unless the context otherwise requires, all determinations made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowers shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Agent or any Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Whenever the phrase “to the best of Borrower’s knowledge” or words of similar import are used in any Loan Documents, including references to “knowledge of any Obligor”, it means actual knowledge of an Officer, or knowledge that an Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter to which such phrase relates.
     Section 1.05 Certifications. All certifications to be made hereunder by an officer or representative of an Obligor shall be made by such person in his or her capacity solely as an officer or a representative of such Obligor, on such Obligor’s behalf and not in such person’s individual capacity.
     Section 1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern Standard Time (daylight or standard, as applicable).
ARTICLE 2
LOAN
     Section 2.01 Term Loan Commitment. Subject to the terms and conditions of this Agreement and relying upon the representations and warranties herein set forth, each Lender severally agrees to make Term Loans to the Borrower on the Closing Date by advancing to the Borrower the aggregate gross proceeds equal to 78.1% of the principal amount set forth opposite the name of such Lender on Schedule 2.01 in an aggregate maximum principal amount for all Lenders of $16,800,000 (the “Term Loan Commitment”) (prior to giving effect to the Original Issue Discount (as defined below)). The Term Loan Commitment will be terminated upon the making of such Term Loans. The Term Loans will be advanced with an original issue discount of 21.9% (the “Original Issue Discount”). For avoid of doubt, the terms “principal” or “principal amount” through this Agreement refer to the amount prior to giving effect to the Original Issue Discount. The aggregate principal balance of the Term Loans shall be repaid in full on the

Maturity Date. No amounts repaid or prepaid with respect to any Term Loan may be reborrowed.
     Section 2.02 Notes. Promptly following the request of any Lender, Borrower shall execute and deliver to such Lender a Note to evidence its Term Loans, such Note to be in the principal amount of such Lender’s Pro Rata Share of the Term Loans. Whether or not any Note is issued, this Agreement is evidence of Borrower’s Obligations with respect to the Term Loans. In the event of an assignment under Section 10.01, Borrower shall, promptly following surrender of the assigning Lender’s Notes, issue new Notes to reflect the interests of the assigning Lender and the Person to which interests are to be assigned. Each Note shall bear a legend in substantially the following form:
     “THIS NOTE BEARS ORIGINAL ISSUE DISCOUNT. UPON WRITTEN REQUEST TO THE CHIEF FINANCIAL OFFICER, COMMERCIAL VEHICLE GROUP, INC., 7800 WALTON PARKWAY, NEW ALBANY, OH 43054, INFORMATION REGARDING THE AMOUNT OF ORIGINAL DISCOUNT, ISSUE DATE AND YIELD TO MATURITY WILL BE MADE AVAILABLE.”
     Section 2.03 Funding Authorization. The proceeds of the Term Loans made pursuant to this Agreement are to be funded by Lenders by wire transfer to the account designated by Borrower on Schedule 2.03.
     Section 2.04 Interest. From the Closing Date until the Term Loans become due and are repaid in full, the Term Loans shall bear interest, payable at the fixed per annum rate of fifteen percent (15.0%) on the Term Loans on such Interest Payment Date (as defined below).
     Section 2.05 Calculation of Interest. Interest on the Term Loans shall be calculated daily on the outstanding principal amount of the Term Loans on the basis of a three hundred sixty (360) day year for the actual number of days elapsed in the period during which it accrues. Interest on the Term Loans is payable in arrears on the last day of each calendar quarter ending on March 31, June 30, September 30 and December 31 (each, an “Interest Payment Date”) beginning with the calendar quarter ending September 30, 2009 and ending on the Maturity Date, whether by acceleration or otherwise. The accrued and unpaid interest on the Term Loans hereunder that is due and payable on each such Interest Payment Date shall be paid solely in cash.
     Section 2.06 Defaulted Interest. At the election of Requisite Lenders, effective upon written notice to Borrower, during the continuance of an Event of Default, to the extent permitted by applicable law, any Obligations shall bear interest at a rate per annum equal to the rate of interest otherwise in effect from time to time pursuant to the terms of this Agreement plus 2.00% (the “Default Rate”).
     Section 2.07 Excess Interest. (a) Notwithstanding any provision to the contrary contained in this Agreement or the other Loan Documents, Borrower shall not be required to pay, and neither Agent nor any Lender shall be permitted to collect, any amount of interest in excess of the maximum amount of interest permitted by law (“Excess Interest”). If any Excess Interest is provided for or determined by a court of competent jurisdiction to have been provided for in this Agreement or in any of the other Loan Documents, then in such event: (1) the provisions of this Section 2.07 shall govern and control; (2) Borrower shall not be obligated to pay any Excess Interest; (3) any Excess Interest that Agent or any Lender may have received hereunder shall be, at Lenders’ option, (a) applied as a credit against the outstanding principal balance of the Obligations or accrued and unpaid interest (not to exceed the maximum amount permitted by law), (b) refunded to the payor thereof, or (c) any combination of the foregoing; and (4) the interest rate(s) provided for herein shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable law (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been and shall be, reformed and modified to reflect such reduction. Notwithstanding the foregoing, if for any period of time interest on any Obligation is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on such Obligation shall remain at the Maximum Rate until each Lender shall have received the amount of interest that such Lender would have received during such period on such Obligation had the rate of interest not been limited to the Maximum Rate during such period.
     Section 2.08 Other Fees and Expenses. Borrower agrees to promptly, and in any event within five (5) Business Days following written demand (including, to the extent reasonably requested by Borrower, documentation supporting such request) therefor, pay all reasonable (i) fees, out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses and appraisal fees and expenses) incurred by Agent and any Lender in connection with any matters contemplated by or arising out of the Loan Documents, in connection with the examination, review, due diligence investigation, documentation, negotiation, closing and syndication of the transactions contemplated herein and in connection with the continued administration of the Loan Documents and the performance of Agent’s duties thereunder, including any amendments, modifications, consents and waivers, and (ii) fees, out-of-pocket costs and expenses of Agent and any Lender acting in any capacity (including, without limitation, reasonable attorneys’ fees and expenses and appraisal fees and expenses) in connection with the preservation, enforcement or protection of any of their rights and remedies under the Loan Documents or otherwise. Notwithstanding anything to the contrary provided herein, in no event shall Borrower or any Subsidiary Guarantor be responsible for any portion of costs, fees or expenses of Agent, any Lender or any Lender-Related Person to the extent that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of Agent, such Lender or such Lender-Related Person or a Claim arising solely among Lenders or Lender-Related Persons, as the case may be. All fees, costs and expenses for which Borrower is responsible under this Section 2.08 shall be deemed part of the Obligations when incurred, payable in accordance with Section 2.09 and secured by the Collateral.
     Section 2.09 Repayments. All payments by Borrower of the Obligations shall be made in US Dollars, in same day funds and delivered to the Agent, as applicable, by wire transfer to the accounts set forth on Schedule 2.09 or such other place within the United States as Agent may from time to time designate in writing:
     Borrower shall receive credit on the day of receipt for funds received by a Lender or Agent, as applicable, by 1:00 p.m. (New York City time). If funds are received at or after 1:00pm (New York City time), such funds shall be deemed to have been paid on the next

Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest and fees due hereunder. The prior two sentences notwithstanding, as long as any such payment shall have been received by the Agent on the applicable due date, no Event of Default or Default shall have been deemed to have occurred with respect to the time such payment was made. Agent shall only be obligated to transfer any amounts to the Lenders if and to the extent Agent has actually received such amounts from Borrower or any other Obligor in accordance with the terms of the Loan Documents.
     Section 2.10 Voluntary Prepayments of the Term Loans. Borrower may prepay the Term Loans, in whole or in part, from time to time, upon written or fax notice (or telephone notice promptly confirmed by written or fax notice) at least one Business Day prior to the date of such prepayment, to the Administrative Agent before 1:00 p.m., New York City time, in the amount of the principal amount so prepaid (which amount shall not be less than $500,000) plus a prepayment premium equal to (a) 7.5% of the Accreted Value thereof if such prepayment occurs after the first anniversary of the Closing Date but on or before the second anniversary of the Closing Date, (b) 3.75% of the Accreted Value thereof if such prepayment occurs after the second anniversary of the Closing Date but on or before the third anniversary of the Closing Date, and (c) 0% of the Accreted Value thereof if such prepayment occurs after the third anniversary of the Closing Date; provided, further, that Borrower may not prepay the Term Loans, in whole or in part, pursuant to this Section 2.10 on or before the first anniversary of the Closing Date. Any such prepayment shall be accompanied by all accrued and unpaid interest on the amount prepaid.
     Section 2.11 Mandatory Prepayments of the Term Loans.
          (a) Within five Business Days of any Permitted Asset Disposition, Borrower shall prepay the Term Loans with the Net Available Cash of such Permitted Asset Disposition; provided, that such Net Available Cash shall not be required to be so applied on such date to the extent that such proceeds are used to acquire Property useful in the business of the Obligors within 180 days of receipt of such Net Available Cash (or a binding commitment to acquire such Property is entered into within 180 days and such reinvestment is actually made within 360 days), and to the extent the Net Available Cash exceeds $500,000, Borrower shall have delivered to Agent an Officer’s Certificate within five Business Days of such Permitted Asset Disposition stating such intent. Borrower shall prepay the Term Loans in the amount of any Net Available Cash not actually reinvested within such 180 (or 360) day period. Notwithstanding the foregoing, (i) Borrower shall prepay the Term Loans with any Net Available Cash, and shall not be permitted to reinvest such Net Available Cash at any time when any Default or Event of Default exists, and (ii) any Property acquired with such Net Available Cash shall be free of Liens, other than Permitted Liens.
          (b) Within five Business Days of the receipt of any proceeds of insurance or condemnation awards paid in respect of any Equipment or Real Estate with the Net Available Cash of such award, Borrower shall prepay the Term Loans (according to the ownership of such Equipment or Real Estate); provided, that such Net Available Cash shall not be required to be so applied on such date to the extent that Borrower shall have delivered an Officer’s Certificate to Agent on or prior to such date stating that such proceeds shall actually be used to acquire Property useful in the business of the Obligors within 180 days of receipt of such Net Available Cash (or a binding commitment to acquire such Property is entered into within 180 days and such reinvestment is actually made within 360 days), provided further, that (i) no Default or Event of Default exists, (ii) the replaced Property is free of Liens, other than Permitted Liens; and (iii) the aggregate amount of such proceeds or awards from any single casualty or condemnation does not exceed $1,000,000. Borrower shall prepay the Term Loans in the amount of any Net Available Cash not actually reinvested within such 180 (or 360) day period.
          (c) Any such prepayment pursuant to this Section 2.11 shall be in the amount of the principal amount so prepaid and accompanied by all accrued and unpaid interest on the amount prepaid.
          (d) On the Maturity Date, Borrower shall repay all principal amount of Term Loans (unless sooner repaid hereunder).
     Section 2.12 Maturity. All of the Obligations shall become due and payable on the Maturity Date. Notwithstanding the foregoing, the Requisite Lenders shall have the right to declare the principal of and accrued but unpaid interest on all the Term Loans and the other Obligations to be due and payable immediately and without notice upon the occurrence and during the continuation of an Event of Default. Until all Obligations have been fully paid and satisfied (other than contingent obligations not then asserted), Agent shall be entitled to retain the Liens in the Collateral granted hereunder and under the Security Documents and the ability to exercise all rights and remedies available to Agent and Lenders under the Loan Documents and Applicable Laws.
     Section 2.13 Loan Accounts. Agent will maintain separate loan account records for (a) the amount of each Term Loan made hereunder, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (c) the amount of any sum received by the Agent hereunder from the Borrower or any Subsidiary Guarantor and each Lender’s share thereof. The balance in the loan accounts pursuant to paragraphs (b) and (c) above shall be presumptive evidence of the amounts due and owing to Lenders, provided that any failure by Agent to so record shall not limit or affect Borrower’s obligation to pay. During the continuance of an Event of Default, Borrower irrevocably waives the right to direct the application of any and all payments and Borrower hereby irrevocably agrees that the Agent and each Lender shall have the continuing exclusive right to thereafter apply payments in any manner it deems appropriate.
     Section 2.14 Taxes.
          (a) No Deductions. Any and all payments or reimbursements made hereunder or under the Notes shall be made free and clear of and without deduction for any and all taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto of any nature whatsoever imposed by any taxing authority, excluding (a) any such taxes to the extent imposed on Agent’s or a Lender’s net income by the jurisdiction in which Agent or such Lender is organized, resident or carrying on business (including branch profits taxes), and (b) any United States federal withholding taxes that (i) would be imposed on amounts payable to a Foreign

Lender based upon the applicable withholding rate in effect at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or (ii) are imposed on amounts payable to a Foreign Lender as a consequence of such Foreign Lender’s failure to comply with the provisions of Section 2.14(c). If Borrower shall be required by law to deduct any such amounts from or in respect of any sum payable hereunder or under any Loan Document to any Lender or Agent , then (i) the sum payable hereunder or under any Loan Document shall be increased as may be necessary so that, after making all required withholdings and deductions (including withholdings and deductions applicable to additional sums payable under this Section 3.05), Agent or such Lender receives an amount equal to the sum it would have received had no such withholdings or deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. Notwithstanding anything to the contrary provided herein, Borrower shall not be required to increase any such amounts if the increase in such amount payable results from Agent’s or any Lender’s own willful misconduct or gross negligence as finally determined by a court of competent jurisdiction.
          (b) Changes in Tax Laws. In the event that, subsequent to the Closing Date, (1) any changes in any existing law, regulation, treaty or directive or in the interpretation or application thereof, (2) any new law, regulation, treaty or directive enacted or any interpretation or application thereof, or (3) compliance by Agent or any Lender with any request or directive (whether or not having the force of law) from any governmental authority, agency or instrumentality:
     (1) does or shall subject Agent or any Lender to any tax of any kind whatsoever or causes the withdrawal or termination of a previously granted tax exemption with respect to this Agreement, the other Loan Documents or the Term Loans made hereunder, or change the basis of taxation of payments to Agent or such Lender of principal, fees, interest or any other amount payable hereunder (except for net income taxes or capital taxes, or franchise taxes imposed in lieu of net income taxes, imposed generally by federal, state, provincial or local taxing authorities with respect to interest or other fees payable hereunder or changes in the rate of tax on the overall net income of Agent or any such Lender); or
     (2) does or shall impose on Agent or any Lender any other condition or increased cost in connection with the transactions contemplated hereby or participations herein;
and the result of any of the foregoing is to increase the cost to Agent or any Lender of continuing the Term Loans hereunder, or to reduce any amount receivable hereunder, then, in any such case, Borrower shall promptly pay to Agent or such Lender, within 15 days of written demand (including documentation reasonably supporting such request), any additional amounts necessary to compensate Agent or Lender, on an after-tax basis, for such additional cost or reduced amount receivable, as determined by Agent or such Lender with respect to this Agreement or the other Loan Documents. If Agent or any Lender becomes entitled to claim any additional amounts pursuant to this Section 2.14(b), it shall promptly notify Borrower of the event by reason of which Agent or such Lender has become so entitled. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or any Lender to Borrower shall, absent manifest error, be final, conclusive and binding for all purposes. Notwithstanding anything to the contrary contained herein, the Obligors shall not be required to compensation a Lender for any such increased costs or reduced amounts receivable suffered more than 120 days prior the date that Lender notified the Obligors of such change in law giving rise to such increased costs or reductions and of such lender’s intention to claim compensation thereof.
          (c) Withholding. Each Lender organized under the laws of a jurisdiction outside the United States (a “Foreign Lender”) as to which payments to be made in US Dollars under this Agreement or under the Notes are exempt from United States withholding tax or are subject to United States withholding tax at a reduced rate under an applicable statute or tax treaty shall provide to Borrower and Agent (1) a properly completed and executed Internal Revenue Service Form W-8BEN or Form W-8ECI or other applicable form, certificate or document prescribed by the Internal Revenue Service of the United States certifying as to such Foreign Lender’s entitlement to such exemption or reduced rate of withholding with respect to payments to be made to such Foreign Lender under this Agreement and under the Notes (a “Certificate of Exemption”) or (2) a letter from any such Foreign Lender stating that it is not entitled to any such exemption or reduced rate of withholding (a “Letter of Non-Exemption”). Prior to becoming a Lender under this Agreement and within fifteen (15) days after a written request of Borrower or Agent from time to time thereafter, each Foreign Lender that becomes a Lender under this Agreement shall provide a Certificate of Exemption or a Letter of Non-Exemption to Borrower and Agent. If a Foreign Lender is entitled to an exemption with respect to US Dollar payments to be made to such Foreign Lender under this Agreement (or to a reduced rate of withholding) and does not provide a Certificate of Exemption to Borrower and Agent within the time periods set forth in the preceding paragraph, Borrower shall withhold taxes from payments to such Foreign Lender at the applicable statutory rates and Borrower shall not be required to pay any additional amounts as a result of such withholding, provided that all such withholding shall cease upon delivery by such Foreign Lender of a Certificate of Exemption to Borrower and Agent.
          (d) If Agent or a Lender determines, in its sole discretion, that it has received a refund of any taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 2.14, so long as no Default or Event of Default has occurred and is continuing, it shall pay over such refund to Borrower (but only to the extent of payments made, or additional amounts paid, by the Borrower under this Section 2.14 with respect to taxes giving rise to such a refund), net of all out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such a refund); provided, that the Borrower, within 2 business days of the written request of Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges, imposed by the relevant Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent or such Lender or Claim among the Lenders and/or Agent) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything in this Agreement to the contrary, this Section 2.14 shall not be construed to require Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to Borrower or any other Person.

          (e) Any Lender claiming any additional amounts payable pursuant to this Section 2.14 shall use its commercially reasonable efforts (consistent with its internal policies and applicable legal and regulatory requirements) to change the jurisdiction of its lending office or to take other reasonable actions if such a change or action would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.
     Section 2.15 Liability Unconditional. Borrower hereby agrees that it is liable for the full and prompt payment (whether at Maturity Date, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to Agent and the Lenders by Borrower. Borrower agrees that, to the extent permitted by Applicable Law, its liability shall be absolute and unconditional, irrespective of, and unaffected by,
     (a) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which Borrower is or may become a party;
     (b) the absence of any action to enforce this Agreement or any other Loan Document or the waiver or consent by Agent or the Lenders with respect to any of the provisions thereof;
     (c) the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by Agent or any Lender in respect thereof (including the release of any such security);
     (d) the insolvency of Borrower; or
     (e) any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than payment in full), it being agreed by Borrower that its obligations as confirmed under this Section 2.15 shall not be discharged until the payment and performance, in full, of the Obligations has occurred. To the extent permitted by Applicable Law, Borrower expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel Agent or any Lender to marshal assets or to proceed in respect of the Obligations guaranteed hereunder against any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, Borrower. It is agreed among Borrower, Agent and the Lenders that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section 2.15 and such waivers, each Lender would decline to enter into this Agreement.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES
     Section 3.01 General Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to induce the Lenders to make available the Term Loans, each Obligor represents and warrants that:

     (a) Organization and Qualification. Each Obligor is duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization. Each Obligor is duly qualified, authorized to do business and in good standing (if applicable) as a foreign corporation or company in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect.
     (b) Power and Authority. Each Obligor is duly authorized to execute, deliver and perform its Obligations under the Loan Documents. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Capital Stock of any Obligor, other than those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate or cause a default under any Applicable Law, Material Contract or Restrictive Agreement except to the extent such violation or default could not reasonably be expected to result in a Material Adverse Effect; or (d) result in or require the imposition of any Lien (other than Permitted Liens) on any Property of any Obligor.
     (c) Enforceability. Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
     (d) Capital Structure. Schedule 3.01(d) shows, for each of Borrower and its Subsidiaries, its name, its jurisdiction of organization, its authorized and issued Capital Stock, the holders of its Capital Stock, and all agreements binding on such holders with respect to their Capital Stock as of the Closing Date. Except as disclosed on Schedule 3.01(d), in the five years preceding the Closing Date, no Obligor has acquired any substantial assets from any other Person nor been the surviving entity in a merger or combination. Borrower has good title to its Capital Stock in its Subsidiaries, subject only to Agent’s Lien and other Permitted Liens, and all such Capital Stock is duly issued, fully paid and non-assessable to the extent applicable. Except as set forth on Schedule 3.01(d), as of the Closing Date, there are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Capital Stock of any Obligor.
     (e) Title to Properties; Priority of Liens. Each of Borrower and its Subsidiaries has good and marketable title to (or valid leasehold interests in) all of its material Real Estate, and good and marketable title to all of its material personal Property, including all such Property reflected in any financial statements delivered to Agent or Lenders, in each case free of Liens except Permitted Liens and minor defects in title that do not interfere with the ability of any of Borrower and its Subsidiaries to conduct its business as currently conducted or to utilize such Property for its intended purposes. Each of Borrower and its Subsidiaries has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens. To the extent required by the Loan Documents, all Liens of Agent in the Collateral are duly perfected, valid and enforceable second priority Liens, subject only to Permitted Liens and minor defects in title that do not interfere with such Obligor’s ability to conduct its business as currently conducted or to utilize such Property for its intended purposes; provided, however, that for registered United States trademarks, United States trademark applications, United States patents, United States patent applications, and registered United States copyrights, the security interest will be perfected upon filing, to the extent perfection of a security interest can be accomplished by such a filing, of the Trademark Security Agreement with the United States Patent and Trademark Office, the Patent Security Agreement with the United States Patent and Trademark Office, and the Copyright Security Agreement with the United States Copyright Office, and such perfected security interest is enforceable as such against any and all creditors of and purchasers from Obligors in the United States.
     (f) Financial Statements. The consolidated balance sheets, and related statements of income, cash flow and shareholder’s equity, of Borrower and Subsidiaries that have been and are hereafter delivered to Agent and Lenders, are prepared in accordance with GAAP, and fairly present in all material respects the financial positions and results of operations of Borrower and its Subsidiaries at the dates and for the periods indicated, subject to, in the case of monthly or quarterly balance sheets and related statements, to the absence of footnotes and year end audit adjustments. All projections delivered by the Obligors to Agent and Lenders have been prepared in good faith, based on reasonable assumptions in light of the circumstances at such time, it being acknowledged, and agreed by Lenders, however, that projections as to future events are not viewed as facts and that the actual results during the period or periods covered by said projections may differ from the projected results and that the differences may be material. Since June 28, 2009 there has been no change in the condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole, that could reasonably be expected to have a Material Adverse Effect. The Obligors and their Subsidiaries, taken as a whole, are Solvent.
     (g) Surety Obligations. No Borrower or its Subsidiary is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder.
     (h) Taxes. Each of Borrower and its Subsidiaries has filed all federal, state, national, regional, provincial and material local tax returns and other material reports and all other tax returns and reports and all state and foreign income reports and declarations required by any jurisdiction to which any of them is subject that it is required by law to file, and has paid, or made provision for the payment of, all Taxes upon it, its income and its Properties that are due and payable, except to the extent being contested in good faith by appropriate proceedings or to the extent permitted by Section 4.03 or Section 4.10. The provision for Taxes on the books of Borrower and its Subsidiaries is adequate for all years not closed by applicable statutes, and for its current fiscal year.
     (i) Brokers. Except for as set forth on Schedule 3.01(i), there are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.
     (j) Intellectual Property. Each Obligor owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business to the knowledge of such

Obligor without infringing or misappropriating any Intellectual Property rights of others except to the extent that such failure to own or have such rights to use or any conflict would not reasonably be expected to result in a Material Adverse Effect. There is no pending or, to Borrower’s knowledge, threatened Intellectual Property Claim with respect to any Obligor or any of their Property (including any Intellectual Property that could reasonably be expected to have a Material Adverse Effect). Except as disclosed on Schedule 3.01(j), no Obligor pays or owes any royalty or other compensation to any Person with respect to any Intellectual Property (excluding “shrink-wrap”, “click-wrap”, or other “off-the-shelf” software). All registered Intellectual Property owned by any Obligor is shown on Schedule 3.01(j).
     (k) Governmental Approvals. Each of Borrower and its Subsidiaries has, is in compliance with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties except to the extent the failure to have such Governmental Approval would not reasonably be expected to result in a Material Adverse Effect. All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Borrower and Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.
     (l) Compliance with Laws. Each of Borrower and its Subsidiaries has duly complied, and its Properties and business operations are in compliance, in all material respects with all Applicable Law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. There have been no citations, notices or orders of material noncompliance issued to Borrower or any Subsidiary under any Applicable Law which could reasonably be expected to have a Material Adverse Effect. No Inventory has been produced in violation of the FLSA.
     (m) Compliance with Environmental Laws. Except as disclosed on Schedule 3.01(m), no Obligor’s past or present operations, Real Estate or other Properties are subject to any federal, state or local investigation to determine whether any remedial action of a material nature is needed to address any environmental pollution, hazardous material or environmental clean-up. No Obligor has received any Environmental Notice which would reasonably be expected to result in a material liability to such Obligor. No Obligor has any contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it where such liability could reasonably be expected to result in a Material Adverse Effect.
     (n) Burdensome Contracts. Neither Borrower nor its Subsidiaries is a party or subject to any contract, agreement or charter restriction that could reasonably be expected to have a Material Adverse Effect. No Borrower or Subsidiary is party or subject to any Restrictive Agreement, except as shown on Schedule 3.01(n) as of the Closing Date. No such Restrictive Agreement prohibits the execution, delivery or performance of any Loan Document by an Obligor.

     (o) Litigation. Except as shown on Schedule 3.01(o), there are no proceedings or investigations pending or, to Borrower’s knowledge, threatened against Borrower or any Subsidiary, or any of their businesses, operations, Properties, prospects or conditions, that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect if determined adversely to Borrower or any Subsidiary.
     (p) No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default. No Obligor is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default (after giving effect to any cure or grace period and waivers or amendments thereof), under any Material Contract or any Restrictive Agreement. As of the Closing Date, there is no basis upon which any party (other than the Borrower or Subsidiary) could terminate a Material Contract prior to its scheduled termination date.
     (q) ERISA.
     (i) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other federal and state laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter or prototype opinion from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Borrower, nothing has occurred which would reasonably be expected to prevent, or cause the loss of, such qualification. Each Obligor and ERISA Affiliate has made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.
     (ii) There are no pending or, to the knowledge of Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or could reasonably be expected to have a Material Adverse Effect.
     (iii) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability that could reasonably be expected to have a Material Adverse Effect; (iii) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) no Obligor or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

     (iv) Except as disclosed on Schedule 3.01(q), with respect to any Foreign Plan, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities.
     (v) Except as disclosed on Schedule 3.01(q), neither Borrower nor any Subsidiary is or has at any time been an employer (for the purposes of Sections 38 to 51 of the Pensions Act) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act).
     (vi) Neither Borrower nor any Subsidiary is or has at any time been “connected” with or an “associate” of (as those terms are used in Sections 38 and 43 of the Pensions Act) such an employer.
     (r) Trade Relations. There exists no actual or threatened termination, limitation or modification of any business relationship between Borrower or Subsidiary and any customer or supplier, or any group of customers or suppliers, who individually or in the aggregate are material to the business of Borrower and Subsidiaries taken as a whole.
     (s) Labor Relations. Except as described on Schedule 3.01(s), as of the Closing Date no Obligor is party to or bound by any collective bargaining agreement, or material management agreement or consulting agreement. Except as described on Schedule 3.01(s), as of the Closing Date there are no material grievances, disputes or controversies with any union or other organization of any Obligor’s employees, or, to any Obligor’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining.
     (t) Payable Practices. No Obligor has made any material change in its historical accounts payable practices from those in effect on the Closing Date.
     (u) Not a Regulated Entity. No Obligor is (a) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Indebtedness.

     (v) Margin Stock. Neither Borrower nor any Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Term Loan proceeds will be used by Borrower to purchase or carry, or to reduce or refinance any Indebtedness incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.
     Section 3.02 Complete Disclosure. No Loan Document (as amended or updated as provided for herein)(including, without limitation, any financial statements delivered to Agent or Lenders at any time) other than projections, budgets, estimates and other forward looking statements, contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein not materially misleading. There is no fact or circumstance that any Obligor has failed to disclose to Agent in writing that could reasonably be expected to have a Material Adverse Effect.
ARTICLE 4
COVENANTS1
     Section 4.01 [Reserved].
     Section 4.02 SEC Reports. Whether or not Borrower is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, Borrower shall file with the SEC (subject to the next sentence) and provide the Agent and Lenders with such annual and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such reports to be so filed and provided at the times specified for the filings of such reports under such Sections and containing all the information, audit reports and exhibits required for such reports, and, in addition thereto, calculations in respect of Sections 10.3.1 and 10.3.3 of the Bank of America Credit Agreement (as such Sections are in effect on the date hereof or as such Sections may be amended hereafter with the consent of the Requisite Lenders) for any test period on which Indebtedness outstanding pursuant to Section 4.03(b)(1) exceeds $27.5 million on the last day of such test period, whether or not such covenants are required to be tested in such test period (such calculations, the “Basket Calculation”). If at any time Borrower is not subject to the periodic reporting requirements of the Exchange Act for any reason, Borrower will nevertheless continue filing the reports specified in the preceding sentence with the SEC within the time periods required unless the SEC will not accept such a filing. Borrower agrees that it will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept such filings (and/or the Basket Calculation) for any reason, Borrower will post the reports (and/or the Basket Calculation) specified in the preceding sentences on its website within the time periods that would apply if Borrower were required to file those reports with the SEC.
     At any time that any of the Borrower’s Subsidiaries are Unrestricted Subsidiaries, then the quarterly and annual financial information required by the first paragraph of this Section 4.02 will include a reasonably detailed presentation, either on the face of the financial statements or in

[1]	To be conformed to covenant package in third lien indenture.

the footnotes thereto, and, in the event that the Unrestricted Subsidiaries, individually or collectively, constitute a Significant Subsidiary, in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of Borrower and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Borrower.
     Section 4.03 Limitation on Indebtedness.
          (a) Borrower shall not, and shall not permit any Restricted Subsidiary to Incur any Indebtedness.
          (b) Notwithstanding the foregoing paragraph (a), Borrower and the Restricted Subsidiaries shall be entitled to Incur any or all of the following Indebtedness:
     (1) Indebtedness Incurred by Borrower and Subsidiary Guarantors under an Other Credit Agreement in an amount not to exceed $47.5 million outstanding at any one time; provided, however, that Borrower and the Subsidiary Guarantors shall not be entitled to Incur Indebtedness in any amount which will result in the aggregate amount of all Indebtedness outstanding pursuant to clause (b)(1) to exceed $27.5 million outstanding at any one time unless the calculations provided with the annual or quarterly financial information most recently furnished pursuant to Section 4.02 hereof demonstrate that Borrower was in compliance (or would have been in compliance if such covenants were required to be tested) with Sections 10.3.1 and 10.3.3 of the Bank of America Credit Agreement (as such Sections are in effect on the date hereof or as such Sections may be amended hereafter with the consent of the Requisite Lenders) for the applicable test period; provided, further, however, that the aggregate amount of all Indebtedness that may be Incurred under this clause (b)(1) shall be further reduced by the aggregate amount of all Indebtedness Incurred pursuant to clause (12) of this Section 4.03(b) and then outstanding;
     (2) Indebtedness owed to and held by Borrower or a Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to Borrower or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon, (B) if Borrower is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Term Loans and (C) if a Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations of such Subsidiary Guarantor with respect to its Subsidiary Guaranty;
     (3) the Obligations;

     (4) Indebtedness outstanding on the Closing Date (other than Indebtedness described in clause (1), (2) or (3) of this Section 4.03(b)), including the 8% Senior Notes due 2013, the Third Lien Notes (including any PIK Securities issued from time to time as payment of PIK Interest (as defined therein) on such Securities and any increase in the principal amount of such Securities as a result of payment of PIK Interest (as defined therein) on such Third Lien Notes), the intercompany loan from Bostrom Ltd. to Borrower in the principal amount of $10,861,723 and the intercompany loan from Commercial Vehicle Systems Ltd. to Borrower in the principal amount of $4,812,760;
     (5) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by Borrower or a Restricted Subsidiary (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by Borrower or a Restricted Subsidiary); provided, however, that on the date of such acquisition and after giving pro forma effect thereto, the Consolidated Coverage Ratio would exceed 2:00 to 1:00;
     (6) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to clause (3), (4) or (5) of this Section 4.03(b) or this clause (6); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Subsidiary Incurred pursuant to clause (5), such Refinancing Indebtedness shall be Incurred only by such Subsidiary;
     (7) Hedging Obligations that are Incurred for bona fide hedging purposes that are entered into in the ordinary course of business and not for speculative purposes;
     (8) Obligations in respect of performance, bid and surety bonds and completion guarantees provided by Borrower or any Restricted Subsidiary in the ordinary course of business;
     (9) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within three Business Days of its Incurrence;
     (10) Indebtedness consisting of the Subsidiary Guaranty of a Subsidiary Guarantor and any Guarantee by a Subsidiary Guarantor of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (1), (2), (3) or (4) or pursuant to clause (6) to the extent the Refinancing Indebtedness Incurred thereunder directly or indirectly Refinances Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3) or (4);
     (11) [Reserved];

     (12) Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Transaction that is not recourse to Borrower or any Restricted Subsidiary (except for Standard Securitization Undertakings); provided, however, that, immediately after giving effect to any such Incurrence the aggregate principal amount of all Indebtedness Incurred pursuant to this clause (12) and then outstanding does not exceed the aggregate principal amount of Indebtedness permitted to be Incurred pursuant to clause (1) of this Section 4.03(b) less the aggregate principal amount of Indebtedness Incurred pursuant to clause (1) of this Section 4.03(b) and then outstanding;
     (13) [Reserved];
     (14) Indebtedness consisting of customary indemnification, adjustment of purchase price, earn-out or similar obligations of Borrower or any Restricted Subsidiary, in each case Incurred in connection with the acquisition or disposition of any assets in accordance with the terms of this Agreement; provided, however, that with respect to any such disposition, the maximum aggregate liability in respect of all such Indebtedness will at no time exceed the gross proceeds actually received by Borrower and its Restricted Subsidiaries in connection with such disposition;
     (15) [Reserved]; and
     (16) Indebtedness of Borrower or of any of the Restricted Subsidiaries in an aggregate principal amount which, when taken together with all other Indebtedness of Borrower and its Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (15) of this Section 4.03(b)) does not exceed $5.0 million.
          (c) Notwithstanding the foregoing, neither Borrower nor any Subsidiary Guarantor shall Incur any Indebtedness pursuant to Section 4.03(b) if the proceeds thereof are used, directly or indirectly, to Refinance any Junior Financing of Borrower or a Subsidiary Guarantor unless such Indebtedness (and/or the Liens securing such Indebtedness) shall be subordinated to the Term Loans or to the applicable Subsidiary Guaranty of such Subsidiary Guarantor (and/or the Liens securing the Term Loans or the applicable Subsidiary Guaranty) to at least the same extent as such Junior Financing.
          (d) For purposes of determining compliance with this Section 4.03, (1) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described herein, Borrower, in its sole discretion, shall be permitted to classify and later reclassify such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 4.03 and shall only be required to include the amount and type of such Indebtedness in one of the above clauses; provided, however that (A) Indebtedness under the Other Credit Agreement outstanding on the Closing Date (after giving effect to the transactions occurring on such date) will be deemed to have been Incurred on such date under Section 4.03(b)(1) and (B) Borrower will not be permitted to reclassify all or any portion of any Indebtedness Incurred under Sections 4.03(b)(1) or (12); and (2) Borrower shall be entitled to divide and classify or reclassify (to the extent permitted by clause (1) of this paragraph (d)) an item of Indebtedness into more than one of the types of Indebtedness described herein.
          (e) For purposes of determining compliance with any U.S. Dollar denominated restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a different currency, the amount of such Indebtedness shall be the U.S. Dollar Equivalent determined on the date of the Incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. Dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. Dollars shall be as provided in such Currency Agreement. The principal amount of any Refinancing Indebtedness Incurred in the same currency as the Indebtedness being Refinanced shall be the U.S. Dollar Equivalent of the Indebtedness Refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a Currency Agreement, in which case the Refinancing Indebtedness shall be determined in accordance with the preceding sentence, and (2) the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being Refinanced, in which case the U.S. Dollar Equivalent of such excess, as appropriate, shall be determined on the date such Refinancing Indebtedness is Incurred.
     Section 4.04 Limitation on Restricted Payments. ▪ Borrower shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment.
          (a) The provisions of Section 4.04 shall not prohibit:
     (1) any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of Borrower (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of Borrower or an employee stock ownership plan or to a trust established by Borrower or any of its Subsidiaries for the benefit of their employees) or a substantially concurrent cash capital contribution received by Borrower from its shareholders;
     (2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Junior Financing of Borrower or a Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent Incurrence of, Indebtedness of such Person which is permitted to be Incurred pursuant to Section 4.03 so long as such Indebtedness is Refinancing Indebtedness;
     (3) dividends or other distributions paid within 60 days after the date of declaration thereof if at such date of declaration such dividend or other distribution would have complied with this Section 4.04; provided, however, that at the time of payment of such dividend or other distribution, no other Default shall have occurred and be continuing (or result therefrom);
     (4) so long as no Default has occurred or is continuing, repurchases of Capital Stock deemed to occur in connection with surrender of shares of Capital

Stock to satisfy tax withholding obligations of employees or directors; provided, however, that the aggregate amount of such repurchases shall not exceed $2.0 million in any calendar year;
     (5) the declaration and payments of dividends on Disqualified Stock issued pursuant to Section 4.03; provided, however, that, at the time of payment of such dividend, no Default shall have occurred and be continuing (or result therefrom);
     (6) repurchases of Capital Stock deemed to occur upon exercise of stock options or warrants if such Capital Stock represents a portion of the exercise price of such options or warrants;
     (7) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of Borrower; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of this Section 4.04 (as determined in good faith by the Board of Directors);
     (8) in the event of a Change of Control, and if no Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Junior Financing of Borrower or any Subsidiary Guarantor, in each case, at a purchase price not greater than 101% of the principal amount of such Junior Financing, plus any accrued and unpaid interest thereon; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, Borrower (or a third party to the extent permitted by this Agreement) has prepaid the outstanding Term Loan in full in cash pursuant to Section 2.10;
     (9) payments of
     (A) intercompany Indebtedness, the Incurrence of which was permitted under Section 4.03(b)(2), or
     (B) the intercompany loan from Bostrom Ltd. to the Company in principal amount of $10,861,723 and the intercompany loan from Commercial Vehicle Systems Ltd. to the Company in principal amount of $4,812,760 Incurred pursuant to Section 4.03(b)(4);
provided, however, that in the case of clauses (A) and (B) above, no Default has occurred and is continuing or would otherwise result therefrom; provided, further, that in the case of clause (B) above, prior to the time of payment such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Term Loan;
     (10) so long as no Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of Junior Financing with any excess Net Available Cash remaining after the prepayment of the Term Loans pursuant to Section 2.11; or
     (11) the repurchase, redemption or other acquisition for value of Capital Stock of Borrower or any direct or indirect parent of Borrower representing fractional shares of such Capital Stock in connection with a merger, consolidation, amalgamation or other combination involving Borrower in an amount which, when taken together with all Restricted Payments made pursuant to this clause (11) does not exceed $1.0 million.
     Section 4.05 Limitation on Restrictions on Distributions from Restricted Subsidiaries. Borrower shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to Borrower or a Restricted Subsidiary or pay any Indebtedness owed to Borrower, (b) make any loans or advances to Borrower or (c) transfer any of its property or assets to Borrower, except:
     (1) with respect to clauses (a), (b) and (c),
     (A) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Closing Date (including the Other Credit Agreement, this Agreement, the Third Lien Notes Indenture, the Third Lien Notes, the Third Lien Note Documents, the Security Documents and the Intercreditor Agreements);
     (B) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by Borrower (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by Borrower) and outstanding on such date;
     (C) any encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;
     (D) any encumbrance or restriction with respect to contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Transaction; provided that any such encumbrances or restrictions apply only to such Receivables Subsidiary;

     (E) restrictions on cash or other deposits imposed by customers, suppliers or landlords under contracts entered into in the ordinary course of business;
     (F) [Reserved];
     (G) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such joint venture; and
     (H) any encumbrance or restriction contained in any Indebtedness Incurred by a Foreign Subsidiary in accordance with this Agreement to the extent such encumbrance or restriction applies only to the assets of such Foreign Subsidiary; and
     (2) with respect to clause (c) only,
     (A) any encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder; and
     (B) any encumbrance or restriction contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages; and
     (3) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments or refinancings of the contracts, instruments or obligations referred to in paragraphs (1) and (2) above; provided, however that such amendments or refinancings are, in the good faith judgment of the Board of Directors of Borrower, no more restrictive with respect to such dividend and other restrictions than those contained in the dividend or other restrictions prior to such amendment or refinancing.
     Section 4.06 Limitation on Sales of Assets and Subsidiary Stock. Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless
     (1) Borrower or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration) of the shares and assets subject to such Asset Disposition, as determined in good faith by the Board of Directors, if the fair market value is equal to or exceeds $2.5 million, or by an Officer, if the fair market value is less than $2.5 million;
     (2) at least 75% of the consideration thereof received by Borrower or such Restricted Subsidiary is in the form of cash or cash equivalents;

     (3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by Borrower (or such Restricted Subsidiary, as the case may be) to the extent and as set forth in Section 2.11 hereunder.
     For the purposes of this Section 4.06, the following are deemed to be cash or cash equivalents:
     (i) the assumption or discharge of Indebtedness of Borrower (other than obligations in respect of Disqualified Stock of Borrower) or any Restricted Subsidiary (other than obligations in respect of Disqualified Stock or Preferred Stock of a Subsidiary Guarantor) and the release of Borrower or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition;
     (ii) securities received by Borrower or any Restricted Subsidiary from the transferee that are converted within 90 days by Borrower or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion; and
     (iii) any Designated Non-cash Consideration received by Borrower or any Restricted Subsidiary in an Asset Disposition having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (iii) (unless such Designated Non-cash Consideration has been converted into cash, which shall be treated after such conversion as Net Available Cash), not to exceed 2.5% of Total Assets at the time of the receipt of such Designated Non-cash Consideration.
     Section 4.07 Limitation on Affiliate Transactions ▪ (a) Borrower shall not, and shall not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of Borrower (an “Affiliate Transaction”) unless
     (1) the terms thereof are no less favorable to Borrower or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm’s-length dealings with a Person who is not an Affiliate;
     (2) if such Affiliate Transaction involves an amount in excess of $2.5 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the non-employee directors of Borrower disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors; and
     (3) if such Affiliate Transaction involves an amount in excess of $7.5 million, the Board of Directors shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to Borrower and its Restricted Subsidiaries or is not less favorable to Borrower and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate.
     (b) The provisions of Section 4.07(a) shall not prohibit
     (1) any Investment (other than a Permitted Investment) or other Restricted Payment, in each case permitted to be made pursuant to Section 4.04;
     (2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment, severance or compensation arrangements, stock options and stock ownership plans approved by the Board of Directors,
     (3) loans or advances to employees in the ordinary course of business in accordance with the past practices of Borrower or its Restricted Subsidiaries, but in any event not to exceed $2.0 million in the aggregate outstanding at any one time;
     (4) the payment of reasonable fees and the reimbursement of ordinary course expenses to directors of Borrower and its Restricted Subsidiaries who are not employees of Borrower or its Restricted Subsidiaries and any payments pursuant to indemnification arrangements with directors and officers of Borrower or its Restricted Subsidiaries;
     (5) any transaction with Borrower, a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because Borrower or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;
     (6) the issuance or sale of any Capital Stock (other than Disqualified Stock) of Borrower;
     (7) any agreement as in effect on the Reference Date and described in the Confidential Offering Circular dated June 29, 2005 relating to the sale of the 8% Senior Notes due 2013 or any renewals or extensions of any such agreement (so long as such renewals or extensions of any such agreement, taken as a whole, are not less favorable to Borrower or the Restricted Subsidiaries) and the transactions evidenced thereby;
     (8) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are on terms no less favorable than those that would have been obtained in a comparable transaction with an unrelated party; and
     (9) any Qualified Receivables Transaction, and the Incurrence of obligations and acquisitions of Permitted Investments and other rights or assets in connection with a Qualified Receivables Transaction.

     Section 4.08 Limitation on Line of Business. Borrower shall not, and shall not permit any Restricted Subsidiary, to engage in any business other than a Related Business.
     Section 4.09 [Intentionally omitted]
     Section 4.10 Limitation on Liens. Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien of any nature whatsoever on any of its properties (including Capital Stock of a Restricted Subsidiary), whether owned at the Closing Date or thereafter acquired securing any Indebtedness, other than Permitted Liens.
     Section 4.11 Limitation on Sale/Leaseback Transactions. Borrower shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any Property unless
          (a) Borrower or such Restricted Subsidiary would be entitled to (1) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to Section 4.03 and (2) create a Lien on such Property securing such Attributable Debt pursuant to Section 4.10,
          (b) the net proceeds received by Borrower or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair market value of such Property (as determined by the Board of Directors, if the fair market value is equal to or exceeds $2.5 million, and by an Officer, if the fair market value is less than $2.5 million) and
          (c) Borrower applies the proceeds of such transaction in compliance with Section 2.11.
     Section 4.12 Future Guarantors. Borrower shall cause each domestic Restricted Subsidiary that Guarantees any Indebtedness of Borrower or any other Restricted Subsidiary to, and each Foreign Subsidiary that enters into a Guarantee of any Senior Indebtedness (other than a Foreign Subsidiary that Guarantees Senior Indebtedness Incurred by another Foreign Subsidiary) to, in each case, at the same time, (i) execute and deliver to the Agent a joinder to this Agreement, substantially in the form of Exhibit C pursuant to which such Restricted Subsidiary will Guarantee and secure the payment of the Term Loans on the same terms and conditions as those set forth in Articles 8 and 12 of this Agreement and (ii) execute and deliver to the Agent the applicable Security Documents pursuant to which its assets (of the same type as the assets of Borrower and the other Subsidiary Guarantors constituting Collateral) shall become part of the Collateral and shall secure the Term Loans and the Obligations and Subsidiary Guaranties in the manner specified in this Agreement and the Security Documents. Notwithstanding the foregoing, this covenant shall not apply to any Receivables Subsidiary.
     Section 4.13 Compliance Certificate. Borrower shall deliver to Agent within 120 days after the end of each fiscal year of Borrower an Officers’ Certificate stating that in the course of the performance by the signers of their duties as Officers of Borrower they would normally have knowledge of any Default and whether or not the signers know of any Default that occurred during such period. If they do, the certificate shall describe the Default, its status and what action Borrower is taking or proposes to take with respect thereto.

     Section 4.14 Limitation on Issuances and Sales of Capital Stock of Wholly Owned Subsidiaries. Borrower will not, and will not permit any of its Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock in any Wholly Owned Subsidiary of Borrower to any Person (other than Borrower or a Wholly Owned Subsidiary of Borrower), unless:
     (1) such transfer, conveyance, sale, lease or other disposition is of all the Capital Stock in such Wholly Owned Subsidiary; and
     (2) the Net Available Cash from such transfer, conveyance, sale, lease or other disposition are applied in accordance with Section 2.11 hereof.
     Borrower will not permit any Wholly Owned Subsidiary of Borrower to issue any of its Capital Stock (other than, if necessary, shares of its Capital Stock constituting directors’ qualifying shares) to any Person other than to Borrower or a Wholly Owned Subsidiary of Borrower.
     Section 4.15 Impairment of Security Interest. Subject to the rights of the holders of Permitted Liens and any release of Collateral permitted under this Agreement and pursuant to the terms of the Intercreditor Agreements, Borrower shall not, and shall not permit any of the Restricted Subsidiaries to, take or knowingly or negligently omit to take, any action which action or omission would or could reasonably be expected to have the result of materially impairing the security interest with respect to the Collateral for the benefit of Agent and the Lenders, except with respect to actions permitted under this Agreement. Borrower shall not amend, modify or supplement, or permit or consent to any amendment, modification or supplement of, the Security Documents in any way that would be adverse to the Lenders in any material respect, except as set forth in Article 11 or as permitted under Article 9 or under the Intercreditor Agreements.
     Section 4.16 After-Acquired Property. Subject to the provisions in Article 8 hereof and the terms of the other Loan Documents, upon the acquisition by Borrower or any Subsidiary Guarantor of any After-Acquired Property, Borrower or such Subsidiary Guarantor shall execute and deliver such mortgages, deeds of trust, security instruments, financing statements and certificates as shall be reasonably necessary to vest in Agent a perfected security interest, subject only to Permitted Liens, in such After-Acquired Property and to have such After-Acquired Property (but subject to the limitations set forth in Article 8 of this Agreement and the terms of the other Loan Documents) added to the Collateral, and thereupon all provisions of this Agreement relating to the Collateral shall be deemed to relate to such After-Acquired Property to the same extent and with the same force and effect.
     Section 4.17 Further Instruments and Acts. Promptly following reasonable request of Agent, Borrower will execute and deliver such further instruments and do such further acts as may be reasonably necessary to carry out more effectively the purpose of this Agreement. Agent shall have no duty, liability or obligation to make any request under the Section 4.17, absent the direction of a Lender.
     Section 4.18 Mergers and Transfer Assets. (a) Borrower shall not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions,

directly or indirectly, all or substantially all its assets to, any Person, provided, however, that this Section 4.18 will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to Borrower (so long as no Capital Stock of Borrower is distributed to any Person) or (B) Borrower merging with an Affiliate of Borrower solely for the purpose and with the sole effect of reincorporating Borrower in another jurisdiction.
     For purposes of this Section 4.18, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of Borrower, which properties and assets, if held by Borrower instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of Borrower on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of Borrower.
          (b) Borrower shall not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or series of transactions, all or substantially all of its assets to any Person (other than Borrower or another Subsidiary Guarantor) unless:
     (1) except in the case of a Subsidiary Guarantor (A) that has been disposed of in its entirety to another Person (other than to Borrower or an Affiliate of Borrower), whether through a merger, consolidation or sale of Capital Stock or assets or (B) that, as a result of the disposition of all or a portion of its Capital Stock, ceases to be a Subsidiary, in both cases, if in connection therewith Borrower provides an Officers’ Certificate to Agent to the effect that will comply with its obligations under Section 4.06 in respect of such disposition, the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by a Guaranty Agreement, all the obligations of such Subsidiary, if any, under its Subsidiary Guaranty; and
     (2) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing.
     Section 4.19 Amendment to Other Debt Documents. Borrower shall not, and shall not permit any Restricted Subsidiary amend, supplement or otherwise modify any document, instrument or agreement relating to any Junior Financing, if such modification (a) increases the principal balance of such Indebtedness (other than as a result of capitalization of fees, expenses, premiums and interest), (b) increases any required payment of principal or interest (other than as a result of capitalization of fees, expenses, premiums and interest), (c) accelerates the scheduled date on which any installment of principal or any interest is due, or adds any additional redemption, put or prepayment provisions, (d) shortens the final maturity date or otherwise accelerates amortization, (e) increases the interest rate, (f) modifies any covenant in a manner or adds any representation, covenant or default that is more onerous or restrictive in any material respect (when taken as a whole) for any Obligor, or that is otherwise materially adverse to any Obligor or Lenders, (g) results in the Obligations not being fully benefited by the payment subordination or lien subordination provisions thereof; or (h) results in the Obligations hereunder not constituting indebtedness permitted under the respective document, instrument or agreement relating to such Indebtedness.
     Section 4.20 Post Closing CovenantSection 4.21 . Notwithstanding anything to the contrary contained herein, within the periods set forth on Schedule 4.20 (or such longer period as the Requisite Lenders may determine), take the actions described on Schedule 4.20.
ARTICLE 5
CONDITIONS PRECEDENT
     Section 5.01 Closing Conditions. Lenders shall not be required to fund the Term Loans on the Closing Date unless each of the following conditions has been satisfied or waived in writing by Lenders:
     (a) Each Loan Document shall have been duly executed and delivered to Agent and Lenders by each of the signatories thereto, and each Obligor shall be in compliance with all terms thereof;
     (b) Agent shall have received UCC and Lien searches and other evidence satisfactory to Lenders that the only Liens are the Collateral Permitted Liens;
     (c) Agent shall have received the Related Real Estate Documents (other than such documents that Lenders shall not require, including surveys, appraisals and environmental reports) for all Real Estate listed on Schedule 5.01 hereto and subject to a Mortgage;
     (d) Agent shall have received duly executed agreements establishing each Dominion Account of Obligors and related lockbox, in form and substance, and with financial institutions, reasonably satisfactory to Lenders;
     (e) Agent shall have received officer’s certificates, in form and substance reasonably satisfactory to Lenders, certifying that, after giving effect to the Term Loans and transactions hereunder, (i) Borrower and its Subsidiaries (taken as a whole) are Solvent; (ii) no Default or Event of Default exists; (iii) the representations and warranties set forth in Section 3 are true and correct in all material respects and (iv) each of Borrower and Subsidiary Guarantor has complied with all agreements and conditions to be satisfied by it under the Loan Documents.
     (f) Agent shall have received an officer’s certificate for each Obligor, certifying (i) that attached copies of such Obligor’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to the Term Loans; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents. Agent may conclusively rely on this certificate until they are otherwise notified by the applicable Obligor in writing;
     (g) Agent shall have received a specimen of the signature of each Person authorized by the resolution referred to in paragraph (f) above in relation to the Loan Documents and related documents and executing Loan Documents on the Closing Date;
     (h) Agent shall have received a written opinion of Kirkland & Ellis LLP, as well as any local real estate counsel to Borrower to the extent a Mortgage on owned Real Estate in any such jurisdiction is being delivered, in form and substance reasonably satisfactory to Agent;
     (i) Agent shall have received copies of the charter documents of each Obligor, certified by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization. Agent shall have received good standing certificates, as applicable, for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization;
     (j) Agent shall have received copies of certificates of insurance for the insurance policies carried by Borrower, all in compliance with the Loan Documents;
     (k) No material adverse change in the business, assets, property, liabilities, operations or financial condition of the Borrower and its Subsidiaries taken as a whole shall have occurred since December 31, 2008;
     (l) Borrower shall have paid all fees and expenses (including attorney’s and professional fees) to be paid to Agent and Lenders on the Closing Date;
     (m) [Reserved];
     (n) No Default or Event of Default shall exist after giving effect to such funding hereunder;
     (o) Agent has received a copy of an amendment to the Other Credit Agreement, in form and substance reasonably satisfactory to Lenders;
     (p) The Third Lien Notes have been issued in form and substance reasonably satisfactory to Lenders;
     (q) Agent has received a copy of the Warrant and Unit Agreement, in form and substance reasonably satisfactory to Lenders;
     (r) The Intercreditor Agreements have been entered into by all parties thereto, in form and substance reasonably satisfactory to and Lenders; and

     (s) a copy of any other authorization or other document or assurance which Agent reasonably deems reasonably necessary in connection with the entry into and performance of the transactions contemplated by any Loan Document or for the validity and enforceability of any Loan Document.
     Each Lender, by funding the Term Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document or condition required to be approved by Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.
ARTICLE 6
DEFAULTS AND REMEDIES
     Section 6.01 Events of Default. An “Event of Default” occurs if:
     (1) Borrower defaults in any payment of interest on the Term Loans when the same becomes due and payable, and such default continues for a period of 5 Business Days;
     (2) Borrower (A) defaults in the payment of the principal of the Term Loans when the same becomes due and payable at its Maturity Date, upon optional prepayment, upon declaration of acceleration or otherwise, or (B) fails to prepay the Term Loans when required pursuant to this Agreement;
     (3) [Reserved];
     (4) Borrower fails to comply with (A) Section 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12 or 4.17 (other than a failure to prepay the Term Loans when required under Section 4.06) and such failure continues for 30 days after the notice specified below or (B) Section 4.02 and such failure continues for 60 days after the notice specified below;
     (5) Borrower or any Subsidiary Guarantor fails to comply with any of its agreements contained in this Agreement (other than those referred to in clause (1), (2), (3) or (4) above) or the Security Documents and such failure continues for 60 days after the notice specified below;
     (6) Any breach or default of an Obligor (after giving effect to any applicable grace period) occurs under any document, instrument or agreement (other than the Bank of America Credit Agreement) to which it is a party or by which it or any of its Properties is bound, relating to any Indebtedness (other than the Obligations) in excess of $10.0 million, that either (x) results in such indebtedness becoming due prior to its scheduled maturity, or (y) enables or permits the holder or holders of any such Indebtedness or any trustee or agent on its or their behalf to cause any such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

     (7) Any obligations of the Company or any Subsidiary Guarantor for principal of or interest on the loans under the Bank of America Credit Agreement is not paid when due and payable (after giving effect to any applicable grace period) or the Indebtedness thereunder is accelerated by the holders thereof because of an event of default;
     (8) Borrower, any Subsidiary Guarantor or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:
     (A) commences a voluntary case;
     (B) consents to the entry of an order for relief against it in an involuntary case;
     (C) consents to the appointment of a Custodian of it or for any substantial part of its property; or
     (D) makes a general assignment for the benefit of its creditors;
or takes any comparable action under any foreign laws relating to insolvency;
     (9) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
     (A) is for relief against Borrower, any Subsidiary Guarantor or any Significant Subsidiary in an involuntary case;
     (B) appoints a Custodian of Borrower, any Subsidiary Guarantor or any Significant Subsidiary or for any substantial part of its property; or
     (C) orders the winding up or liquidation of Borrower, any Subsidiary Guarantor or any Significant Subsidiary;
or any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 60 days;
     (10) any judgment or decree for the payment of money in excess of $10.0 million or its foreign currency equivalent at the time is entered against Borrower, any Subsidiary Guarantor or any Significant Subsidiary, remains outstanding for a period of 60 consecutive days following the entry of such judgment or decree and is not discharged, waived or the execution thereof stayed;
     (11) any Subsidiary Guaranty ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guaranty) or any Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guaranty:

     (12) (A) the repudiation or disaffirmation by Borrower or any Subsidiary Guarantor of its obligations hereunder and under any of the Security Documents, (B) the assertion by Borrower or any Subsidiary Guarantor in any pleading in a judicial proceeding, or the determination in a judicial proceeding that this Agreement or any of the Security Documents (or any of the security interests created thereby) is unenforceable or invalid against Borrower or any Subsidiary Guarantor for any reason or (C) this Agreement and any Security Document shall cease to be in full force and effect (other than in accordance with the terms of the applicable Security Document and this Agreement), or cease to be effective to grant Agent a perfected Lien on the Collateral (other than Collateral with a value that does not exceed $1.0 million in the aggregate at any time) to the extent required thereby and with the priority purported to be created thereby, in each case under this clause (11)(C), except for a failure of a Person other than Borrower or any Subsidiary Guarantor to make filings, renewals and continuations (or other equivalent filings) or the failure of a Person other than Borrower or any Subsidiary Guarantor (or its respective agent, bailee or designee, each as in accordance with the Security Documents and the Intercreditor Agreements) to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents;
     (13) a Change of Control occurs.
     The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.
     A Default under clauses (4) or (5) is not an Event of Default until the Agent (at the direction of Requisite Lenders) or the Requisite Lenders (with a copy to Agent) notify Borrower of the Default and Borrower does not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default”.
     Borrower shall deliver to Agent, within 30 days after the occurrence thereof, written notice in the form of an Officers’ Certificate of any Event of Default under clause (6), (7), (11) or (12) and any event which with the giving of notice or the lapse of time would become an Event of Default under clause (4), (5) or (10), its status and what action Borrower is taking or proposes to take with respect thereto.
     Section 6.02 Acceleration. If an Event of Default (other than an Event of Default specified in Section 6.01(8) or (9) with respect to Borrower) occurs and is continuing, Agent shall (in the direction of the Requisite Lenders) and the Requisite Lenders may, by notice to Borrower, declare the principal of and accrued but unpaid interest on all the Term Loans and the other Obligations to be due and payable. Upon such a declaration, such principal, interest and other Obligations shall be due and payable immediately. If an Event of Default specified in Section 6.01(8) or (9) with respect to Borrower occurs, the principal of and interest on all the

Term Loan and the other Obligations shall ipso facto become and be immediately due and payable without any declaration or other act on the part of Agent or any Lender.
     Section 6.03 Other Remedies. If an Event of Default occurs and is continuing, Agent (at the direction of the Requisite Lenders) may exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require any Obligor to assemble Collateral, at such Obligor’s expense, and make it available to Agent at a place designated by Agent; (iii) subject to the terms of any lease agreement or Lease Waiver, as applicable, enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by any Obligor, such Obligor agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Agent (at the direction of Requisite Lenders), in its discretion, deems advisable. Each Obligor agrees that 10 days notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable. Agent shall have the right to conduct such sales on any Obligor’s premises, without charge, and such sales may be adjourned from time to time in accordance with Applicable Law. Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may set off the amount of such price against the Obligations.
     Section 6.04 Licenses. For the purpose of enabling Agent, upon the occurrence and during the continuance of an Event of Default, to exercise the rights and remedies under Section 6.03 at such time as Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Obligor hereby grants to Agent a non-exclusive license (subject to the rights of third parties and to the extent not prohibited in the case of licensed in Intellectual Property and (i) in the case of trademarks, to sufficient rights to quality control and inspection in favor of any Obligor to avoid the risk of invalidation of such trademarks, and (ii) in the case of trade secrets, to an obligation of Agent to take steps reasonable under the circumstances to keep trade secrets confidential to avoid the risk of invalidation of such trade secrets) to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of each Obligor, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral. Each Obligor’s rights and interests under Intellectual Property shall inure to Agent’s benefit.
     Section 6.05 Set Off. At any time during an Event of Default, Agent, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency)(other than tax, payroll, trust or employee benefit accounts) at any time held and other obligations (in whatever currency) at any time owing by Agent, such Lender or such Affiliate to or for the credit or the account of an Obligor against any Obligations, irrespective of whether or not Agent, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Agent, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Agent, each Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.
     Section 6.06 Remedies Cumulative.
          (a) Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of each Obligor under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of Agent and Lenders are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.(b) Waivers. No waiver or course of dealing shall be established by (i) the failure or delay of Agent or any Lender to require strict performance by any Obligor with any terms of the Loan Documents, or to exercise any rights or remedies with respect to Collateral or otherwise; (ii) the making of any Term Loan during a Default, Event of Default or other failure by the Obligors to satisfy any conditions precedent; or (iii) acceptance by Agent or any Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein.
ARTICLE 7
AGENT
     Section 7.01 Appointment, Authority and Duties of Agent.
          (a) Appointment and AuthorityEach Lender irrevocably appoints and designates Credit Suisse as Agent of such Lender under this Agreement and the other Loan Documents to which Agent is a party, and each Lender irrevocably authorizes Agent to take such action on its behalf and in Agent’s designated capacity under the provisions of this Agreement and the other Loan Documents, and to exercise such powers and perform such duties, as are expressly designated to Agent by the terms of this Agreement and the other Loan Documents, together with such powers as are reasonably incidental thereto. Agent may, and each Lender authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Loan Documents, for Agent’s benefit and the Pro Rata benefit of Lenders. Each Lender agrees that any action taken by Agent or Requisite Lenders in accordance with the provisions of the Loan Documents, and the exercise by Agent or Requisite Lenders of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Lenders. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Agent each Loan Document to which it is a party, including any intercreditor or subordination agreement, and accept delivery of each Loan Document from any Obligor or other Person; (c) act as collateral agent for the Lender Group for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral under the Loan Documents, Applicable Law or otherwise. The duties of Agent shall be ministerial and administrative in nature, and Agent shall not have a fiduciary relationship with any Lender, Participant, Obligor or any other Person by reason of any Loan Document or any transaction relating thereto.
          (b) Duties. Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents to which Agent is a party or beneficiary, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Loan Documents or otherwise exist on the part of the Agent. The conferral upon Agent of any right shall not imply a duty on Agent’s part to exercise such right, unless instructed to do so by Requisite Lenders in accordance with this Agreement.
          (c) Agent Professionals. Agent may perform its duties under this Agreement and the other Loan Documents to which Agent is a party or beneficiary by or through receivers, agents, attorneys-in-fact and employees. Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in reliance upon any advice given by an Agent Professional. Agent shall not be responsible for the negligence or misconduct of any receivers, agents, attorneys-in-fact, employees or Agent Professionals selected by it with reasonable care.
          (d) Instructions of Requisite Lenders. The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joinder of any other party, unless required by Applicable Law. Agent may (but shall not be required to, except where expressly required hereunder) request instructions from Requisite Lenders with respect to any act (including the failure to act) in connection with any Loan Documents, and may seek assurances to its satisfaction from Lenders of their indemnification obligations under Section 7.06 against all Claims that could be incurred by Agent in connection with any act (or failure to act). Agent shall be entitled to refrain from any act until it has received such instructions or assurances, and Agent shall not incur liability to any Person by reason of so refraining. Instructions of Requisite Lenders shall be binding upon all Lenders, and no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting in accordance with the instructions of Requisite Lenders. Notwithstanding the foregoing, instructions by and consent of all Lenders shall be required in the circumstances described in clauses (i) through (iii) of Section 11.01(a). In no event shall Agent be required to take any action that, in its opinion, is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to personal liability.
     Section 7.02 Agreements Regarding Collateral and Field Examination Reports.
          (a) Lien Releases; Care of Collateral. Lenders authorize Agent to release any Lien with respect to any Collateral (a) upon Full Payment of the Obligations; (b) that is the subject of an Asset Disposition which Borrower certifies in writing to Agent is a Permitted Asset Disposition or a Lien which Borrower certifies is a Permitted Lien entitled to priority over Agent’s Liens (and Agent may rely conclusively on any such certificate without further inquiry); (c) as required to effect any sale or other disposition of Collateral in connection with any exercise of remedies of Agent pursuant to the Security Documents; or (d) with the written consent of the Requisite Lenders. Lenders hereby authorize Agent to execute and deliver any instruments, documents and agreements necessary or desirable to evidence and confirm the release of any Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender. In addition to the foregoing, if any of the Collateral shall be sold, transferred or otherwise disposed of by any Obligor in a transaction permitted by the Credit Agreement, such Collateral shall be automatically released from the Liens and security interests created by the Loan Documents and the Agent, at the request and sole expense of such Obligor, shall execute and deliver to such Obligor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral (including such documents as such Obligor shall reasonably request to evidence such release). Agent shall have no obligation whatsoever to any Lenders to assure that any Collateral exists or is owned by any Obligor, or is cared for, protected, insured or encumbered, nor to assure that Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.
          (b) Possession of Collateral. Agent and Lenders appoint each Lender as agent (for the benefit of Lender Group) for the purpose of perfecting Liens in any Collateral held or controlled by such Lender, to the extent such Liens are perfected by possession or control. If any Lender obtains possession or control of any Collateral, it shall notify Agent thereof and, promptly upon Agent’s request, deliver such Collateral to Agent or otherwise deal with it in accordance with Agent’s instructions.
          (c) Reports. Agent shall promptly forward to each Lender, when complete, copies of any field audit, examination or appraisal report prepared for Agent with respect to any Obligor or Collateral (“Report”). Each Lender agrees (a) that Agent makes no representation or warranty as to the accuracy or completeness of any Report, shall not be liable for any information contained in or omitted from any Report and shall not have any duty, liability or obligation to request the preparation of a Report absent the direction of the Requisite Lenders; (b) that the Reports are not intended to be comprehensive audits or examinations, and that any Person performing any audit or examination will inspect only specific information regarding Obligations or the Collateral and will rely significantly upon Borrower’s books and records as well as upon representations of Borrower’s officers and employees; and (c) to keep all Reports confidential and strictly for such Lender’s internal use, and not to distribute any Report (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants) or use any Report in any manner other than administration of the Term Loans and other Obligations. Each Lender agrees to indemnify and hold harmless Agent and any Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Report, as well as from any Claims arising as a direct or indirect result of Agent furnishing a Report to such Lender.
     Section 7.03 Reliance By Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, consent, certificate, affidavit, letter, certification, statement, notice or other communication, document or conversation (including those by telephone, telex, cablegram, telegram, telecopy, teletype message or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and upon the advice and statements of Agent Professionals (including, without limitation, counsel to Obligors). Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture or other paper or document. Agent shall have no liability for failing or refusing to take any action under this Agreement or the other Loan Documents unless it shall first receive such advice, direction, instruction or concurrence of the Requisite Lenders or the Lenders as is required hereunder; and Agent has the right to seek instructions from the Requisite Lenders before acting or electing not to act under this Agreement and/or the other Loan Documents. Agent shall in all cases have no liability in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a direction or instruction of the Requisite Lenders, and such direction or instruction and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders. This provision shall apply mutatis mutandis to Agent-Related Persons as if they were the Agent referred to herein.
     Section 7.04 Action Upon Default. Agent shall not be deemed to have knowledge of any Default or Event of Default unless Agent has received written notice from a Lender or Borrower specifying the occurrence and nature thereof and stating that such notice is a “notice of default”. If any Lender acquires knowledge of a Default or Event of Default, it shall promptly notify Agent and the other Lenders thereof in writing. Each Lender agrees that, except as otherwise provided in any Loan Documents or with the written consent of Requisite Lenders, it will not take any Enforcement Action, accelerate Obligations under any Loan Documents, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral. Notwithstanding the foregoing, however, a Lender may take action to preserve or enforce its rights against an Obligor where a deadline or limitation period is applicable that would, absent such action, bar enforcement of Obligations held by such Lender, including the filing of proofs of claim in an Insolvency Proceeding. Agent shall take such action with respect to any Default or Event of Default as shall be directed by the Requisite Lenders.
     Section 7.05 Ratable Sharing. If any Lender shall obtain any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its share of such Obligation, determined on a Pro Rata basis, as applicable, such Lender shall forthwith purchase from the other Lenders such participations in the affected Obligation as are necessary to cause the purchasing Lender to share the excess payment or reduction on a Pro Rata basis, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. No Lender shall set off against any Dominion Account without the prior consent of Agent.
     Section 7.06 Indemnification of Agent Indemnitees. EACH LENDER SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS (BUT WITHOUT LIMITING THE INDEMNIFICATION OBLIGATIONS OF OBLIGORS UNDER ANY LOAN DOCUMENTS), ON A PRO RATA BASIS, FROM AND AGAINST ALL CLAIMS, LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES AND DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER (INCLUDING, WITHOUT LIMITATION, THE FEES AND DISBURSEMENTS OF COUNSEL FOR THE AGENT AND AGENT-RELATED PERSONS, INCLUDING IN CONNECTION WITH ANY INVESTIGATIVE, ADMINISTRATIVE OR JUDICIAL PROCEEDING COMMENCED OR THREATENED, WHETHER OR NOT ANY AGENT INDEMNITEE SHALL BE DESIGNATED A PARTY THERETO, INCLUDING THOSE INCURRED IN ANY BANKRUPTCY PROCEEDING) THAT MAY AT ANY TIME (INCLUDING FOLLOWING

FULL PAYMENT OF THE OBLIGATIONS) BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST ANY AGENT INDEMNITEE IN ANY WAY AS A RESULT OF, RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY DOCUMENT CONTEMPLATED BY OR REFERRED TO HEREIN OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR ANY ACTION TAKE OR OMITTED BY AGENT INDEMNITEE IN CONNECTION WITH THE FOREGOING. In Agent’s discretion, it may reserve for any such Claims made against an Agent Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral or principal or principal repayment of the Term Loans prior to making any distribution of such proceeds to Lenders. If Agent is sued by any receiver, bankruptcy trustee, debtor-in-possession or other Person for any alleged preference or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Agent by each Lender to the extent of its Pro Rata Share. Without limiting the generality of the foregoing, if the Internal Revenue Service or any authority of the United States of America or other jurisdiction asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify Agent fully for all amounts paid, directly or indirectly, by Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent under this Section 7.06, together with all reasonable out-of-pocket costs, expenses and attorneys’ fees. No provision of this Agreement or the other Loan Documents shall require Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers unless Agent shall have received adequate indemnity in Agent’s opinion against potential costs and liabilities incurred by Agent relating thereto. Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, in the event Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, Agent shall not be required to commence any such action or exercise any such remedy if Agent has determined that Agent may incur personal liability as the result of the presence at, or release on or from, the Collateral, of any hazardous substances unless Agent has received security or indemnity from the Lenders in an amount and in a form all satisfactory to Agent in its sole discretion, protecting Agent from all such liability. Agent shall at any time be entitled to cease taking any action described above if it no longer reasonably deems any indemnity, security or undertaking from the Obligors or the Lenders to be sufficient. The obligation of each Lender in this Section 7.06 shall survive the Full Payment of the Term Loans and other Obligations, the termination of this Agreement and the resignation or removal of Agent. All amounts due under this Section shall be deemed part of the Obligations and shall be secured by the Collateral.
     Section 7.07 Limitation on Responsibilities of Agent. Agent shall not be liable to Lenders for any action taken or omitted to be taken by it or any Agent-Related Persons under or in connection with this Agreement or any other Loan Document or instrument referred to or provided for herein or therein, except to the extent that any of the foregoing are found by a final, nonappealable decision of a court of competent jurisdiction to have resulted from its or such

Person’s own gross negligence or willful misconduct. Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor or Lender of any obligations under the Loan Documents. Agent does not make to Lenders any express or implied warranty, representation or guarantee with respect to any Obligations, Collateral, Loan Documents or Obligor. No Agent Indemnitee shall be responsible to Lenders or any other Person for any recitals, statements, information, representations or warranties contained in any Loan Document or in any certificate report, statement, or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectibility, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectibility of any Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor; or for any failure of any Obligor to perform its obligations under the Loan Documents. No Agent Indemnitee shall have any obligation to any Lender or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents. Neither Agent nor any Agent-Related Person shall be required to initiate or conduct any litigation or collection or other proceeding under the Loan Documents, including without limitation to file any proof of claim, without the express written direction of the Requisite Lenders. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, the Loan Documents, or to inspect the properties, books or records of any Obligor. Agent shall have the right at any time to seek instructions from the Lenders with respect to the administration of the Loan Documents. Anything to the contrary notwithstanding, in no event shall Agent be liable to any Person, under this Agreement or the other Loan Documents, for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits), even if Agent has been advised of the likelihood of such loss or damage. To the extent permitted by applicable law, each of the Borrower and the Subsidiary Guarantors agrees not to assert, and hereby waives, any claim against any Agent Indemnitee, on any theory of liability, for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits, but excluding direct losses) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions, any Term Loan or the use of the proceeds thereof.
     Section 7.08 Successor Agent and Co-Agents.
          (a) Resignation; Successor Agent. Subject to the appointment and acceptance of a successor Agent as provided below, Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and Borrower. Upon receipt of such notice, Requisite Lenders shall have the right to appoint a successor Agent which shall be (a) a Lender or an Affiliate of a Lender; or (b) a commercial bank that is organized under the laws of the United States or any state or district thereof, has a combined capital surplus of at least $200,000,000 and in each case (provided no Event of Default exists) is reasonably acceptable to Borrower. If no successor Agent has been appointed by the 30th day after the date such notice of resignation was given by such Agent, such Agent’s resignation shall become effective and the Requisite Lenders shall thereafter perform all the duties of such Agent hereunder and/or under any other Loan Document until such time, if any, as the Requisite Lenders appoint a successor Agent which is reasonably acceptable to Borrower. Upon acceptance by a successor Agent of an appointment to serve as Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, duties and obligations of the retiring Agent without further act but the retiring Agent shall continue to have the benefits of the indemnification set forth in the Loan Documents. Notwithstanding any Agent’s resignation, the provisions of this Article 7 shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while Agent. Any successor to Credit Suisse by merger or acquisition of stock or acquisition of the corporate trust business shall continue to be Agent hereunder without further act on the part of the parties hereto, unless such successor resigns as provided above.
          (b) Separate Collateral Agent. It is the intent of the parties that there shall be no violation of any Applicable Law denying or restricting the right of financial institutions to transact business in any jurisdiction. If Agent is limited in the exercise of any rights or remedies under the Loan Documents due to any Applicable Law, Requisite Lenders may appoint an additional Person who is not so limited, as a separate collateral agent or co-collateral agent; provided such collateral agent or co-collateral agent is reasonably acceptable to Borrower (unless an Event of Default exists). If Requisite Lenders so appoint a collateral agent or co-collateral agent, each right and remedy intended to be available to Agent under the Loan Documents shall also be vested in such separate agent. Every covenant and obligation necessary to the exercise thereof by such agent shall run to and be enforceable by it as well as Agent. Requisite Lenders shall execute and deliver such documents as may be appropriate to vest any rights or remedies in such agent. If any collateral agent or co-collateral agent shall die or dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of such agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.
     Section 7.09 Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund the Term Loans. Each Lender has made such inquiries concerning the Loan Documents, the Collateral and each Obligor as such Lender feels necessary. Each Lender further expressly acknowledges and agrees that the other Lenders, Agent and Agent-Related Persons have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations and that no act by Agent hereafter taken, shall be deemed to constitute any representation or warranty by Agent to any Lender. Each Lender will, independently and without reliance upon the other Lenders or Agent, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making the Term Loans, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by any Lender (to the extent such Lender is entitled to such information under the express terms of this Agreement or any other Loan Document), Agent shall have no duty or responsibility to provide any Lender with any notices, reports or certificates furnished to Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business, operations, prospects, creditworthiness or Properties of any Obligor (or any of its Affiliates) which may come into possession of Agent or any of Agent’s Affiliates.
     Section 7.10 Remittance of Payments and Collections.
          (a) Failure to Pay. If any Lender fails to pay any amount when due by it to Agent pursuant to the terms hereof, such amount shall bear interest from the due date until paid at the rate determined by Agent as customary in the banking industry for interbank compensation. In no event shall Borrower be entitled to receive credit for any interest paid by a Lender to Agent.
          (b) Recovery of Payments. If Agent pays any amount to a Lender in the expectation that a related payment will be received by Agent from an Obligor and such related payment is not received, then Agent may recover such amount from each Lender that received it. If Agent determines at any time that an amount received under any Loan Document must be returned to an Obligor or paid to any other Person pursuant to Applicable Law or otherwise, then, notwithstanding any other term of any Loan Document, Agent shall not be required to distribute such amount to any Lender. If any amounts received and applied by Agent to any Obligations are later required to be returned by Agent pursuant to Applicable Law, each Lender shall pay to Agent, such Lender’s Pro Rata share of the amounts required to be returned.
     Section 7.11 No Third Party Beneficiaries. This Article 7 is an agreement solely among Lenders and Agent, and shall survive Full Payment of the Obligations. This Section 7 does not confer any rights or benefits upon Borrower or any other Person other than as set forth in Sections 7.03, 7.06 and 7.08. As between Borrower and Agent, any action that Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Lenders.
     Section 7.12 Standard of Care of Agent, etc.Section 7.13
          (a) Agent shall not be required to take any discretionary actions hereunder or under any other Loan Documents. Any provision of this Agreement or any other Loan Document authorizing Agent to take any action shall not obligate Agent to take such action. Agent shall not be under any obligation or duty to perform any act which, in Agent’s sole judgment, could involve it in expense or liability or to institute or defend any suit in respect thereof, or to advance any of its own monies, unless the Requisite Lenders or Obligor, as the case may be, shall have offered to Agent reasonable security or indemnity against such expense, liability, suit or advance satisfactory to the Agent.
          (b) Agent shall not have any duty, obligation or liability with respect to any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture or other paper or document delivered by Obligors under the Loan Documents, other than to deliver copies of the same to Lenders (to the extent the Lenders are entitled to such copies under the express terms of this Agreement or an other Loan Document). Without limiting the generality of the foregoing, Agent shall have no duty, obligation or liability with respect to any notice of default delivered to Agent (either under the Loan Documents or under any other agreement or document) other than to deliver a copy of the same to Lenders.

          (c) Any provision of this Agreement or any other Loan Document authorizing the Agent to take any action shall not obligate Agent to take such action.
     Section 7.14 Actions by the Agent.Section 7.15
          (a) Agent shall not be liable for any action it takes or omits to take in reliance on any written direction by the Requisite Lenders (which written direction may be in the form of an e-mail) or an Officers’ Certificate from any Obligor. Whenever in the administration of any Loan Document Agent shall deem it necessary or desirable that a matter be proved or established prior to taking or suffering or omitting to take any act hereunder or thereunder, such matter (unless other evidence in respect thereof be herein or therein specifically prescribed) may, in the absence of gross negligence or willful misconduct (as determined by a final, nonappealable judgment of a court of competent jurisdiction) on the part of Agent or Agent-Related Persons, be deemed to be conclusively proved and established by any written direction from the Requisite Lenders or an Officers’ Certificate from an Obligor delivered to Agent, and such written direction or certificate, in the absence of gross negligence or willful misconduct on the part of Agent or Agent-Related Persons, shall be full authorization to Agent for any action taken, suffered or omitted to be taken by it under the provisions of any Loan Document.
          (b) In each case that Agent may or is required hereunder or under any other Loan Document to take any action (an “Agent Action”), including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under any other Loan Document, Agent may seek direction from the Requisite Lenders. Agent shall not be liable with respect to any Agent Action taken or omitted to be taken by it in accordance with the direction from the Requisite Lenders. If Agent shall request direction from the Requisite Lenders with respect to any Agent Action, Agent shall be entitled to refrain from such Agent Action unless and until such Agent shall have received direction from the Requisite Lenders, and the Agent shall not incur liability to any Person by reason of so refraining.
ARTICLE 8
COLLATERAL
     Section 8.01 Grant of Security Interest. To secure the prompt payment and performance of all Obligations, each Borrower and Subsidiary Guarantor hereby grants to Agent for the benefit of the Lender Group, a continuing security interest in and Lien upon all Property of the Borrower or Subsidiary Guarantor, as the case may be, including all of the following Property, whether now owned or hereafter acquired, and wherever located:
          (a) all Accounts;
          (b) all Chattel Paper, including electronic chattel paper;
          (c) all Commercial Tort Claims listed on Schedule 8.01 (as amended from time to time);
          (d) all Deposit Accounts;

          (e) all Documents;
          (f) all General Intangibles, including Intellectual Property (excluding intent to use trademark applications and contracts that prohibit the granting of security interests or encumbrances);
          (g) all Goods, including Inventory, Equipment and fixtures;
          (h) all Instruments;
          (i) all Investment Property;
          (j) all Letter-of-Credit Rights;
          (k) all Supporting Obligations;
          (l) all monies, whether or not in the possession or under the control of Agent, a Lender, or a bailee or Affiliate of Agent or a Lender;
          (m) all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and
          (n) all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing.
Notwithstanding the foregoing, in no event shall any of the following Property be subject to the grant of security pursuant to this Section 8.01 or otherwise constitute Collateral: (i) all motor vehicles and other assets the perfection of a security interest in which is excluded from the UCC in the relevant jurisdiction; (ii) any General Intangible or other rights arising under contracts, Instruments, licenses, license agreements (including Licenses) or other documents, to the extent (and only to the extent) that the grant of a security interest would (x) constitute a violation of a restriction in favor of a third party on such grant, unless and until any required consents shall have been obtained, (y) give any other party the right to terminate its obligations thereunder, or (z) violate any law, provided, however, that (1) any portion of any such General Intangible or other right shall cease to be excluded pursuant to this clause (ii) at the time and to the extent that the grant of a security interest therein does not result in any of the consequences specified above and (2) the limitation set forth in this clause (ii) above shall not affect, limit, restrict or impair the grant by an Obligor of a security interest pursuant to this Agreement in any such General Intangible or other right, to the extent that an otherwise applicable prohibition or restriction on such grant is rendered ineffective by any applicable law, including the New York UCC; (iii) Property (and proceeds thereof) owned by any Obligor on the date hereof or hereafter acquired that is subject to a Lien securing a purchase money obligation or Capital Lease Obligation permitted to be incurred pursuant to this Agreement, for so long as the contract or other agreement in which such Lien is granted (or the documentation providing for such purchase money obligation or Capital Lease Obligation) validly prohibits the creation of any other Lien on such Property; (iv) applications filed in the United States Patent and Trademark Office to register trademarks or service marks on the basis of any Obligor’s “intent to use” such trademarks or service marks unless and until the filing of a “Statement of Use” or “Amendment to Allege Use” has been filed and accepted, whereupon such applications shall be automatically subject to the Lien granted herein and deemed included in the Collateral; (v) any property or assets to the extent that such grant of a security interest is prohibited by any Applicable Law, or requires a consent not obtained of any Governmental Authority pursuant to such Applicable Law; (vi) (A) more than 65% of the Capital Stock of any Foreign Subsidiary that is a direct Subsidiary of Borrower or a Subsidiary of Borrower that is not a Foreign Subsidiary (any such Foreign Subsidiary, a “First-Tier Foreign Subsidiary”) which represent Voting Stock to the extent a greater percentage would result in adverse tax consequences to the Borrower or (B) any Capital Stock of a Foreign Subsidiary that is not a First-Tier Foreign Subsidiary; (vii) all tax, payroll, employee benefit, fiduciary and trust accounts; or (viii) accounts receivable and any assets related thereto owned by a Receivables Subsidiary or which the Company or its Subsidiaries have agreed to transfer to a Receivables Subsidiary (clauses (i) through (viii) collectively, the “Excluded Collateral”). Furthermore, any assets or Property constituting “Excluded Collateral” are expressly excluded from each term used in the definition of Collateral (and any component definition thereof).
     Section 8.02 Lien on Deposit Accounts; Cash Collateral.
          (a) Domestic Deposit Accounts. To further secure the prompt payment and performance of all Obligations, each Obligor hereby grants to Agent, for the benefit of Lender Group, a continuing security interest in and Lien upon all amounts credited to any Deposit Account of each Obligor, including any sums in any blocked or lockbox accounts or in any accounts into which such sums are swept.
     Section 8.03 Real Estate Collateral.
          (a) Lien on Real Estate. The Obligations shall also be secured by Mortgages upon all owned Real Estate owned by each Obligor, as listed on Schedule 5.01 hereto. The Mortgages shall be duly recorded, at Borrower’ expense, in each office where such recording is required to constitute a fully perfected Lien on the Real Estate covered thereby. If any Obligor acquires any owned Real Estate hereafter, Borrower shall, promptly notify Agent of such acquisition and shall, within 45 days upon Agent’s request, execute, deliver and record a Mortgage sufficient to create a second priority Lien (subject to Permitted Liens) in favor of Agent on such Real Estate, and shall promptly deliver all Related Real Estate Documents.
          (b) Collateral Assignment of Leases. To further secure the prompt payment and performance of all Obligations, each Obligor hereby grants a security interest and collaterally assigns to Agent, for the benefit of Lender Group, all of such Obligor’s right, title and interest in, to and under all now or hereafter existing leases of real Property to which such Obligor is a party, whether as lessor or lessee, and all extensions, renewals, modifications and proceeds thereof; provided, however, the foregoing provision shall exclude any Real Estate lease (i) in which such Obligor is expressly prohibited from assigning or transferring its right, title and interest to such Real Estate lease or (ii) in which such collateral assignment or grant of security interest would cause a breach or default thereunder, a loss of rights by such Obligor therein or thereunder or an increase in the obligations of such Obligor (other than an obligation to provide notice or other ministerial acts); provided, further that in the event consent is obtained for such assignment and/or transfer, upon the granting of the consent, the Real Estate lease so excluded from this collateral assignment shall, by virtue of this proviso (without any act or delivery by any Person), be then subject to the collateral assignment set forth in this Section 8.03(b).
     Section 8.04 Other Collateral.
          (a) Commercial Tort Claims. Borrower shall promptly notify Agent in writing if any Obligor obtains knowledge that it holds a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $1,000,000) and shall promptly take such actions as Agent requests (at the discretion of the Requisite Lenders) to confer upon Agent (for the benefit of Lender Group) a duly perfected Lien (subject to Permitted Liens) upon such claim.
          (b) Certain After-Acquired Collateral. Borrower shall promptly notify Agent in writing if, after the Closing Date, any Obligor obtains any interest in any Collateral consisting of Deposit Accounts, Chattel Paper, Documents, Instruments, Investment Property or Letter-of-Credit Rights, and shall promptly take such actions as Agent requests (at the direction of the Requisite Lenders) to effect Agent’s duly perfected, second priority (subject to Permitted Liens) Lien upon such Collateral (which is not yet subject to a Lien in favor of Agent), including obtaining any appropriate possession, control agreement or Lien Waiver (or by providing such possession to the First Priority Representative, on behalf of Agent, as applicable). Borrower shall provide Agent, on a quarterly basis, notification of any Intellectual Property or rights therein obtained since the last day of the previous Fiscal Quarter, including the owner of such Intellectual Property and a detailed description thereof. If any Collateral (other than (i) Property in transit among locations of Obligors, (ii) Inventory out for processing, and (iii) Property out for repair or refurbishment or Property in the possession of employees in the ordinary course of business, in each case with respect to this clause (iii), valued at less then $500,000), is in the possession of a third party, at Agent’s request (at the direction of the Requisite Lenders), Borrower shall use commercially reasonable efforts to obtain an acknowledgment that such third party holds the Collateral for the benefit of Agent.
     Section 8.05 No Assumption of Liability. The Lien on Collateral granted hereunder is given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of any Obligor relating to any Collateral.
     Section 8.06 Further Assurances. Promptly following written request, each Obligor shall deliver such instruments, collateral assignments, or other documents or agreements, and shall take such actions, as Agent requests (at the direction of the Requisite Lenders) to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement. Each Obligor authorizes Agent to file any financing statement that indicates the Collateral as “all assets” or “all personal property” of each Obligor, or words to similar effect.
     Section 8.07 Foreign Subsidiary Stock. The Collateral shall include only 65% of the Voting Stock of any First Tier Foreign Subsidiary and shall not include any Capital Stock of any Foreign Subsidiary that is not a First-Tier Foreign Subsidiary.

ARTICLE 9
COLLATERAL ADMINISTRATION
     Section 9.01 Administration of Accounts.
          (a) Account Verification. Whether or not a Default or Event of Default exists, Agent shall have the right at any time, in the name of Agent, any designee of Agent or any Obligor, to verify the validity, amount or any other matter relating to any Accounts of Obligors by mail, telephone or otherwise. Borrower and the Subsidiary Guarantors shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.
          (b) Maintenance of Dominion Account. Each Obligor shall maintain Dominion Accounts pursuant to lockbox or other arrangements reasonably acceptable to Agent (or the First Priority Representative, as applicable). Each Obligor shall obtain an agreement (in form and substance reasonably satisfactory to Agent) from each lockbox servicer and Dominion Account bank, establishing Agent’s control over and Lien in the lockbox or Dominion Account, requiring immediate deposit of all remittances received in the lockbox to a Dominion Account, and waiving or subordinating offset rights of such servicer or bank, except for customary administrative charges; provided, however, that upon the occurrence of the First Priority Obligations Payment Date (as defined in the First Lien Intercreditor Agreement), the agreements from each lockbox servicer and Dominion Account bank, establishing the Collateral Agent’s control over and Lien in the lockbox or Dominion Account shall be amended and restated such that the lockboxes and Dominion Accounts are no longer subject to a complete blockage and the Agent shall not sweep any proceeds in such lockbox or Dominion Account unless an Event of Default shall have occurred and be continuing. The Obligors may maintain a balance of no more than $500,000 at any time in its master disbursement account. Agent and Lenders assume no responsibility to any Obligor for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.
          (c) Proceeds of Collateral. The Obligors shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to a Dominion Account (or a lockbox relating to a Dominion Account). If Borrower or Subsidiary receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for Agent and promptly (not later than the next Business Day) deposit same into a Dominion Account. Notwithstanding anything to the contrary contained herein, the Obligors shall be entitled to maintain amounts of cash and Temporary Cash Investments in petty cash (in an aggregate amount for all such accounts not to exceed $500,000), trust, tax, employee benefit and payroll accounts which are not Dominion Accounts.
     Section 9.02 Administration of Inventory.
          (a) Records and Reports of Inventory. Each Obligor shall keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions, and shall submit to Agent inventory and reconciliation reports in form satisfactory to Agent, on such periodic basis as Agent may request (in each case, at the direction of the Requisite Lenders). Each Obligor shall conduct a physical inventory in time and manner consistent with such

Obligor’s past practices (and on a more frequent basis if requested by Agent when an Event of Default exists) and periodic cycle counts consistent with historical practices, and shall provide to Agent a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as Agent may request. Agent may participate in and observe each physical count, provided, that so long as no Event of Default is continuing, the Agent shall be reimbursed for its reasonable charges, costs and expenses in connection with its participation in and observance of a physical count only once per calendar year. During an Event of Default, all reasonable charges, costs and expenses in connection with Agent and Lenders’ participations in and observances of physical counts shall be reimbursed by Obligors without regard to the limits in the immediately preceding sentence. Notwithstanding anything to the contrary contained in this Section 9.02(a), the Obligors’ obligations under this paragraph to prepare and deliver any reports, schedules or supporting information may be satisfied by the prompt delivery by Borrower to Agent of the comparable schedules delivered to the First Priority Representative, as applicable, pursuant to the Other Credit Agreement, as applicable.
          (b) Acquisition, Sale and Maintenance. Each Obligor shall take all steps to assure that all Inventory is produced in accordance with Applicable Law, including the FLSA, in each case except to the extent failure to comply with any Applicable Law could not result in a Material Adverse Effect. No Obligor shall sell any Inventory on consignment or approval or any other basis under which the customer may return or require the Borrower to repurchase such Inventory, except in the ordinary course of business. Each Obligor shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity in all material respects with all Applicable Law and shall make current rent payments (within applicable grace periods provided for in leases) at all location where any material portion of the Collateral is located.
     Section 9.03 Administration of Equipment.
          (a) Records and Schedules of Equipment. Each Obligor shall keep accurate and complete records of its Equipment, including kind, quantity, cost, acquisitions and dispositions thereof, and shall submit to Agent, on such periodic basis as Agent may request (at the direction of the Requisite Lenders), a current schedule thereof, in form and containing such detail as is satisfactory to Agent (at the direction of the Requisite Lenders). Promptly upon request of Agent (at the direction of the Requisite Lenders), each Obligor shall deliver to Agent evidence of their ownership or interests in any Equipment. Notwithstanding anything to the contrary contained in this Section 9.03(a), the Grantors’ obligations under this paragraph to prepare and deliver any reports, schedules or supporting information may be satisfied by the prompt delivery by Borrower to Agent of the comparable schedules delivered to the First Priority Representative, as applicable, pursuant to the Other Credit Agreement.
          (b) Condition of Equipment. The Equipment is in satisfactory operating condition and repair, and all necessary replacements and repairs have been made so that the value and operating efficiency of the Equipment is preserved at all times, reasonable wear, tear, casualty and condemnation excepted. No Obligor shall permit any Equipment to become affixed to real Property unless any landlord or mortgagee delivers a Lien Waiver.Section 9.04 Administration of Deposit Accounts. Schedule 9.04 sets forth all Deposit Accounts maintained by the Obligors, including all Dominion Accounts as of the Closing Date. Subject to Section 9.01(b), each

Obligor shall take all actions necessary to establish Agent’s control of each such Deposit Account (other than an account exclusively used for payroll, payroll taxes, taxes, or employee benefits, containing not more that $10,000 at any time (subject to the limitations in Section 9.01(c)). Each Obligor shall be the sole account holder of each Deposit Account and shall not allow any other Person (other than Agent, First-Priority Collateral Agent and Third-Priority Collateral Agent) to have control over a Deposit Account or any Property deposited therein. Each Obligor shall promptly notify Agent of any opening or closing of a Deposit Account and, with the consent of Agent, will amend Schedule 9.04 to reflect same.
     Section 9.05 General Provisions.
          (a) Location of Collateral. All tangible items of Collateral, other than Property (i) in transit, (ii) Inventory out for processing, or (iii) out for repair, refurbishment, processing, or in the possession of employees in the ordinary course of business and in each case with respect to this clause (iii) valued at less than $500,000, shall at all times other than in the ordinary course of business be kept by each Obligor at the business locations set forth in Schedule 9.05(a) (as amended from time to time) except that the Obligors may (a) make sales or other dispositions of Collateral in accordance with Section 4.06; and (b) (i) move Collateral to any location in the United States, and (ii) move Collateral located in the United Kingdom or member state of the European Union to another location in the United Kingdom, member state of the European Union or the United States, in each case upon five Business Days prior written notice to Agent.
     Section 9.06 Insurance of Collateral; Condemnation Proceeds.
          (a) Each Obligor shall maintain insurance with respect to the Collateral, covering casualty, hazard, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with insurers (with a Best Rating of at least A7, unless otherwise approved by Agent) satisfactory to Agent. Lenders agree that the insurance maintained by each Obligor on the Closing Date satisfies this Section 9.06. All proceeds under each policy shall be payable to Agent. From time to time upon request, Borrower shall promptly following request, deliver to Agent the certified copies of its insurance policies and updated flood plain searches. Unless Agent shall agree otherwise, each policy shall include satisfactory endorsements (i) showing Agent as loss payee; (ii) to the extent available requiring 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever; and (iii) to the extent available specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Obligor or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Obligor fails to provide and pay for any insurance, Agent may, at its option (at the direction of the Requisite Lenders), but shall not be required to, procure the insurance and charge Borrower or such Obligor therefor. Each Obligor agrees to deliver to Agent, promptly as rendered, copies of all reports made to insurance companies. While no Event of Default exists, Borrower may settle, adjust or compromise any insurance claim, as long as the Net Available Cash is delivered to Agent to the extent and as required by Section 2.11. If an Event of Default exists, only Agent shall be authorized to settle, adjust and compromise such claims.

          (b) Any proceeds of insurance (other than proceeds from workers’ compensation or D&O insurance or business interruption insurance) and any awards arising from condemnation of any Collateral that constitute Net Available Cash shall be paid to Agent to the extent and required by Section 2.11.
          (c) Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral, shall be borne and paid by Borrower. Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Borrower’s sole risk.
          (d) Defense of Title to Collateral. Each Obligor shall at all times defend its title to Collateral and Agent’s Liens therein against all Persons, claims and demands whatsoever, except Permitted Liens and other claims or demands permitted to exist hereunder.
     Section 9.07 Power of Attorney. Each Obligor hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as its true and lawful attorney (and agent-in-fact) for the purposes provided in this Section. Agent, or Agent’s designee, may, without notice and in either its or such Obligor’s name, but at the cost and expense of such Obligor
     (a) Endorse an Obligor’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent’s possession or control in accordance with the terms of the Loan Documents; and
     (b) During an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent selects; (iv) collect, liquidate and receive balances in Deposit Accounts or investment accounts, and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign an Obligor’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to an Obligor, and notify postal authorities to deliver any such mail to an address designated by Agent; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use an Obligor’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) to the extent an Obligor has rights sufficient to allow Agent to do so, use information contained in any data processing, electronic or information systems relating to Collateral; (x) make and adjust claims under insurance policies; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument for which a Borrower is a beneficiary; and (xii) take all other actions as Agent selects to fulfill any Obligor’s obligations under the Loan Documents.
     Section 9.08 Intercreditor Agreements.
          (a) All rights and remedies of Agent hereunder, the Liens, the security interests and all obligations of the Obligors hereunder are subject in all respects to the terms, provisions, conditions and limitations of the Intercreditor Agreements and in the event of any conflict between the terms of the Intercreditor Agreements and this Agreement, the terms of the applicable Intercreditor Agreement shall govern and control.
          (b) So long as any of the Intercreditor Agreements is in full force and effect, the First Priority Obligations Payment Date (as defined in the First Lien Intercreditor Agreement) has not occurred, and the Obligors are in compliance with the applicable provisions thereof with respect to such Collateral, the delivery of any Collateral or any certificates, titles, Instruments, Chattel Paper or Documents evidencing or in connection with such Collateral to the First Lien Collateral Agent under and in accordance with the Intercreditor Agreements and the First Priority Security Documents or Second Priority Security Documents (each as defined in the First Lien Intercreditor Agreement) shall constitute compliance by the Obligors with the provisions of this Agreement or other Security Documents which require delivery or possession of certain types of Collateral to Agent.
ARTICLE 10
BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS
     Section 10.01 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrower, Subsidiary Guarantors, Agent, Lenders, and their respective successors and assigns, except that (a) neither Borrower nor any other Obligor shall have the right to assign its rights or delegate its obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 10.03. Agent may treat the Person which made any Term Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 10.03. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.
     Section 10.02 Participations.
          (a) Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with Applicable Law, at any time sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for performance of such obligations, such Lender shall remain the holder of its Term Loans for all purposes, all amounts payable by Borrower shall be determined as if such Lender had not sold such participating interests, and Borrower and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders or Obligors shall not have any obligation or liability to any such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.13 unless Borrower agree otherwise in writing.
          (b) Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of any Loan Documents other than that which (i) forgives principal (other than mandatory prepayments), interest or fees (other than wavier of default interest), (ii) reduces the stated interest rate or fees payable with respect to any Term Loan in which such Participant has an interest (other than wavier of default interest), (iii) postpones the Maturity Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Term Loan, or (iv) releases any Borrower, Subsidiary Guarantor or substantial portion of the Collateral (except as otherwise permitted herein).(c) Benefit of Set-Off. The Obligors agree that each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 7.05 as if such Participant were a Lender.
     Section 10.03 Assignments.
          (a) Permitted Assignments. A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in an integral multiple of $500,000 and in a minimum principal amount of $500,000; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Term Loans retained by the transferor Lender is at least $1,000,000; and (c) the parties to each such assignment shall execute and deliver to Agent, for its acceptance and recording, an Assignment and Acceptance substantially in the form of Exhibit B. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to (i) any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors and any Operating Circular issued by such Federal Reserve Bank, or (ii) counterparties to swap agreements relating to any Loans; provided, however, that any payment by Borrower to the assigning Lender in respect of any Obligations assigned as described in this sentence shall satisfy Borrower’s obligations hereunder to the extent of such payment, and no such assignment shall release the assigning Lender from its obligations hereunder.
          (b) Effect; Effective Date. Upon delivery to Agent of the Assignment and Acceptance and a processing fee of $3,500 (unless otherwise agreed by Agent in its discretion), and acceptance and recording thereof by Agent (which acceptance and recording shall occur promptly after such delivery), the assignment shall become effective as specified in the notice, if it complies with this Section 10.03. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder (provided that any liability of Borrower to such assignee under Section 2.14 shall be limited to the amount, if any, that would have been payable thereunder by Borrowers in the absence of such assignment, except to the extent any such amounts are attributable to a Change in Law occurring after the date of such assignment). Upon consummation of an assignment, the transferor Lender, Agent and Borrower shall make appropriate arrangements for issuance of replacement and/or new Notes, as applicable. The transferee Lender shall execute and deliver an administrative questionnaire and tax documents satisfactory to Agent.
ARTICLE 11
MISCELLANEOUS
     Section 11.01 Consents, Amendments and Waivers.
          (a) Amendment. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Agent (with the consent of Requisite Lenders) and each Obligor party to such Loan Document; provided, however, that
     (i) without the prior written consent of Agent, no modification shall be effective with respect to any provision in a Loan Document that relates to any rights, privileges, power, obligations, liabilities, duties or discretion of Agent;
     (ii) without the prior written consent of each affected Lender, no modification shall be effective that would (i) increase the Term Loan Commitment of such Lender; or (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender (other than waiver of default interest or waiver of any Default or Event of Default); and
     (iii) without the prior written consent of all Lenders no modification shall be effective that would (i) extend the Maturity Date; (ii) alter 11.01(a); (iii) amend the definitions of Pro Rata Share or Requisite Lenders; (iv) release Collateral with a book value greater than $10,000,000 during any calendar year, except as Permitted by the Loan Documents; or (v) release any Obligor from liability for any Obligations, if such Obligor is Solvent at the time of the release except as permitted by the Loan Documents.
          (b) Technical Amendments. Notwithstanding anything to the contrary contained in Section 11.01, if Agent and Borrower shall have jointly identified any error of a technical nature in any provision of the Loan Documents, then Agent and Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Requisite Lenders within five Business Days following receipt of notice thereof.
     Section 11.02 Indemnity. EACH OBLIGOR, JOINTLY AND SEVERALLY, SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY AND ALL CLAIMS THAT MAY BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE, ARISING OUT OF, IN ANY WAY CONNECTED WITH, OR AS A RESULT

OF (A) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED THEREBY, THE PERFORMANCE BY THE PARTIES THERETO OF THEIR RESPECTIVE OBLIGATIONS THEREUNDER OR THE CONSUMMATION CONTEMPLATED THEREBY (INCLUDING THE SYNDICATION OF THE FACILITY), (B) THE USE OF PROCEEDS OF THE TERM LOANS, (C) ANY CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER OR NOT ANY INDEMNITEE IS A PARTY THERETO (AND REGARDLESS OF WHETHER SUCH MATTER IS INITIATED BY A THIRD PARTY OR BY THE BORROWER, ANY SUBSIDIARY OR ANY OF THEIR RESPECTIVE AFFILIATES), OR (D) ANY RELEASE OR ACTUAL OR ALLEGED PRESENCE OF HAZARDOUS MATERIALS ON, AT OR UNDER ANY PROPERTY CURRENTLY OR FORMERLY OWNED, LEASED OR OPERATED BY THE BORROWER OR ANY OF THE SUBSIDIARIES, OR ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR THE SUBSIDIARIES. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to the extent resulting from the gross negligence or willful misconduct of such Indemnitee. Obligors’ obligations under this Section shall survive Full Payment of the Obligations, the termination of this Agreement and the resignation or replacement of Agent. All amounts due under this Section shall be deemed part of the Obligations and shall be secured by the Collateral.
     Section 11.03 Notices and Communications.
          (a) Notice Address. All notices and other communications by or to a party hereto shall be in writing and shall be given to any Obligor, at Borrower’s address shown on Schedule 11.03(a) hereof, and to any other Person at its address shown on Schedule 11.03(a) hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment and Acceptance), or at such other address as a party may hereafter specify by notice in accordance with this Section 11.03. Each such notice or other communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, five Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery or overnight courier, when duly delivered to the notice address with receipt acknowledged. Notwithstanding the foregoing, no notice to Agent pursuant to Section 2.10 or 2.11 shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent. Any written notice or other communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Borrower shall be deemed received by all Obligors.
          (b) Electronic Communications (i) Agent shall deliver to each Lender hereunder copies of all notices, reports, documents, data and other communications (collectively “Communications”) received from Borrower in connection with this Agreement and the other Loan Documents. All notices and other communications from Agent to any Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Agent, provided that the foregoing shall not apply to notices to any Lender that has notified Agent that it is incapable of receiving notices under by electronic communication. Agent may agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
               (ii) Obligors and Lenders understand that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agree and assume the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the Agent or Agent-Related Persons, as determined by a final, non-appealable judgment of a court of competent jurisdiction.
               (iii) Lender agrees that electronic communications are provided “as is” and “as available”. Neither Agent nor any Agent-Related Party warrant the accuracy, adequacy, or completeness of the electronic communications or any Internet or intranet platform on which they may be provided, and each expressly disclaims liability for errors or omissions in any such platform and the electronic communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent in connection with any such platform or the electronic communications.
               (iv) Each Obligor and each Lender agrees that Agent may, but shall not be obligated to, store any electronic communications on Internet or intranet platform in accordance with Agent’s customary document retention procedures and policies; provided, that any such storage shall be subject to the terms and conditions of this Agreement.
          (c) Non-Conforming Communications. Agent and Lenders may rely upon any notices purportedly given by or on behalf of any Obligor even if such notices were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each Obligor shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any telephonic communication purportedly given by or on behalf of an Obligor.
     Section 11.04 Performance of Obligor’s Obligations. Agent may (but shall not be obligated to), at any time and from time to time, at Obligors’ expense and at the discretion of the Requisite Lenders, with, unless an Event of Default is continuing, five days prior notice to Borrower, pay any amount or do any act required of the Obligors under any Loan Documents or otherwise lawfully requested by Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section shall be reimbursed to Agent by the Obligors, promptly following demand, with interest from the date incurred to the date of payment thereof at the Default Rate. Any payment made or action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.
     Section 11.05 Credit Inquiries. Each Obligors hereby authorizes Agent and Lenders (but they shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning Borrower or Subsidiaries.
     Section 11.06 Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.
     Section 11.07 Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations, tests or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.
     Section 11.08 Counterparts. Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Loan Agreement shall become effective when Agent has received counterparts bearing the signatures of all parties hereto. Delivery of a signature page of any Loan Document by telecopy or other customary electronic means (e.g. “pdf”) shall be effective as delivery of a manually executed counterpart of such agreement.
     Section 11.09 Entire Agreement. Time is of the essence of the Loan Documents. The Loan Documents constitute the entire contract among the parties relating to the subject matter hereof, and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.
     Section 11.10 Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Term Loan Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Agent or Lenders pursuant to the Loan Documents shall be deemed to constitute Agent and Lenders to be a partnership, association, joint venture or any other kind of entity, nor to constitute control of any Obligor.
     Section 11.11 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, Obligors acknowledge and agree that (a)(i) this credit facility and any related arranging or other services by Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between Obligors and such Person; (ii) Obligors have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Obligors are capable of evaluating and understanding, and do understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal in connection with this credit facility, is not the financial advisor, agent or fiduciary for Obligors, any of theirs Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from the Obligors and their Affiliates, and have no obligation to disclose any of such interests to the Obligors or their Affiliates. To the fullest extent permitted by Applicable Law, each Obligor hereby waives and releases any claims that it may have against Agent, Lenders, their Affiliates and any arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by a Loan Document.
     Section 11.12 Confidentiality. Each of Agent and Lenders agrees to maintain the confidentiality of all Information (as defined below) with the same degree of care that it uses to protect its confidential information, except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors, attorneys, and representatives (provided such Persons are informed of the confidential nature of the Information and instructed to keep such Information confidential) involved in the transaction; (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by Applicable Law or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with any action or proceeding, or other exercise of rights or remedies, relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any transferee; (g) with the consent of Borrower; or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) is available to Agent, any Lender or any of their Affiliates on a nonconfidential basis from a source other than Borrower. Notwithstanding the foregoing, Agent and Lenders may publish or disseminate general information describing this credit facility, including the names and addresses of the Obligors and a general description of the Obligors’ businesses, and may use the Obligors’ logos, trademarks, product photographs or name in advertising materials. As used herein, “Information” means all information received from an Obligor or Subsidiary relating to it or its business or to the Collateral that is identified as “Confidential” when delivered. Any Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises the same degree of care to maintain the confidentiality of such Information that it accords its own confidential information. Each of Agent and Lenders acknowledges that (i) Information may include material non-public information concerning an Obligor or Subsidiary; (ii) it has developed compliance procedures regarding the use of material non-public information; and (iii) it will handle such material non-public information in accordance with Applicable Law, including federal and state securities laws. This Section 11.12 shall survive Full Payment of the Obligations.
     Section 11.13 GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, UNLESS OTHERWISE SPECIFIED, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES.

     Section 11.14 [Reserved].
     Section 11.15 Consent to Forum.
          (a)  Each of the parties hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof (collectively, “New York Courts”), in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction, except that each of the Obligors agrees that (i) it will not bring any such action or proceeding in any court other than New York Courts (it being acknowledged and agreed by the parties hereto that any other forum would be inconvenient and inappropriate in view of the fact that more of the Lenders who would be affected by any such action or proceeding have contacts with the State of New York more than any other jurisdiction), and (ii) in any such action or proceeding brought against any Obligor in any other court, it will not assert any cross-claim, counterclaim or setoff, or seek any other affirmative relief, except to the extent that the failure to assert the same will preclude such Obligor from asserting or seeking the same in the New York Courts.
          (b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York Court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     Section 11.16 Waivers by Obligors. To the fullest extent permitted by Applicable Law, each Obligor waives (a) the right to trial by jury (which Agent and each Lender hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Agent on which any Obligor may in any way be liable, and hereby ratifies anything Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral (except as required under the Loan Documents); (d) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against Agent or any Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof. Each Obligor acknowledges that the foregoing waivers are a material inducement to Agent and Lenders entering into this

Agreement and that Agent and Lenders are relying upon the foregoing in their dealings with the Obligors. Each Obligor has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.
     Section 11.17 Patriot Act Notice. Agent and Lenders hereby notify the Obligors that pursuant to the requirements of the Patriot Act, Agent and Lenders are required to obtain, verify and record information that identifies the Obligors, including their legal names, addresses, tax ID numbers and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act. Agent and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding Borrower’s management and owners, such as legal name, address, social security number and date of birth.
ARTICLE 12
SUBSIDIARY GUARANTIES
     Section 12.01 Guaranties. Each Subsidiary Guarantor hereby unconditionally and irrevocably guarantees, jointly and severally, to each Lender and to the Agent and its successors and assigns the full and punctual payment and performance of the Obligations (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Subsidiary Guarantor further agrees that, to the extent permitted by Applicable Law, the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from such Subsidiary Guarantor and that such Subsidiary Guarantor will remain bound under this Article 12 notwithstanding any extension or renewal of any Obligation.
     To the extent permitted by Applicable Law, each Subsidiary Guarantor waives presentation to, demand of, payment from and protest to Borrower of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. To the extent permitted by Applicable Law, each Subsidiary Guarantor waives notice of any default under the Term Loans or the Guaranteed Obligations. The obligations of each Subsidiary Guarantor hereunder shall not be affected by (1) the failure of any Lender or the Agent to assert any claim or demand or to enforce any right or remedy against Borrower or any other Person (including any Subsidiary Guarantor) under this Agreement, the Term Loans or any other agreement or otherwise; (2) any extension or renewal of any thereof; (3) any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement, the Notes or any other agreement; (4) the release of any security held by any Lender or the Agent for the Guaranteed Obligations or any of them; (5) the failure of any Lender or the Agent to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (6) except as set forth in Section 4.18, any change in the ownership of such Subsidiary Guarantor.
     Each Subsidiary Guarantor further agrees that its Subsidiary Guaranty herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and to the extent permitted by Applicable Law, waives any right to require that any resort be had by any Lender or the Agent to any security held for payment of the Guaranteed Obligations.

     Except as expressly set forth in Sections 12.02 and 12.06, the obligations of each Subsidiary Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise (other than payment in full). Without limiting the generality of the foregoing, the obligations of each Subsidiary Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Lender or the Agent to assert any claim or demand or to enforce any remedy under this Agreement, the Term Loans or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Subsidiary Guarantor or would otherwise operate as a discharge of such Subsidiary Guarantor as a matter of law or equity.
     Each Subsidiary Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be and to the extent of, if at any time payment, or any part thereof, of any Guaranteed Obligation is rescinded or must otherwise be restored by any Lender or the Agent upon the bankruptcy or reorganization of Borrower or otherwise.
     In furtherance of the foregoing and not in limitation of any other right which any Lender or the Agent has at law or in equity against any Subsidiary Guarantor by virtue hereof, upon the failure of Borrower to pay the principal of or interest on any Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Obligation, each Subsidiary Guarantor hereby promises to and shall, upon receipt of written demand by the Agent, forthwith pay, or cause to be paid, in cash, to the Lenders and/or the Agent an amount equal to the sum of (A) the unpaid amount of such Guaranteed Obligations, (B) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by law) and (C) all other monetary Guaranteed Obligations of Borrower to the Lenders and the Agent.
     Each Subsidiary Guarantor agrees that, as between it, on the one hand, and the Lenders and the Agent, on the other hand, (i) the maturity of the Guaranteed Obligations hereby may be accelerated as provided in Article 6 for the purposes of such Subsidiary Guarantor’s Subsidiary Guaranty herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article 6, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by such Subsidiary Guarantor for the purposes of this Article.
     Section 12.02 Limitation on Liability. Any term or provision of this Agreement to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by any Subsidiary Guarantor shall not exceed the maximum amount that can be hereby guaranteed without rendering this Agreement, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

     Section 12.03 Successors and Assigns. This Article 12 shall be binding upon each Subsidiary Guarantor and its successors and assigns and shall enure to the benefit of the successors and assigns of the Agent and the Lenders and, in the event of any transfer or assignment of rights by any Lender or the Agent, the rights and privileges conferred upon that party in this Agreement, the other Loan Documents and in the Term Loans shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Agreement.
     Section 12.04 No Waiver. Neither a failure nor a delay on the part of either the Agent or the Lenders in exercising any right, power or privilege under this Article 12 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Agent and the Lenders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article 12 at law, in equity, by statute or otherwise.
     Section 12.05 Modification. No modification, amendment or waiver of any provision of this Article 12, nor the consent to any departure by any Subsidiary Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Subsidiary Guarantor in any case shall entitle such Subsidiary Guarantor to any other or further notice or demand in the same, similar or other circumstances.
     Section 12.06 Release of Subsidiary Guarantor. A Subsidiary Guarantor will be released from its obligations under this Article 12 (other than any obligation that may have arisen under Section 12.07)
     (1) upon the sale (including any sale pursuant to any exercise of remedies by a holder of Indebtedness of Borrower or of such Subsidiary Guarantor) or other disposition (including by way of consolidation or merger) of a Subsidiary Guarantor,
     (2) upon the sale or disposition of all or substantially all the assets of such Subsidiary Guarantor,
     (3) upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the terms of this Agreement,
     (4) at such time as such Subsidiary Guarantor does not have any Indebtedness outstanding that would have required such Subsidiary Guarantor to enter into a Guaranty Agreement pursuant to Section 4.12 of Borrower provides an Officers’ Certificate to Agent certifying that no such Indebtedness is outstanding and that Borrower elects to have such Subsidiary Guarantor released from this Article 12; or
     (5) upon the Full Payment of the Obligations;

provided, however, that in the case of clauses (1) and (2) above, (i) such sale or other disposition is made to a Person other than Borrower or a Subsidiary of Borrower, (ii) such sale or disposition is otherwise permitted by this Agreement and (iii) Borrower provides an Officers’ Certificate to the Agent to the effect that Borrower will comply with its obligations under Section 4.06. At the request of Borrower, the Agent shall execute and deliver an appropriate instrument evidencing such release.
     Section 12.07 Contribution. Each Subsidiary Guarantor that makes a payment under its Subsidiary Guaranty shall be entitled upon payment in full of all Guaranteed Obligations under this Agreement to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

BORROWER:

COMMERCIAL VEHICLE GROUP, INC.
By:	/s/ Chad M. Utrup
Name:	Chad M. Utrup
Title:	Chief Financial Officer

SUBSIDIARY GUARANTORS:

NATIONAL SEATING COMPANY
CVG CS LLC
MONONA CORPORATION
MONONA WIRE CORPORATION
MONONA (MEXICO) HOLDINGS LLC
TRIM SYSTEMS, INC.
TRIM SYSTEMS OPERATING CORP.
CABARRUS PLASTICS, INC.
CVG OREGON, LLC
CVS HOLDINGS, INC.
SPRAGUE DEVICES, INC.
MAYFLOWER VEHICLE SYSTEMS, LLC
CVG MANAGEMENT CORPORATION
CVG EUROPEAN HOLDINGS, LLC

CVG LOGISTICS, LLC
By:	/s/ Chad M. Utrup
Name:	Chad M. Utrup
Title:	Chief Financial Officer
[Loan and Security Agreement — Second Lien]

AGENT:
CREDIT SUISSE, CAYMAN ISLANDS BRANCH
By:	/s/ Karim Blasetti
Name:	Karim Blasetti
Title:	Vice President

By:	/s/ Mikhail Faybusovich
Name:	Mikhail Faybusovich
Title:	Vice President
[Loan and Security Agreement — Second Lien]

LENDER:
CREDIT SUISSE, CAYMAN ISLANDS BRANCH
By:	/s/ Mikhail Faybusovich
Name:	Mikhail Faybusovich
Title:	Vice President

By:	/s/ Karim Blasetti
Name:	Karim Blasetti
Title:	Vice President
[Loan and Security Agreement — Second Lien]

Schedule 2.01 Term Loan Commitment

Lender	Term Loan Commitment	Pro Rata Share
Credit Suisse	$16,800,000.00	100%

EXHIBIT A
THIS NOTE BEARS ORIGINAL ISSUE DISCOUNT. UPON WRITTEN REQUEST TO THE CHIEF FINANCIAL OFFICER, COMMERCIAL VEHICLE GROUP, INC., 7800 WALTON PARKWAY, NEW ALBANY, OH 43054, INFORMATION REGARDING THE AMOUNT OF ORIGINAL DISCOUNT, ISSUE DATE AND YIELD TO MATURITY WILL BE MADE AVAILABLE.
FORM OF NOTE

$[ ]	[ ], 20___
     FOR VALUE RECEIVED, the undersigned, COMMERCIAL VEHICLE GROUP, INC., a Delaware corporation (“Borrower”), hereby unconditionally promises to pay to the order of                                                              (“Holder”), at the office of Agent (as defined below) at One Madison Avenue, New York, NY 10010 or at such other place as the Holder of this Note may from time to time designate in writing, in lawful money of the United States of America and in immediately available funds, the principal sum of                                          Dollars ($                                        ) or such lesser principal amount as may then be outstanding from time to time under the Credit Agreement (as defined below).
     This Note is one of the Notes referred to in, was issued pursuant to, and evidences indebtedness of Borrower incurred under, that certain Loan and Security Agreement, dated as of August 4, 2009, by and among Borrower, Credit Suisse (“Agent”), and each of the Lenders party thereto from time to time (as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”), to which reference is hereby made for a statement of the rights and obligations of Holder and the duties and obligations of Borrower. Capitalized terms used herein but not otherwise specifically defined shall have the meanings ascribed to such terms in the Credit Agreement.
     Principal of and interest on this Note from time to time outstanding shall be due and payable as provided in the Credit Agreement.
     This Note, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified. This Note is entitled to the benefit of the Credit Agreement and is guaranteed and secured as provided therein and in the other Loan Documents referred to therein.
     In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Note may become or be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

     Time is of the essence of this Note. The Borrower and all guarantors of this Note hereby severally waive (to the extent permitted by Applicable Law) demand, presentment for payment, protest, notice of protest, notice of intention to accelerate the maturity of this Note, diligence in collecting, the bringing of any suit against any party, and any notice of or defense on account of any extensions, renewals, partial payments, or changes in any manner of or in this Note or in any of its terms, provisions and covenants, or any releases or substitutions of any security, or any delay, indulgence or other act of any trustee or any holder hereof, whether before or after maturity. Subject to the terms, conditions and provisions set forth in the Credit Agreement, the Borrower agrees to pay, and to save the holder of this Note harmless against, any liability for the payment of all costs and expenses (including without limitation reasonable attorneys’ fees) if this Note is collected by or through an attorney-at-law.
     THIS NOTE SHALL BE GOVERNED BY, AND INTERPRETED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES. Whenever possible each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note. Whenever in this Note reference is made to Agent, Lenders or Borrower, such reference shall be deemed to include, as applicable, a reference to their respective permitted successors and assigns and in the case of each Lender, any financial institution to which it has sold or assigned all or any part of its interest in the Term Loans or in its commitment to make the Term Loans as permitted by the Credit Agreement. The provisions of this Note shall be binding upon and shall inure to the benefit of such permitted successors and assigns. Borrower’s successors and assigns shall include, without limitation, a receiver, trustee or debtor in possession of or for Borrower.

     IN WITNESS WHEREOF, the Borrower has executed this Note as of the date and year first written above.

COMMERCIAL VEHICLE GROUP, INC., a Delaware corporation
By:
Name:
Title:

EXHIBIT B
FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT
          This Assignment and Acceptance Agreement (the “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.
          For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including, to the extent included in any such facilities, letters of credit and swingline loans) (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

3.	Borrower(s):

4.	Administrative Agent:	Credit Suisse, as Administrative Agent under the Credit Agreement

5.	Credit Agreement	That certain $16,800,000 Loan and Security Agreement dated as of August 4, 2009 among Commercial Vehicle Group, Inc., a Delaware corporation, the Subsidiary Guarantors party thereto from time to time, the Lenders party thereto from time to time, and Credit Suisse, in its capacity as agent for the Lenders.

1

6. Assigned Interest:

Aggregate
	Amount of	Amount of	Percentage
	Commitment/Loans	Commitment/Loans	Assigned of
Facility Assigned	for all Lenders	Assigned	Commitment/Loans[1]
Term Loan	$	$		%
Effective Date:                                                              , 20                      [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
     The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Name:
Title:

ASSIGNEE [NAME OF ASSIGNEE]
By:
Name:
Title:

Consented to and Accepted: CREDIT SUISSE, acting through its Cayman Islands Branch, as Administrative Agent
By:
Name:
Title:

By:
Name:
Title:

[1]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

2

ANNEX 1
COMMERCIAL VEHICLE GROUP, INC.
$16,800,000 CREDIT AGREEMENT
STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ASSUMPTION AGREEMENT
          1. Representations and Warranties.
          1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Loan Documents”), or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
          1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 4.02 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, and (v) if it is a non-US Lender, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

3

          2. Payments. From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
          3. General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment.
          THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLE.

4

EXHIBIT C
FORM OF JOINDER
     This JOINDER (this “Joinder”), dated as of                                          between                                                              , a                                          (the “New Guarantor”), a direct or indirect Subsidiary of Commercial Vehicle Group, Inc. (or its successor), a Delaware corporation (“Borrower”), and Credit Suisse, as administrative agent and collateral agent (in such capacity, “Agent”).
WITNESSETH:
     WHEREAS, Borrower, the Subsidiaries listed on the signature pages thereto, the Lenders party thereto from time to time (“Lenders”) and Agent entered into that certain Loan and Security Agreement, dated as of August 4, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”); and
     WHEREAS, Section 4.12 of the Credit Agreement requires each domestic Restricted Subsidiary that Guarantees any Indebtedness of Borrower or any other Restricted Subsidiary and each Foreign Subsidiary that enters into a Guarantee of any Senior Indebtedness (other than a Foreign Subsidiary that Guarantees Senior Indebtedness Incurred by another Foreign Subsidiary) to execute and deliver to Agent for the benefit of the Lender Group a joinder to the Credit Agreement, pursuant to which the New Guarantor shall Guarantee and secure the payment of the Term Loans and the other Obligations on the terms and conditions set forth in Articles 8 and 12 of the Credit Agreement;
     NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor covenants and agrees for the equal and ratable benefit of Lenders as follows:
(1) CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Credit Agreement.
(2) AGREEMENT TO GUARANTEE. The New Guarantor hereby agrees, jointly and severally with all other Subsidiary Guarantors, to unconditionally Guarantee the payment of the Term Loans and the other Obligations on the terms and subject to the conditions set forth in Article 12 of the Credit Agreement and to be bound by all other provisions of the Credit Agreement applicable to Subsidiary Guarantors.
(3) AGREEMENT TO GRANT A SECURITY INTEREST. To secure the prompt payment and performance of all Obligations, the New Guarantor hereby grants to Agent for the benefit of the Lender Group, a continuing security interest in and Lien upon all of the New Guarantor’s right, title and interest in and to the Collateral of the New Guarantor as described in Section 8.01 of the Credit Agreement on the terms and subject to the conditions set forth in Article 8 of the Credit Agreement and agrees to be bound by all other provisions of the Credit Agreement applicable to Subsidiary Guarantors.

(4) EFFECT OF JOINDER; JOINDER PART OF CREDIT AGREEMENT. Except as expressly provided in and supplemented by this Joinder, the Credit Agreement shall remain in full force and effect, without modification or amendment. This Joinder shall form a part of the Credit Agreement for all purposes, and each reference to a “Subsidiary Guarantor” in the Credit Agreement shall be deemed to include the New Guarantor. This Joinder shall be binding upon, and shall inure to the benefit of, the successors and assigns of each of the parties hereto and the Lenders.
(5) EFFECTIVENESS. This Joinder shall be effective upon execution by the parties hereto.
(6) NEW YORK LAW TO GOVERN. THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW.
(7) COUNTERPARTS. This Joinder may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of a signature page of this Joinder by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of thereof.
(8) EFFECT ON HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.
[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the New Guarantor and Agent have executed this Joinder as of the date first written above.

[NEW GUARANTOR]
By:
Name:
Title:

CREDIT SUISSE, CAYMAN ISLANDS BRANCH
By:
Name:
Title:

By:
Name:
Title:

DISCLOSURE SCHEDULES
TO
SECOND LIEN LOAN AND SECURITY AGREEMENT
INDEX

Schedule 2.01	Term Loan Commitment
Schedule 2.03	Borrower’s Wire Instructions
Schedule 2.09	Agent’s Wire Instructions
Schedule 3.01(d)	Names and Capital Structure
Schedule 3.01(i)	Brokerage Commissions
Schedule 3.01(j)	Patents, Trademarks, Copyrights and Licenses
Schedule 3.01(m)	Environmental Matters
Schedule 3.01(n)	Restrictive Agreements
Schedule 3.01(o)	Litigation
Schedule 3.01(q)	Pension Plans
Schedule 3.01(s)	Labor Contracts
Schedule 4.20	Post-Closing Matters
Schedule 5.01	Real Estate
Schedule 8.01	Commercial Tort Claims
Schedule 9.04	Deposit Accounts
Schedule 9.05(a)	Business Locations
Schedule 11.03(a)	Notice Addresses

SCHEDULE 2.01
TERM LOAN COMMITMENT

Lender	Term Loan Commitment	Pro Rata Share
Credit Suisse	$16,800,000.00	100%

SCHEDULE 2.03
BORROWER’S WIRE INSTRUCTIONS
US Bank
ABA 123000848
A/C Name: Commercial Vehicle Group, Inc.
A/C Number: 1539-1001-2779
Reference: CVG — 2nd Lien Funding

SCHEDULE 2.09
AGENT’S WIRE INSTRUCTIONS
Bank of New York
ABA 021000018
A/C Name: CS Agency Cayman
A/C Number: 8900492627

SCHEDULE 3.01(d)
NAMES AND CAPITAL STRUCTURE
1.	The corporate names, jurisdictions of incorporation, authorized and issued Capital Stock and record holders of such Capital Stock for Borrower and each of its Subsidiaries are as follows:

Number and
Class of Issued
		Number and	and
		Class of	Outstanding	Holder of Equity Interest
	Jurisdiction of	Authorized	Equity	and Number of
Obligor	Organization	Equity Interests	Interests	Shares/Units Helds
Commercial Vehicle Group, Inc.	Delaware	Common Stock: 30,000,000 shares Preferred Stock: 5,000,000 shares	Common Stock: 21,536,814 shares (as of 9/30/08)	The Common Stock of Commercial Vehicle Group, Inc. is listed on the NASDAQ under the ticker symbol “CVGI”. As such, Commercial Vehicle Group, Inc. is required to make periodic disclosures in filings with the Securities and Exchange Commission regarding ownership of its Common Stock.

National Seating Company	Delaware	Common Stock: 2,000,000 shares Series A Preferred Stock: 100,000 shares “Blank Check” Preferred Stock: 2,700,000 shares	Common Stock: 1,705,888.803 shares	Commercial Vehicle Group, Inc. — 1,705,838.803 shares of Common Stock Joseph Hess — 10 shares of Common Stock Jo Ann Hess — 10 shares of Common Stock Linda Williams — 30 shares of Common Stock

CVG CS LLC	Delaware	n/a	n/a	National Seating Company — 100% of the Membership Interests

MONONA CORPORATION	Delaware	Common Stock — 100 shares	Common Stock — 100 shares	Commercial Vehicle Group, Inc. — 100 shares of Common Stock

Monona Wire Corporation	Iowa	Class A Common Stock — 1 share	Class A Common Stock — 1 share	MONONA CORPORATION — 1 share of Class A Common Stock

Monona (Mexico) Holdings LLC	Illinois	n/a	n/a	Monona Wire Corporation — 100% of the Membership Interests

Number and
Class of Issued
		Number and	and
		Class of	Outstanding	Holder of Equity Interest
	Jurisdiction of	Authorized	Equity	and Number of
Obligor	Organization	Equity Interests	Interests	Shares/Units Helds
Trim Systems, Inc.	Delaware	Class A-1 Common Stock: 400,000 shares Class A-2 Common Stock: 150,000 shares Class B Common Stock: 450,000 shares Class C Common Stock: 100,000 shares	Class A-1 Common Stock: 1,000 shares	Commercial Vehicle Group, Inc. — 1,000 shares of Class A-1 Common Stock

Trim Systems Operating Corp.	Delaware	Common Stock: 1,000 shares	Common Stock: 1,000 shares	Trim Systems, Inc. — 1,000 shares of Common Stock

CABARRUS PLASTICS, INC.	North Carolina	Common Stock: 100,000 shares	Common Stock: 1,000 shares	Trim Systems, Inc. — 1,000 shares of Common Stock

CVG Oregon, LLC	Delaware	n/a	n/a	Trim Systems Operating Corp. — 100% of the Membership Interests

CVS Holdings, Inc.	Delaware	Common Stock: 125,000 shares	Common Stock: 124,908 shares	Commercial Vehicle Group, Inc. — 124,908 shares of Common Stock

Sprague Devices, Inc.	Delaware	Common Stock — 1,000 shares	Common Stock— 1,000 shares	CVS Holdings, Inc.— 1,000 shares of Common Stock

Mayflower Vehicle Systems, LLC	Delaware	n/a	n/a	Commercial Vehicle Group, Inc. — 100% of the Membership Interests

CVG Management Corporation	Delaware	Common Stock — 100 shares	Common Stock — 100 shares	Commercial Vehicle Group, Inc. — 100 shares of Common Stock

CVG European Holdings, LLC	Delaware	n/a	n/a	Commercial Vehicle Group, Inc. — 100% of the Membership Interests

CVG Logistics, LLC	Delaware	n/a	n/a	Commercial Vehicle Group, Inc. — 100% of the Membership Interests

2.	All agreements binding on holders of Capital Stock of Borrower and each of its Subsidiaries with respect to such interests are as follows:
(a)	Registration Agreement by and among Bostrom Holding, Inc. and certain of its stockholders, dated as of October 5, 2000.

(b)	Change in Control & Non-Competition Agreement by and between Commercial Vehicle Group, Inc., its subsidiaries, successors and assigns and Mervin Dunn, dated as of April 5, 2006.

(c)	Change in Control & Non-Competition Agreement by and between Commercial Vehicle Group, Inc., its subsidiaries, successors and assigns and Gerald L. Armstrong, dated as of April 5, 2006.

(d)	Change in Control & Non-Competition Agreement by and between Commercial Vehicle Group, Inc., its subsidiaries, successors and assigns and Chad M. Utrup, dated as of April 5, 2006.

(e)	Change in Control & Non-Competition Agreement by and between Commercial Vehicle Group, Inc., its subsidiaries, successors and assigns and James F. Williams, dated as of April 5, 2006.

(f)	Change in Control & Non-Competition Agreement by and between Commercial Vehicle Group, Inc., its subsidiaries, successors and assigns and William Gordon Boyd, dated as of May 22, 2007.

(g)	Change in Control & Non-Competition Agreement by and between Commercial Vehicle Group, Inc., its subsidiaries, successors and assigns and Kevin L. Frailey, dated as of May 22, 2007.
3.	All outstanding purchase options, warrants, subscription rights, agreements to issue or sell, or convertible interests relating to Capital Stock of Borrower and each of its Subsidiaries are as follows:
(a)	Options and other rights relating to the equity of Commercial Vehicle Group, Inc. granted under the Bostrom Holding, Inc. 2004 Stock Option Plan, adopted May 20, 2004.

(b)	Commercial Vehicle Group, Inc. Second Amended and Restated Equity Incentive Plan, adopted May 22, 2007.

(c)	Certificate of Incorporation of National Seating Company.

(d)	Commercial Vehicle Group, Inc. Third Amended and Restated Equity Incentive Plan, adopted May 14, 2009.

(e)	Stockholder Rights Plan, adopted May 21, 2009.

4.	Within the five years preceding the Closing Date, Borrower and each of its Subsidiaries have consummated the following transactions:
(a)	On December 4, 2007, CVG CS LLC acquired substantially all of the assets of Short Bark Industries, LLC.

(b)	On October 31, 2007, CVG Oregon LLC acquired the heavy-gauge thermoforming and injection molding assets of the Fabrication Division of Gage Industries, Inc.

(c)	On February 7, 2005, CVG Acquisition LLC (Mayflower Vehicle Systems, LLC) acquired substantially all of the assets of Mayflower Vehicle Systems, Inc.

(d)	On September 15, 2004, Trim Systems, L.L.C. and Tempress, Inc. merged up and into Trim Systems Operating Corp. with Trim Systems Operating Corp. as the surviving entity.

(e)	On August 2, 2004, Trim Merger Co., a wholly-owned subsidiary of Commercial Vehicle Group, Inc., merged into Trim Systems, Inc. with Trim Systems, Inc. as the surviving entity.

SCHEDULE 3.01(i)
BROKERAGE COMMISSIONS
Fees in connection with consummating the transactions in connection with the Credit Agreement and the Third Lien Note Documents.

SCHEDULE 3.01(j)
PATENTS, TRADEMARKS, COPYRIGHTS AND LICENSES
1.	Inbound licenses:

Licensor	Description of License	Term of License	Royalties Payable
VEC Technology, LLC	Limited, exclusive, non-transferable, royalty free, right and license to use the VEC IP solely in connection with the production of parts or components for heavy duty trucks	Continuously until written termination sent to Licensor, unless the VEC Cell Sales Agreement is terminated	None
2.	Copyrights:

	Registration	Registration
Title	Number	Date	Owner
TRIM SYSTEMS NEW CONCEPT INTERIOR STYLE A	TXu1143606	09/25/2002	Trim Systems Operating Corp.

TRIM SYSTEMS NEW CONCEPT INTERIOR STYLE B	TXu1143605	09/25/2002	Trim Systems Operating Corp.

TRIM SYSTEMS REFRESH INTERIOR STYLE B	TXu1143604	09/25/2002	Trim Systems Operating Corp.

TRIM SYSTEMS REFRESH INTERIOR STYLE A	TXu1143603	09/25/2002	Trim Systems Operating Corp.
3.	Patents:
COMMERCIAL VEHICLE SYSTEMS, INC.

		Patent No.	Pub. No./	Applic. No./
Title	Country	Issue Date	Pub. Date	Filing Date	Status	Owner
BALL JOINT STRUCTURE	USA	4552480		06/626236	EXPIRED	Commercial Vehicle
		11/12/1985		06/29/1984		Systems, Inc.

ROTATABLE MIRROR	USA	5566029		07/792460	EXPIRED	Commercial Vehicle
ASSEMBLY		10/15/1996		11/15/1991		Systems, Inc.

MAGNETIC SPRING	Australia	2001247783		2001247783	ABANDONED	Commercial Vehicle
ALIGNMENT AND		10/15/2001		03/22/2001		Systems, Inc.
HANDLING SYSTEM

BRAKE FAILURE	Australia	2001236719		2001236719	ABANDONED	Commercial Vehicle
DETECTION METHOD		08/20/2001		02/07/2001		Systems, Inc.
AND APPARATUS

SYNCHRONIZATION	Australia	200023986		200023986	ABANDONED	Commercial Vehicle
SYSTEM FOR MOTORS		07/31/2000		12/29/1999		Systems, Inc.

SYNCHRONIZATION	Canada	2358317		2358317	IN FORCE	Commercial Vehicle
SYSTEM FOR MOTORS		09/23/2008		12/29/1999		Systems, Inc.

CVG MANAGEMENT CORPORATION

		Patent No.	Pub. No./	Applic. No./
Title	Country	Issue Date	Pub. Date	Filing Date	Status	Owner
HOLDER	USA		US20080296332 12/04/2008	11/757073 06/01/2007	PENDING	Commercial Vehicle Group, Inc.

SYSTEM AND METHOD OF FORMING A PROTECTIVE COVERING FOR A WIRE HARNESS	USA			12/055070 03/25/2008	PENDING	CVG Management Corporation

VEHICLE SEATING SYSTEM WITH PIVOTING STOP MECHANISM AND METHOD	USA			12/235842 09/23/2008	PENDING	CVG Management Corporation

VEHICLE SEAT	USA			29/324/908 09/23/2008	PENDING	CVG Management Corporation

ADJUSTABLE SLIDING ARMREST	USA			61/177,938 05/13/2009	PENDING	CVG Management Corporation

THERMALLY AND ACOUSTICALLY INSULATIVE VEHICLE FLOORING SYSTEM	USA			61/177,941 05/13/2009	PENDING	CVG Management Corporation

VEHICLE SEAT SYSTEM	USA	7510240 03/31/2009		11/263,763 10/31/2005	IN FORCE	CVG Management Corporation

VEHICLE SEAT SYSTEM	USA			12/411,079 03/25/2009	PENDING	CVG Management Corporation

MOVABLE ARMREST	USA	US20080093 908 04/24/2008		11/551,067 10/19/2006	TO BE ABANDONED	CVG Management Corporation
NATIONAL SEATING COMPANY

		Patent No.	Pub. No./	Applic. No./
Title	Country	Issue Date	Pub. Date	Filing Date	Status	Owner
TRUCK SEAT HEIGHT POSITIONING SYSTEM	USA		20030038221 02/27/2003	10/156854 05/30/2002	ABANDONED	National Seating Company

VEHICLE SEATING SYSTEM WITH IMPROVED VIBRATION ISOLATION	USA	7152839 12/26/2006		11/079699 03/14/2005	IN FORCE	National Seating Company

VEHICLE SEATING SYSTEM WITH IMPROVED VIBRATION ISOLATION	USA	6866236 03/15/2005		10/369357 02/18/2003	IN FORCE	National Seating Company

SPRING BIASED ROTARY AIR VALVE	USA	5983940 11/16/1999		09/159036 09/23/1998	IN FORCE	National Seating Company

BASE ASSEMBLY FOR USE WITH A SUSPENSION SYSTEM OF A VEHICLE SEAT	USA	5542638 08/06/1996		08/259475 06/14/1994	IN FORCE	National Seating Company

		Patent No.	Pub. No./	Applic. No./
Title	Country	Issue Date	Pub. Date	Filing Date	Status	Owner
SYSTEM AND METHOD FOR REMOTELY MONITORING MOVEMENT OF INDIVIDUALS	USA	6696957 02/24/2004		10/156254 05/28/2002	IN FORCE	National Seating Company

FRAME ASSEMBLY FOR A VEHICLE SEAT	USA	5501509 03/26/1996		08/235429 04/29/1994	EXPIRED	National Seating Company

PNEUMATIC SPRING FOR A VEHICLE SEAT	USA	5234203 08/10/1993		07/793602 11/18/1991	EXPIRED	National Seating Company

SPRING SEAT AND AIR PUMP	USA	4954051 09/04/1990		07/282515 01/12/1989	EXPIRED	National Seating Company

AIR SPRING SEAT AND AIR PUMP	USA	4809944 03/07/1989		07/103934 10/02/1987	EXPIRED	National Seating Company

VEHICLE SEATING SYSTEM WITH IMPROVED VIBRATION ISOLATION	Canada	2,515,781	2515781 09/02/2004	2515781 02/19/2003	ISSUED	National Seating Company

VEHICLE SEATING SYSTEM WITH IMPROVED VIBRATION ISOLATION	China	ZL20038010 981 04/29/2009	1751203 03/22/2006	801009811 02/19/2003	IN FORCE	National Seating Company

VEHICLE SEATING SYSTEM WITH IMPROVED VIBRATION ISOLATION	EPO	1597510 10/31/2007		716067 02/19/2003	IN FORCE	National Seating Company

VEHICLE SEATING SYSTEM WITH IMPROVED VIBRATION ISOLATION	Mexico			PA/a/2005/0087 23 02/19/2003	PENDING	National Seating Company

SPRING BIASED ROTARY AIR VALVE	Canada	2250644 07/25/2006		2250644 10/14/1998	IN FORCE	National Seating Company

SPRING BIASED ROTARY AIR VALVE	Germany	69824809 08/18/2005		69824809 10/16/1998	IN FORCE	National Seating Company

SPRING BIASED ROTARY AIR VALVE	EPO	913606 6/30/2004		08203484.5 10/16/1998	IN FORCE	National Seating Company

SPRING BIASED ROTARY AIR VALVE	Mexico	211458 11/19/2002		088703 10/20/1998	IN FORCE	National Seating Company

SPRING BIASED ROTARY AIR VALVE	UK	0913606 06/30/2004		0203484.5 10/16/1998	IN FORCE	National Seating Company
SPRAGUE DEVICES, INC.

		Patent No.	Pub. No./	Applic. No./
Title	Country	Issue Date	Pub. Date	Filing Date	Status	Owner
WINDSHIELD WIPER ASSEMBLY WITH TUBULAR FRAME MEMBER	USA	7389562 06/24/2008	20040244134 12/09/2004	10/771894 02/04/2004	IN FORCE	Sprague Devices, Inc.

FLUID AND AIR NOZZLE AND METHOD FOR CLEANING VEHICLE LENSES	USA	6554210 04/29/2003		09/804681 03/12/2001	IN FORCE	Sprague Devices, Inc.

		Patent No.	Pub. No./	Applic. No./
Title	Country	Issue Date	Pub. Date	Filing Date	Status	Owner
MAGNETIC SPRING ALIGNMENT AND HANDLING SYSTEM	USA	6378187 04/30/2003		09/540005 03/30/2000	ABANDONED	Sprague Devices, Inc.

TRACTION ENHANCING DEPLOYMENT SYSTEM	USA	6206299 03/27/2001		09/293276 04/16/1999	IN FORCE	Sprague Devices, Inc.

FLUID AND AIR NOZZLE FOR HEADLIGHT CLEANING	USA	6199773 03/13/2001		09/451257 11/29/1999	IN FORCE	Sprague Devices, Inc.

IMMINENT ICING CONDITION ENUNCIATOR	USA	6166657 12/26/2000		09/110769 07/06/1998	IN FORCE	Sprague Devices, Inc.

SYNCHRONIZATION SYSTEM FOR MOTORS	USA	6147466 11/14/2000		09/223114 12/30/1998	IN FORCE	Sprague Devices, Inc.

VEHICLE LIGHTING CONTROL SYSTEM	USA	6456195 09/24/2002		09/141652 08/28/1998	IN FORCE	Sprague Devices, Inc.

IMMINENT ICING CONDITION ENUNCIATOR	USA	5796344 08/18/1998		08/596451 02/02/1996	IN FORCE	Sprague Devices, Inc.

AIR-LIQUID SYSTEM FOR CLEANING VEHICLE HEADLIGHT LENS AND SIMILAR SURFACES	USA	5657929 08/19/1997		08/583343 01/05/1996	IN FORCE	Sprague Devices, Inc.

DEVICE FOR SWITCHING CONTROL OF VEHICLE ACCESSORIES BETWEEN VEHICLE CONTROL STATIONS	USA	5637927 06/10/1997		08/628272 04/05/1996	IN FORCE	Sprague Devices, Inc.

WINDSHIELD WIPER ASSEMBLY WITH ARM HEAD RETAINING MEANS	USA	5634235 06/03/1997		08/685449 07/19/1996	IN FORCE	Sprague Devices, Inc.

WINDSHIELD WASHER CONTROL SYSTEM	USA	5551232 09/03/1996		08/347969 12/01/1994	IN FORCE	Sprague Devices, Inc.

ELECTRONICALLY CONTROLLED FLUID POWERED MOTOR	USA	5427012 06/27/1995		08/201788 02/25/1994	IN FORCE	Sprague Devices, Inc.

DIRECTION CONTROL MEANS FOR VEHICLE CLIMATE CONTROL MEANS	USA	5281049 01/25/1994		07/868471 04/14/1992	IN FORCE	Sprague Devices, Inc.

HEATER AND AIR CONDITIONING CONTROL SYSTEM	USA	4880031 11/14/1989		07/186918 04/27/1988	EXPIRED	Sprague Devices, Inc.

RECIPROCATING PISTON FLUID POWERED MOTOR	USA	4708053 11/24/1987		06/797506 11/13/1985	EXPIRED	Sprague Devices, Inc.

RECIPROCATING PISTON FLUID POWERED MOTOR	USA	4632013 12/30/1986		06/623080 06/21/1984	EXPIRED	Sprague Devices, Inc.

ELECTRONICALLY CONTROLLED FLUID POWERED MOTOR	Canada	2143408 11/30/2004		2143408 02/24/1995	IN FORCE	Sprague Devices, Inc.

ELECTRONICALLY CONTROLLED FLUID POWERED MOTOR	Canada	2164030 02/13/2007		2164030 11/29/1995	IN FORCE	Sprague Devices, Inc.

ELECTRONICALLY CONTROLLED FLUID POWERED MOTOR	UK	2286859 10/08/1997		19953559 02/22/1995	IN FORCE	Sprague Devices, Inc.

ELECTRONICALLY CONTROLLED FLUID POWERED MOTOR	UK	2295536 08/05/1998		199524521 11/30/1995	IN FORCE	Sprague Devices, Inc.

ELECTRONICALLY CONTROLLED FLUID POWERED MOTOR	Mexico	951086 02/09/2007		19951086 02/23/1995	IN FORCE	Sprague Devices, Inc.

		Patent No.	Pub. No./	Applic. No./
Title	Country	Issue Date	Pub. Date	Filing Date	Status	Owner
ELECTRONICALLY CONTROLLED FLUID POWERED MOTOR	Mexico	193187 08/30/1999		955012 11/30/1995	IN FORCE	Sprague Devices, Inc.

FLUID AND AIR NOZZLE FOR HEADLIGHT CLEANING	Austria		AT404292 (T) 8/15/2008	941322 06/08/2000	PENDING	Sprague Devices, Inc.

FLUID AND AIR NOZZLE FOR HEADLIGHT CLEANING	Canada		2374300 12/21/2000	2374300 06/08/2000	ABANDONED	Sprague Devices, Inc.

FLUID AND AIR NOZZLE FOR HEADLIGHT CLEANING	Germany	60039872 09/25/2008		60039872 06/08/2000	IN FORCE	Sprague Devices, Inc.

FLUID AND AIR NOZZLE FOR HEADLIGHT CLEANING	EPO	1377383 08/08/2007		709828 03/12/2002	ABANDONED	Sprague Devices, Inc.

FLUID AND AIR NOZZLE FOR HEADLIGHT CLEANING	EPO	1187682 08/12/2008		941322 06/08/2000	IN FORCE	Sprague Devices, Inc.

FLUID AND AIR NOZZLE FOR HEADLIGHT CLEANING	UK	1187682 08/12/2008		941322 06/08/2000	IN FORCE	Sprague Devices, Inc.

FLUID AND AIR NOZZLE FOR HEADLIGHT CLEANING	Japan	532511 11/05/2003		502988 06/08/2000	ABANDONED	Sprague Devices, Inc.

FLUID AND AIR NOZZLE FOR HEADLIGHT CLEANING	Mexico	PA012599 07/14/2003		PA012599 12/06/2001	ABANDONED	Sprague Devices, Inc.

WINDSHIELD WIPER ASSEMBLY WITH TUBULAR FRAME MEMBER	Canada		2515071 08/19/2004	2515071 02/04/2004	PENDING	Sprague Devices, Inc.

WINDSHIELD WIPER ASSEMBLY WITH TUBULAR FRAME MEMBER	EPO		1597119 11/23/2005	708144 02/04/2004	ABANDONED	Sprague Devices, Inc.

WINDSHIELD WIPER ASSEMBLY WITH TUBULAR FRAME MEMBER	Mexico	252626		PA/a/2005/008 279 02/04/2004	ISSUED	Sprague Devices, Inc.

DEVICE FOR SWITCHING CONTROL OF VEHICLE ACCESSORIES BETWEEN VEHICLE CONTROL STATIONS	Canada	2180861 10/02/2001		2180861 07/09/1996	IN FORCE	Sprague Devices, Inc.

DEVICE FOR SWITCHING CONTROL OF VEHICLE ACCESSORIES BETWEEN VEHICLE CONTROL STATIONS	UK	2311875 02/10/1999		199616124 08/01/1996	IN FORCE	Sprague Devices, Inc.

DEVICE FOR SWITCHING CONTROL OF VEHICLE ACCESSORIES BETWEEN VEHICLE CONTROL STATIONS	UK	2318429 02/10/1999		199725176 08/01/1996	IN FORCE	Sprague Devices, Inc.

DEVICE FOR SWITCHING CONTROL OF VEHICLE ACCESSORIES BETWEEN VEHICLE CONTROL STATIONS	Mexico	197436 7/11/2000		971415 02/25/1997	IN FORCE	Sprague Devices, Inc.

AIR-LIQUID SYSTEM FOR CLEANING VEHICLE HEADLIGHT LENS AND SIMILAR SURFACES	Canada	2227199 04/11/2006		2227199 07/29/1996	IN FORCE	Sprague Devices, Inc.

AIR-LIQUID SYSTEM FOR CLEANING VEHICLE HEADLIGHT LENS AND SIMILAR SURFACES	Denmark	848650 02/09/2004		1996926185 07/29/1996	ABANDONED	Sprague Devices, Inc.

AIR-LIQUID SYSTEM FOR CLEANING VEHICLE HEADLIGHT LENS AND SIMILAR SURFACES	Spain	2205050 05/01/2004		1996916185 07/29/1996	ABANDONED	Sprague Devices, Inc.

		Patent No.	Pub. No./	Applic. No./
Title	Country	Issue Date	Pub. Date	Filing Date	Status	Owner
AIR-LIQUID SYSTEM FOR CLEANING VEHICLE HEADLIGHT LENS AND SIMILAR SURFACES	Mexico	208101 06/13/2002		1998766 01/27/1998	IN FORCE	Sprague Devices, Inc.
4.	Trademarks:
COMMERCIAL VEHICLE GROUP, INC.

Application
		Ser. No. /	Registration No. /
Jurisdiction	Mark	Filing Date	Registration Date	Status	Record Owner
USA	GSX-3000	77/573007 09/18/2008		PENDING	Commercial Vehicle Group, Inc.

USA		77/351408 12/13/2007	3563355 01/20/2009	REGISTERED	Commercial Vehicle Group, Inc.

USA	MOTO MIRROR	75/274146 04/14/1997	2171097 07/07/1998	REGISTERED	Commercial Vehicle Group, Inc.

USA	COMFORTEK	77/733,983 05/11/2009		PENDING	Commercial Vehicle Group, Inc.

USA	MOTO MIRROR PLUS	75/225022 01/13/1997	2185420 09/01/1998	REGISTERED	Commercial Vehicle Group, Inc.

USA	CVG COMMERCIAL VEHICLE GROUP	78/380087 03/08/2004	3108626 06/27/2006	REGISTERED	Commercial Vehicle Group, Inc.

International Register	CVG COMMERCIAL VEHICLE Group	868556 08/09/2004	868556 08/09/2004	REGISTERED	Commercial Vehicle Group, Inc.

Mexico	CVG Commercial Vehicle Group & Design	676042 09/08/2004	885997 06/16/2005	REGISTERED	Commercial Vehicle Group, Inc.

Mexico	CVG Commercial Vehicle Group & Design	676040 09/08/2004	885480 06/14/2005	REGISTERED	Commercial Vehicle Group, Inc.

Mexico	CVG Commercial Vehicle Group & Design	676041 09/08/2004	1069667 10/30/2008	REGISTERED	Commercial Vehicle Group, Inc.

Application
		Ser. No. /	Registration No. /
Jurisdiction	Mark	Filing Date	Registration Date	Status	Record Owner
Mexico	CVG Commercial Vehicle Group & Design	676043 09/08/2004	885809 06/15/2005	REGISTERED	Commercial Vehicle Group, Inc.

Australia	CVG Commercial Vehicle Group & Design	868556 03/08/2004	868556 09/08/2004	REGISTERED	Commercial Vehicle Group, Inc.

Benelux	CVG Commercial Vehicle Group & Design	868556 09/08/2004	868556 09/08/2004	REGISTERED	Commercial Vehicle Group, Inc.

China	CVG Commercial Vehicle Group & Design	868556 09/08/2004	868556 09/08/2004	REGISTERED	Commercial Vehicle Group, Inc.

Germany	CVG Commercial Vehicle Group & Design	868556 09/08/2004	868556 09/08/2004	REGISTERED	Commercial Vehicle Group, Inc.

Japan	CVG Commercial Vehicle Group & Design	868556 09/08/2004	868556 09/08/2004	REGISTERED	Commercial Vehicle Group, Inc.

Poland	CVG Commercial Vehicle Group & Design	868556 09/08/2004	868556 09/08/2004	REGISTERED	Commercial Vehicle Group, Inc.

Sweden	CVG Commercial Vehicle Group & Design	868556 09/08/2004	868556 09/08/2004	REGISTERED	Commercial Vehicle Group, Inc.

UK	CVG Commercial Vehicle Group & Design	868556 09/08/2004	868556 06/21/2004	REGISTERED	Commercial Vehicle Group, Inc.

Australia	MOTO MIRROR	1243977 06/02/2008		PENDING	Commercial Vehicle Group, Inc.

Canada	MOTO MIRROR	1386479 03/07/2008		PENDING	Commercial Vehicle Group, Inc.

Mexico	MOTO MIRROR	938920 06/05/2008		PENDING	Commercial Vehicle Group, Inc.

Australia		731907 04/09/1997	731907 04/09/1997	REGISTERED	Commercial Vehicle Group, Inc.

Canada	Moto Mirror & Design	0841627 04/30/1997	496171 06/16/1998	REGISTERED	Commercial Vehicle Group, Inc.

Mexico	Moto Mirror & Design	291918 04/10/1997	614348 06/21/1999	REGISTERED	Commercial Vehicle Group, Inc.

Sweden	Moto Mirror & Design	199703525 04/10/1997	333447 10/15/1999	REGISTERED	Commercial Vehicle Group, Inc.

MAYFLOWER VEHICLE SYSTEMS, LLC

		Application Ser.	Registration No. /
Jurisdiction	Mark	No./ Filing Date	Registration Date	Status	Record Owner
USA	MAYFLOWER	78/114104 03/11/2002	2797473 12/23/2003	REGISTERED	CVG Acquisition, LLC/Mayflower Vehicle Systems, LLC

USA	MAYFLOWER DESIGN	78/159133 08/29/2002	2781928 11/11/2003	REGISTERED	CVG Acquisition, LLC/Mayflower Vehicle Systems, LLC
MONONA WIRE CORPORATION

Application
		Ser. No./	Registration No. /
Jurisdiction	Mark	Filing Date	Registration Date	Status	Record Owner
USA	MWC	76/170439 11/22/2000	2644034 10/29/2002	REGISTERED	Monona Wire Corporation
NATIONAL SEATING COMPANY

Application
		Ser. No./	Registration No. /
Jurisdiction	Mark	Filing Date	Registration Date	Status	Record Owner
USA	EASY-AIRE	77/767410 06/24/2009		PENDING	National Seating Company

USA	CUSH-N-AIRE	73/510052 11/23/1984	1340589 06/11/1985	REGISTERED	National Seating Company

USA	CHUGGER SNUBBER	72/379153 12/21/1970	0933827 05/16/1972	REGISTERED	National Seating Company

SPRAGUE DEVICES, INC.

Application
		Ser. No./ Filing	Registration No. /
Jurisdiction	Mark	Date	Registration Date	Status	Record Owner
USA	AIR PUSH	71/499442 04/01/1946	0442654 05/10/1949	REGISTERED	Sprague Devices, Inc.

USA	AIR-PUSH	72/315270 12/26/1968	0876384 09/09/1969	REGISTERED	Sprague Devices, Inc.

USA	SPRAGUE DEVICES	74/165295 05/10/1991	1727180 10/27/1992	REGISTERED	Sprague Devices, Inc.

USA	M3 CLUTCH	74/528750 05/24/1994	1911257 08/15/1995	REGISTERED	Sprague Devices, Inc.

USA	ROADWATCH	75/093148 04/23/1996	2159429 05/19/1998	REGISTERED	Sprague Devices, Inc.

USA	SPRA-KLEER	75/633885 02/04/1999	2323981 02/29/2000	REGISTERED	Sprague Devices, Inc.

USA	ROADWATCH	78/060174 04/24/2001	2664644 12/17/2002	REGISTERED	Sprague Devices, Inc.

USA	CLEARVIEW	78/034718 11/10/2000	2774082 10/14/2003	REGISTERED	Sprague Devices, Inc.

USA	KEYFREE	78/199096 12/31/2002	2788931 12/02/2003	REGISTERED	Sprague Devices, Inc.

USA	CAMERAWASH	78/250480 05/15/2003	2890577 09/28/2004	REGISTERED	Sprague Devices, Inc.

USA	ROADWATCH 3	78/250521 05/15/2003	2908310 12/07/2004	REGISTERED	Sprague Devices, Inc.

USA	ROADWATCH SS ROADWATCH SAFETY SYSTEM	78/974111 09/14/2006	3268437 07/24/2007	REGISTERED	Sprague Devices, Inc.

USA	LIGHTWASH	75/878069 12/21/1999	2595106 07/16/2002	REGISTERED	Sprague Devices, Inc.

Canada	AIR PUSH	0419184 12/21/1977	TMA239182 01/18/1980	REGISTERED	Sprague Devices, Inc.

Mexico	AIR PUSH	24971 11/08/1968	148448 11/08/1968	REGISTERED	Sprague Devices, Inc.

Application
		Ser. No./ Filing	Registration No. /
Jurisdiction	Mark	Date	Registration Date	Status	Record Owner
Australia	SPRAGUE & Design	314132 12/19/1977	B 314132 12/19/1977	REGISTERED	Sprague Devices, Inc.

Canada	SPRAGUE & Design	0419183 12/21/1977	TMA240302 03/07/1980	REGISTERED	Sprague Devices, Inc.

Mexico	SPRAGUE & Design	24970 11/08/1968	147923 11/08/1968	REGISTERED	Sprague Devices, Inc.
TRIM SYSTEMS OPERATING CORP.

Application Ser.
		No./	Registration No. /
Jurisdiction	Mark	Filing Date	Registration Date	Status	Record Owner
Canada	O3 & Design	0836270 02/11/1997	504261 11/18/1998	REGISTERED	Tempress, Inc.

Canada	THE HAPPY OZONE MOLECULE AND DESIGN	0836272 02/11/1997	495502 05/29/1998	REGISTERED	Tempress, Inc.

Canada	T-RIM	0824711 09/30/1996	504116 11/16/1998	REGISTERED	Tempress, Inc.

Canada	T-SKIN	0824707 09/30/1996	489645 02/10/1998	REGISTERED	Tempress, Inc.

Canada	VCR	0828758 11/13/1996	520283 12/06/1999	REGISTERED	Tempress, Inc.

[1]	Tempress, Inc. merged into Trim Systems Operating Corp., surviving as Trim Systems Operating Corp., on September 15, 2004.

Trade names:
COMMERCIAL VEHICLE GROUP, INC.

Trade Name	Goods	Owner
BOOT SAVER	Rubber and plastics hose and belting	Commercial Vehicle Group Inc.

CVG	Motor vehicle parts and accessories	Commercial Vehicle Group Inc.

FISH-ON	Automotive stampings	Commercial Vehicle Group Inc.

MAYFLOWER VEHICLE SYSTEMS	Motor vehicle parts and accessories	Commercial Vehicle Group Inc.

MOTO MIRROR	Motor vehicle parts and accessories	Commercial Vehicle Group Inc.

MWC	Motor vehicle parts and accessories	Commercial Vehicle Group Inc.

O3	Electric housewares and fans	Commercial Vehicle Group Inc.

O3 THE HAPPY OZONE MOLECULE	Sporting and athletic goods	Commercial Vehicle Group Inc.

ROADWATCH	Motor vehicle parts and accessories	Commercial Vehicle Group Inc.

T-RIM	Automotive stampings	Commercial Vehicle Group Inc.

TACKLE HATCH	Apparel and accessories	Commercial Vehicle Group Inc.

CLEARVIEW	Motor vehicle parts and accessories	Commercial Vehicle Group Inc.

KEYFREE	Communications equipment	Commercial Vehicle Group Inc.

SCHEDULE 3.01(m)
ENVIRONMENTAL MATTERS
All facts, events and conditions set forth in the following environmental reports, provided to Agent, are hereby incorporated by reference for purposes of this Schedule 3.01(m):
1.	Environmental Review of Seven Facilities of Mayflower Vehicle Systems, Inc., prepared by ENVIRON International Corp. for Kirkland & Ellis LLP on behalf of Hidden Creek Industries, Inc., dated November 2004.

2.	Environmental Review of Four Facilities of the Commercial Vehicle Group, prepared by ENVIRON International Corp. for Kirkland & Ellis LLP on behalf of Hidden Creek Industries, Inc., dated December 2004.

3.	Publicly available environmental databases indicate that Borrower paid a $29,610 civil penalty in 2007 for failure to renew their Title V Air Permit on time.

4.	Publicly available environmental databases identify potentially outstanding OSHA violations at Borrower’s Norwalk, Ohio facility first issued in March 2007. Database results indicate a $2,125 penalty, which has been contested by Borrower, relating to a workplace fatality. The Norwalk facility also received OSHA notices of violation in June 2006, all of which are reported to be completed. Borrower is currently in discussion with the federal Environmental Protection Agency (the “EPA”) regarding the sludge generated from the ecoat process at that facility, specifically the difference between the EPA’s and the applicable state agency’s classification of such waste. Borrower has engaged counsel and submitted a summary of operations to the EPA and is currently awaiting the EPA response to that summary. Additionally, the EPA noted issues at the facility with universal waste (such as fluorescent bulb) storage, and those issues have been corrected by Borrower.

5.	The EPA and NCDENR recently performed an audit of Borrower’s Concord, North Carolina facility to assess hazardous waste storage; no reports have been received to date.

6.	A spill of sewage that entered a storm drain has recently occurred at Borrower’s Statesville, North Carolina facility. Borrower used a response company to contain and remediate the spill and the appropriate governmental agencies have been notified of the situation. No other action is expected, except for internal changes to prevent any similar event in the future.

7.	Publicly available environmental databases identify OSHA notices of violation issued to Borrower’s Shadyside, Ohio facility in January 2007, with actual penalty amounts of $2,125 and $1,700, all of which were abated. In addition, the Shadyside facility received OSHA notices of violation in October 2005 that resulted in actual penalty of $2,250, which has also been completed.

SCHEDULE 3.01(n)
RESTRICTIVE AGREEMENTS
Third Lien Indenture.

SCHEDULE 3.01(o)
LITIGATION
None.

SCHEDULE 3.01(q)
PENSION PLAN DISCLOSURES
1.	KAB Seating Limited participates in a pension scheme called the KAB Pension Scheme (the “Scheme”). The Scheme has a defined benefits section that was closed to future accrual on April 6, 2006.

2.	On certain actuarial bases, the Scheme is understood to have been and to be currently underfunded. As of December 31, 2008, on a FASB 158 basis, the Scheme was underfunded by approximately $6,728,000. Total assets as of December 31, 2008 were $28,137,000 and total liabilities were $21,409,000.

SCHEDULE 3.01(s)
LABOR CONTRACTS
Borrower and its Subsidiaries are party to or bound by the following collective bargaining agreements:
1.	Collective bargaining agreement by and between Commercial Vehicle Group, Inc. and International Union, United Automobile, Aerospace and Agricultural Workers of America U.A.W. Local 1379, covering the period May 1, 2006 to April 30, 2010.

2.	Collective bargaining agreement by and between Commercial Vehicle Group, Inc. and United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, AFL-CIO-CLC Local 9419, covering the period May 1, 2008 to February 28, 2011.

3.	Collective bargaining agreement by and between KAB Seating Limited and UNITE, covering the period April 2009 to March 2010.

4.	Collective bargaining agreement by and between MWC de Mexico S. de R.L. de C.V. and CTM (Asociacion Sindical de Obreros y Obreras en empresas maquiladoras, armadoras y fabricantes de Agua Prieta), covering the period January 1, 2009 to December 31, 2009.

5.	Collective bargaining agreement by and between C.I.E.B. Kahovec, s. r. o. and Basic organization OS KOVO of the company C.I.E.B. Kahovec, s. r. o., represented by Mr Jaromír Šebetka, covering the period January 1, 2009 to December 31, 2009.

SCHEDULE 4.20
POST-CLOSING MATTERS
1. Borrower shall use commercially reasonable efforts to obtain from each of the landlords listed in Section C (Real Property/Leaseholds) of that certain Collateral Certificate delivered to Lender of even date herewith an executed Disclaimer and Consent in a form substantially similar to the form attached hereto as Exhibit D, and deliver same to Agent within forty-five (45) days from the date hereof.
2. Within thirty Business Days from the date hereof, Borrower (1) shall deliver (or cause to be delivered) an aircraft security agreement in form and substance reasonably satisfactory to Agent covering one Cessna model 550 aircraft with serial number 550-0279 and Federal Aviation Administration registration number N550KA together with two Pratt & Whitney model JT15D-4 engines identified by serial numbers PCE-70767 (left) and PCE-70472 (right) and (2) shall deliver (or cause to be delivered) all other documents reasonably required to ensure that such aircraft security agreement may be filed with the Federal Aviation Administration and the International Registry (as such term is defined in the Cape Town Treaty).
     As used herein, Cape Town Treaty means collectively the Convention on International Interests in Mobile Equipment signed in Cape Town, South Africa on November 16, 2001, as ratified by the United States and the Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment signed in Cape Town, South Africa on November 16, 2001, as ratified by the United States, together with the Regulations for the International Registry and the International Registry Procedures, and all other rules, amendments, supplements, and revisions thereto.

SCHEDULE 5.01
REAL ESTATE

1.	7800 Walton Parkway	2.	310 Dietz Avenue
	New Albany, OH 43054		Dekalb, IL 60115

3.	4721 North Eugene Avenue	4.	200 North Locust Street
	Douglas, AZ 85607		Edgewood, IA 52042

5.	1585 Beverly Court, Suite 112	6.	2845 Armentrout Drive
	Aurora, IL 60504		Concord, NC 28025

7.	2901 Zion Church Road	8.	1140 NW 3rd Avenue
	Concord, NC 28025		Canby, OR 97013

9.	527 West US Highway 20	10.	900 Highway 212
	Michigan City, IN 46360		Michigan City, IN 46360

11.	28800 Beck Road	12.	200 National Drive
	Wixom, MI 48393		Vonore, TN 37885

13.	8649 South 212th Street	14.	607 Bond Street
	Kent, WA 98031		Statesville, NC 28677

15.	613 Bond Street	16.	1257 Roberson Springs Road
	Statesville, NC 28677		Loudon, TN 37774

17.	97 Tom Pope Road	18.	116 Industry Road
	Pikeville, TN 37367		Tellico Plains, TN 37385

19.	301 West Spruce Street	20.	75 Chamber Drive
	Monona, IA 52159		Chillicothe, OH 45601

21.	320 Newbern Road	22.	2227 Salisbury Highway
	Dublin, VA 24084		Statesville, NC 28677

23.	401 East Alexander Avenue	24.	6211 Northeast Campus Drive
	Tacoma, WA 98421		Vancouver, WA 98661

25.	2300 Northeast 65th Avenue	26.	112 Town Center Drive
	Vancouver, WA 98661		Dublin, VA 24084

27.	379 Central Drive	28.	6710 McEwan Road
	Concord, NC 28025		Lake Oswego, OR 97035

29.	8005 Southwest Hunziker Street	30.	629 South Battleground Avenue
	Tigard, OR 97223		Kings Mountain, NC 28086

31.	55 North Garfield Street	32.	60581 State Route 7
	Norwalk, OH 44857		Shadyside, OH 43947

33.	206 Republic Street	34.	71 North West Street
	Norwalk, OH 44857		Norwalk, OH 44857

35.	17th Street	36.	470 East High Street
	Bellaire, OH 43906		London, OH 43140

37.	240 Raleigh Street	38.	Calle 18 Avenida 10, # 180-5
	Chatham, ON N7M 5L3		Agua Prieta, Sonora, Mexico

39.	Carretera Tepa-Arandas #115	40.	199 Wilshire Avenue Southwest
	Capilla de Guadelupe, Jalisco, Mexico		Concord, NC 28025

41.	Calle del Rio Avenida del Rio Sonora	42.	3330 Ridgeway Drive, Unit 5
	Block VIII and IX of Parque		Mississauga, ON L5L 5Z9
	Industrial El Rio
	Agua Prieta, Sonora, Mexico
MORTGAGES
1)	Mortgage, Assignment of Rents, Security Agreement and Fixture Filing by and between Monona Wire Corporation, as mortgagor, to Credit Suisse, as agent, dated August 4, 2009, with respect to the property located in Monona, Clayton County, Iowa;
2)	Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing by and between Mayflower Vehicle Systems, LLC, as grantor, to First American Title Insurance Company, as trustee, for the benefit of Credit Suisse, as beneficiary, dated August 4, 2009, with respect to the property located in Kings Mountain, Cleveland County, North Carolina;
3)	Open-End Mortgage, Assignment of Rents, Security Agreement and Fixture Filing by and between Mayflower Vehicle Systems, LLC, as mortgagor, and Credit Suisse, as agent, dated August 4, 2009, with respect to the property located in Shadyside, Belmont County, Ohio;
4)	Open-End Mortgage, Assignment of Rents, Security Agreement and Fixture Filing by and between Mayflower Vehicle Systems, LLC, as mortgagor, and Credit Suisse, as agent, dated August 4, 2009, with respect to the property located in Norwalk, Huron County, Ohio;
5)	Open-End Mortgage, Assignment of Rents, Security Agreement and Fixture Filing by and between Trim Systems Operating Corp., as mortgagor, and Credit Suisse, as agent, dated August 4, 2009, with respect to the property located in Chillicothe, Ross County, Ohio;
6)	Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing by and between National Seating Company, as grantor, to William L. Rosenberg, as trustee, for the benefit of Credit Suisse, as beneficiary, dated August 4, 2009, with respect to the property located in Vonore, Monroe County, Tennessee; and

7)	Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing by and between Trim Systems Operating Corp., as grantor, to Manus E. Holmes, as trustee, for the benefit of Credit Suisse, as beneficiary, dated August 4, 2009, with respect to the property located in Dublin, Pulaski County, Virginia.

SCHEDULE 8.01
COMMERCIAL TORT CLAIMS
None.

SCHEDULE 9.04
DEPOSIT ACCOUNTS

		Last 4 Digits of Account
Depository Bank	Type of Account	Number
US Bank N.A. 800 Nicollet Mall BC-MN-H03Q Minneapolis, MN 55402-7020	Checking (Master Disbursement Account)	0995

US Bank N.A. 800 Nicollet Mall BC-MN-H03Q Minneapolis, MN 55402-7020	Checking (Main Account)	2779

US Bank N.A. 800 Nicollet Mall BC-MN-H03Q Minneapolis, MN 55402-7020	Checking (Investment Sweep)	0360

US Bank N.A. 800 Nicollet Mall BC-MN-H03Q Minneapolis, MN 55402-7020	Checking (Main Account)	2191

US Bank N.A. 800 Nicollet Mall BC-MN-H03Q Minneapolis, MN 55402-7020	Checking (Controlled Disbursement)	6475

Citizens Bank of Blount County 330 East Broadway Maryville, TN 37802-9730	Checking (Petty Cash)	1837

US Bank N.A. 800 Nicollet Mall BC-MN-H03Q Minneapolis, MN 55402-7020	Checking (Main Account)	6654

US Bank N.A. 800 Nicollet Mall BC-MN-H03Q Minneapolis, MN 55402-7020	Checking (Controlled Disbursement)	9081

US Bank N.A. 800 Nicollet Mall BC-MN-H03Q Minneapolis, MN 55402-7020	Checking (Main Account)	8449

US Bank N.A. 800 Nicollet Mall BC-MN-H03Q Minneapolis, MN 55402-7020	Checking (Controlled Disbursement)	7812

Bank of America, N.A. P.O. Box 25118 Tampa, FL 33622-5118	Checking	5042

		Last 4 Digits of Account
Depository Bank	Type of Account	Number
Bank of America, N.A. P.O. Box 25118 Tampa, FL 33622-5118	Checking (Petty Cash)	8675

Bank of America, N.A. P.O. Box 25118 Tampa, FL 33622-5118	Checking (Petty Cash)	4338

Columbia Credit Union P.O. Box 324 Vancouver, WA 98666	Checking (Petty Cash)	7474

Branch Banking & Trust Company of Virginia 189 Broad Street P.O. Box 1166 Dublin, VA 24084	Checking (Petty Cash)	7765

US Bank N.A. 800 Nicollet Mall BC-MN-H03Q Minneapolis, MN 55402-7020	Checking (Main Account)	4544

US Bank N.A. 800 Nicollet Mall BC-MN-H03Q Minneapolis, MN 55402-7020	Checking (Controlled Disbursement)	7549

US Bank N.A. 800 Nicollet Mall BC-MN-H03Q Minneapolis, MN 55402-7020	Checking (Workers Comp)	3883

US Bank N.A. 800 Nicollet Mall BC-MN-H03Q Minneapolis, MN 55402-7020	Checking (Main Account)	2897

US Bank N.A. 800 Nicollet Mall BC-MN-H03Q Minneapolis, MN 55402-7020	Checking (Controlled Disbursement)	7952

US Bank N.A. 800 Nicollet Mall BC-MN-H03Q Minneapolis, MN 55402-7020	Checking (Main Account)	6316

US Bank N.A. 800 Nicollet Mall BC-MN-H03Q Minneapolis, MN 55402-7020	Checking (Controlled Disbursement)	9057

US Bank N.A. 800 Nicollet Mall BC-MN-H03Q Minneapolis, MN 55402-7020	Checking (Main Account)	4528

US Bank N.A. 800 Nicollet Mall BC-MN-H03Q Minneapolis, MN 55402-7020	Checking (Controlled Disbursement)	7275

Fifth Third Bank 126 E. 4th Street Michigan City, IN 46360	Checking (Petty Cash)	3230

		Last 4 Digits of Account
Depository Bank	Type of Account	Number
US Bank N.A. 800 Nicollet Mall BC-MN-H03Q Minneapolis, MN 55402-7020	Checking (Main Account)	4882

US Bank N.A. 800 Nicollet Mall BC-MN-H03Q Minneapolis, MN 55402-7020	Checking (Controlled Disbursement)	7697

US Bank N.A. 800 Nicollet Mall BC-MN-H03Q Minneapolis, MN 55402-7020	Checking (Workers Comp)	3875

National City Bank 9 East Main Street Norwalk, OH 44857	Checking (Manual Checks)	9431

National City Bank 9 East Main Street Norwalk, OH 44857	Checking (Petty Cash)	9458

Huntington Bank 4105 Central Avenue Shadyside, OH 43947	Checking (Hourly Payroll)	7629

Huntington Bank 4105 Central Avenue Shadyside, OH 43947	Checking (Petty Cash)	7616

Wachovia Bank, N.A. P.O. Box 563966 Charlotte, NC 28256-3966	Checking (Petty Cash)	4595

US Bank N.A. 800 Nicollet Mall BC-MN-H03Q Minneapolis, MN 55402-7020	Checking	4635

US Bank N.A. 800 Nicollet Mall BC-MN-H03Q Minneapolis, MN 55402-7020	Checking (Manual Payroll)	2889

Fifth Third Bank 155 W. Main St. New Albany, OH 43054	Checking (Petty Cash)	9875

US Bank N.A. 800 Nicollet Mall BC-MN-H03Q Minneapolis, MN 55402-7020	Checking	2554

Bank of America, N.A. 135 S. LaSalle, 4th Floor Chicago, IL 60603	Blocked Account	8576

Bank of America, N.A. 135 S. LaSalle, 4th Floor Chicago, IL 60603	Operating Account	8589

US Bank N.A. 800 Nicollet Mall BC-MN-H03Q Minneapolis, MN 55402-7020	Checking (Workers Comp)	8387

In addition, the following account numbers have been reserved with Bank of America, N.A., but have not been activated:
Controlled Disbursement Account Numbers (CDA’s)

Company Name	Last 4 Digits of Account Number
CVG Management Corporation	8468
Sprague Devices	8385
Trim Systems Operating Corporation	8393
National Seating Company	8401
Mayflower Vehicle Systems, LLC	8419
Monona Wire Corporation	8427
Cabarrus Plastics, Inc.	8435
CVG Oregon, LLC	8443
CVG CS, LLC	8450
Workers Comp / Manual Payroll Accounts

Company Name	Last 4 Digits of Account Number
CVG Management Corp — Manual Payroll	0085
CVG Management Corp — Workers Comp	0077
Trim Systems Operating Corp — Workers Comp	0069
Mayflower Vehicle Systems — Workers Comp	0051
Incoming Receipts ONLY Account Numbers (DDA’s)

Company Name	Last 4 Digits of Account Number
CVG Management Corporation	2464
Sprague Devices	2516
Trim Systems Operating Corporation	3670
National Seating Company	9195
Mayflower Vehicle Systems, LLC	2477
Monona Wire Corporation	2312
Cabarrus Plastics, Inc.	2451
CVG Oregon, LLC	2480
CVG CS, LLC	2448
Stand Alone Accounts

Company Name	Last 4 Digits of Account Number
CVG European Holdings, LLC	2642

SCHEDULE 9.05(a)
BUSINESS LOCATIONS

1.	7800 Walton Parkway	2.	310 Dietz Avenue
	New Albany, OH 43054		Dekalb, IL 60115

3.	4721 North Eugene Avenue	4.	200 North Locust Street
	Douglas, AZ 85607		Edgewood, IA 52042

5.	1585 Beverly Court, Suite 112	6.	2845 Armentrout Drive
	Aurora, IL 60504		Concord, NC 28025

7.	2901 Zion Church Road	8.	1140 NW 3rd Avenue
	Concord, NC 28025		Canby, OR 97013

9.	527 West US Highway 20	10.	900 Highway 212
	Michigan City, IN 46360		Michigan City, IN 46360

11.	28800 Beck Road	12.	200 National Drive
	Wixom, MI 48393		Vonore, TN 37885

13.	8649 South 212th Street	14.	607 Bond Street
	Kent, WA 98031		Statesville, NC 28677

15.	613 Bond Street	16.	1257 Roberson Springs Road
	Statesville, NC 28677		Loudon, TN 37774

17.	97 Tom Pope Road	18.	116 Industry Road
	Pikeville, TN 37367		Tellico Plains, TN 37385

19.	301 West Spruce Street	20.	75 Chamber Drive
	Monona, IA 52159		Chillicothe, OH 45601

21.	320 Newbern Road	22.	2227 Salisbury Highway
	Dublin, VA 24084		Statesville, NC 28677

23.	401 East Alexander Avenue	24.	6211 Northeast Campus Drive
	Tacoma, WA 98421		Vancouver, WA 98661

25.	2300 Northeast 65th Avenue	26.	112 Town Center Drive
	Vancouver, WA 98661		Dublin, VA 24084

27.	379 Central Drive	28.	6710 McEwan Road
	Concord, NC 28025		Lake Oswego, OR 97035

29.	8005 Southwest Hunziker Street	30.	629 South Battleground Avenue
	Tigard, OR 97223		Kings Mountain, NC 28086

31.	55 North Garfield Street	32.	60581 State Route 7
	Norwalk, OH 44857		Shadyside, OH 43947

33.	206 Republic Street	34.	71 North West Street
	Norwalk, OH 44857		Norwalk, OH 44857

35.	17th Street	36.	470 East High Street
	Bellaire, OH 43906		London, OH 43140

37.	240 Raleigh Street	38.	Calle 18 Avenida 10, # 180-5
	Chatham, ON N7M 5L3		Agua Prieta, Sonora, Mexico

39.	Carretera Tepa-Arandas #115	40.	199 Wilshire Avenue Southwest
	Capilla de Guadelupe, Jalisco, Mexico		Concord, NC 28025

41.	Calle del Rio Avenida del Rio Sonora	42.	3330 Ridgeway Drive, Unit 5
	Block VIII and IX of Parque Industrial		Mississauga, ON L5L 5Z9
	El Rio
	Agua Prieta, Sonora, Mexico

SCHEDULE 11.03(a)
NOTICE ADDRESSES
Borrower:
Commercial Vehicle Group, Inc.
Attn: Chad M. Utrup, Chief Financial Officer
7800 Walton Parkway
New Albany, OH 43054
Telecopy: (614) 289-5365
Agent:
Credit Suisse
Attn: Agency Manager
One Madison Avenue
New York, NY 10010
Telecopy: (212) 322-2291
Lender:
Credit Suisse
Attn: Hazel M. Leslie
Loan Originations Closing Group
7033 Louis Stephens Drive
Raleigh, NC 27560
Telecopy: (919) 994-4841